AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998
                                                      REGISTRATION NO. 333-50323

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            OEI INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                  8711                                 76-0552644
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                         2727 NORTH LOOP WEST, SUITE 400
                              HOUSTON, TEXAS 77009
                              PHONE: (713) 880-6200
                               FAX: (713) 880-6300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL L. BURROW
                             CHIEF EXECUTIVE OFFICER
                             OEI INTERNATIONAL, INC.
                         2727 NORTH LOOP WEST, SUITE 400
                              HOUSTON, TEXAS 77009
                              PHONE: (713) 880-6200
                               FAX: (713) 880-6300

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

           ROBERT G. REEDY                              STEPHEN P. FARRELL
       PORTER & HEDGES, L.L.P.                      MORGAN, LEWIS & BOCKIUS LLP
      700 LOUISIANA, 35TH FLOOR                           101 PARK AVENUE
      HOUSTON, TEXAS 77002-2764                    NEW YORK, NEW YORK 10178-0060
        PHONE: (713) 226-0600                          PHONE: (212) 309-6000
         FAX: (713) 226-0274                            FAX: (212) 309-6273

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                   SUBJECT TO COMPLETION, DATED JULY 7, 1998

PROSPECTUS

                                4,300,000 Shares

                         [OEI INTERNATIONAL, INC. LOGO]

                                  Common Stock
                               ------------------

     All of the 4,300,000 shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by OEI International, Inc. ("OEI"). Prior to the Offering, there has been no public market for the Common Stock of OEI. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "ENG," subject to official notice of issuance.

     SEE "RISK FACTORS" COMMENCING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           UNDERWRITING
                       PRICE TO           DISCOUNTS AND            PROCEEDS
                        PUBLIC            COMMISSIONS(1)        TO COMPANY(2)
------------------------------------------------------------------------------
Per Share            $                     $                     $
------------------------------------------------------------------------------
Total(3)             $                     $                     $
------------------------------------------------------------------------------

(1) For information regarding indemnification of the several Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering payable by OEI, estimated at
    $         .

(3) OEI has granted the Underwriters a 30-day option to purchase up to 645,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company
    will be $         , $         and $         , respectively.

                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
          , 1998 at the office of Salomon Smith Barney, 333 West 34th Street, New York, NY 10001.

Salomon Smith Barney

                                 CIBC Oppenheimer

                                                            Sanders Morris Mundy

               , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO (I) "OEI" MEAN OEI INTERNATIONAL, INC., WHICH IS THE HOLDING COMPANY FORMED FOR THE PURPOSE OF CONDUCTING THE OFFERING AND SIMULTANEOUSLY COMBINING, IN SEPARATE TRANSACTIONS (THE "PENDING ACQUISITIONS"), FOUR OTHER ENGINEERING FIRMS (SUCH OTHER FIRMS COLLECTIVELY, THE "ACQUIRED COMPANIES") WITH PETROCON ENGINEERING, INC. AND ITS SUBSIDIARIES ("PETROCON") AND (II) THE "COMPANY" MEAN OEI AND ITS SUBSIDIARIES, WHICH INCLUDE, AFTER GIVING EFFECT TO THE PENDING ACQUISITIONS, PETROCON AND THE ACQUIRED COMPANIES.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS, INCLUDING SHARE AND PER SHARE DATA, (I) GIVES EFFECT TO THE PENDING ACQUISITIONS, (II) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND (III) GIVES EFFECT TO A 1,828.368-FOR-ONE SPLIT OF COMMON STOCK EFFECTED ON APRIL 6, 1998.

                                  THE COMPANY

     The Company is a diversified engineering company providing engineering services and engineered systems to a broad range of industrial, commercial and institutional clients throughout the United States and internationally. The Company's multidisciplined expertise enables it to offer its clients total design and engineering solutions extending from project inception through completion, start-up and operation, within multiple industries and across diverse geographic markets. During 1997, the Company was involved in engineering projects in 26 states and over 21 countries worldwide, generating pro forma combined revenues of approximately $169.1 million, of which $119.5 million, or 70.7%, was from domestic projects, and $49.6 million, or 29.3%, was from international work.

     OEI was formed in October 1997 by Petrocon's management to conduct the Offering, simultaneously consummate the Pending Acquisitions and continue Petrocon's successful acquisition program. The Company, through Petrocon, has grown significantly through acquisitions, having acquired more than 13 engineering firms since 1988. As a result of the Pending Acquisitions and the Offering, the Company believes it will have greater financial, technical and professional resources, which will enable it to aggressively continue its successful acquisition strategy, enhance its technical capabilities and expand its already diversified client base.

     The Company operates in two principal segments: engineering services and engineered systems. The Company's engineering services encompass all aspects of the process, civil, structural, mechanical, instrument, electrical, geotechnical and environmental engineering and design disciplines, providing its clients with a single source for all their design, engineering and permitting needs. The Company has designed and engineered facilities ranging from refineries, petrochemical plants, pulp and paper processing plants and wastewater treatment facilities, to food and beverage processing plants, pharmaceutical plants and laboratories, electronics manufacturing facilities, hotels and casinos. The Company's engineered systems are primarily custom designed, built, programmed and installed on a fixed-price, turnkey basis and include control and instrumentation systems and modular processing plants primarily for the oil and gas, refining and chemical processing industries. During 1997, approximately $123.5 million, or 73.0%, of the Company's pro forma combined revenues were attributable to engineering services and $45.6 million, or 27.0%, were attributable to engineered systems. The Company provides engineering services and engineered systems to a number of Fortune 100 companies through a staff of over 1,600 employees, including approximately 1,100 engineers and design professionals as of March 31, 1998.

     The Company has developed a strategic plan to:

            o EXPAND AND DIVERSIFY THROUGH ACQUISITIONS. By continuing to acquire well-established and highly respected local and regional firms within the U.S., as well as foreign firms, the Company intends to (i) expand into new geographic markets, (ii) broaden its areas of acknowledged technical expertise, (iii) continue to strengthen its presence within existing geographic markets and specialties and (iv) enhance its cross-marketing opportunities.

            o ACCELERATE INTERNAL GROWTH. The principal elements of the Company's internal growth strategy are to (i) attract larger, higher margin projects, (ii) leverage the Company's capabilities and expertise through cross-marketing and (iii) develop partnering relationships and other strategic alliances.

            o IMPROVE OPERATING MARGINS. The Company intends to capitalize on opportunities to achieve operating efficiencies and cost savings by implementing strategies to (i) increase its overall staff utilization rate by more effectively deploying and allocating its professional resources,
     (ii) consolidate administrative functions and (iii) use its increased purchasing power to gain volume discounts for itself and in connection with its procurement services for its clients.

            o OUTSOURCE CONSTRUCTION ACTIVITIES. The Company believes it can offer clients the advantages of turnkey, lump sum projects, without directly performing the construction activities associated with these projects, by forming joint ventures and other partnering relationships with construction firms. The Company believes it will benefit from such a strategy by limiting its exposure to construction risks.

            o OPERATE ON A DECENTRALIZED BASIS. The Company intends to manage its operating companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth. The Company believes that combining a decentralized management structure with strong, centralized operating and financial controls geared to accountability, will support the entrepreneurial and creative culture at each of the operating companies, while allowing the Company to capitalize on the local and regional market knowledge, goodwill, name recognition and client relationships of each of the operating companies.

     In recent years, the Company has observed and benefitted from a growing demand for its services and systems due to, among other reasons, (i) an industry trend towards outsourcing engineering functions as a result of reduced in-house engineering staffs, (ii) rapid technological advancements in construction, manufacturing and processing operations, (iii) the increased scope and complexity of governmental, and particularly environmental, regulations and (iv) increased capital expenditures resulting from aging infrastructures of the United States and Western Europe, as well as the rapid growth and industrialization of the lesser developed countries. According to ENGINEERING NEWS-RECORD ("ENR"), its "Top 500 Design Firms," which include U.S.-based engineer-constructor, engineer-architect and other hybrid organizations, as well as exclusively design and planning firms, billed their clients an aggregate of $32.7 billion in 1997. ENR also reports that the world's "Top 200 International Design Firms" had worldwide revenues aggregating more than $34.5 billion in 1996, the latest year for which data is currently available. Industry consultants estimate there are more than 28,000 engineering firms in the U.S. alone, and the Company believes there are significant opportunities for an established, professionally managed and well-capitalized engineering company to consolidate regional, local and foreign engineering firms.

     The Company's executive offices are located at 2727 North Loop West, Suite 400, Houston, Texas 77009, and its telephone number is (713) 880-6200.

                                  THE OFFERING

Common Stock offered by the Company..... 4,300,000
Common Stock to be outstanding after the
  Offering(1)........................... 11,835,494
Use of Proceeds......................... To pay the cash portion of the purchase price for the Pending Acquisitions, to
                                         repay expenses incurred in connection
                                         with the organization of OEI and the
                                         Offering and to repay certain
                                         indebtedness of the Company. See "Use
                                         of Proceeds."
NYSE symbol............................. ENG

------------

(1) The number of shares estimated to be outstanding on completion of the Offering consists of (i) 1,828,368 shares issued to the organizers of OEI, including 609,395 shares issued to members of OEI's executive management,
    (ii) 5,053,027 shares to be issued as consideration in the Pending Acquisitions, (iii) the 4,300,000 shares being offered by this Prospectus and (iv) 654,099 shares which will be placed in escrow, and which will be subject to a maximum three-year earnout arrangement with respect to one of the Pending Acquisitions (see "The Company -- Summary of Terms of the Pending Acquisitions"). Such share number does not include (i) an aggregate of 1,765,223 subject to options to be granted or allocated for grant on or prior to the closing of the Offering under the Company's 1998 Incentive Plan (the "Incentive Plan"), 996,839 shares of which have an exercise price equal to the initial public offering price per share and 768,384 of which will have a weighted average exercise price per share of $7.68 (see "Management -- Incentive Plan") or (ii) an aggregate of 357,579 shares subject to warrants at an exercise price per share of $9.42 to be issued in connection with the acquisition of Petrocon (see "The Company -- Summary of Terms of the Pending Acquisitions").

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning immediately after this Prospectus Summary for information that should be considered by prospective investors. Such risks include limited combined operating history and risks related to integration and internal growth; dependence on industry spending; dependence on large projects; risks related to foreign operations; dependence on acquisitions for growth; need for additional financing, including debt financing, for acquisition program; risks associated with new credit facility; pricing and related risk sharing; competition; risks associated with backlog; risks inherent in completion guarantees; reliance on skilled professionals and management personnel; proceeds of offering payable to affiliates and associates; liability claims and insurance; fluctuations in quarterly operating results; implications of government regulations; significant intangible assets; impact of year 2000 compliance; significant voting control by existing management and stockholders; potential effect of shares eligible for future sale on price of Common Stock; immediate and substantial dilution; no prior market and possible volatility of stock price; potential anti-takeover effects; and forward-looking statements.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The Company will consummate the Pending Acquisitions concurrently with, and as a condition to, the consummation of the Offering. For financial statement presentation purposes, Petrocon is deemed to be the accounting acquirer. The following summary historical financial data of Petrocon for the years ended December 31, 1995, 1996 and 1997, and as of December 31, 1996 and 1997, have been derived from audited consolidated financial statements of Petrocon included elsewhere in this Prospectus. The following selected historical financial data for Petrocon for the three months ended March 31, 1997 and 1998, and as of March 31, 1998, have been derived from unaudited consolidated financial statements of Petrocon which have been prepared on the same basis as the audited financial statements and, in the opinion of Petrocon, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma combined financial data gives effect to the Pending Acquisitions and certain other pro forma adjustments and is adjusted to reflect the consummation of the Offering and the application of the estimated net proceeds therefrom. See "Selected Historical and Pro Forma Combined Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                             PETROCON
                                       -----------------------------------------------------       PRO FORMA COMBINED(1)
                                                                            THREE MONTHS       ------------------------------
                                                                               ENDED                             THREE MONTHS
                                           YEAR ENDED DECEMBER 31,           MARCH 31,          YEAR ENDED          ENDED
                                       -------------------------------  --------------------   DECEMBER 31,       MARCH 31,
                                         1995       1996       1997       1997       1998          1997              1998
                                       ---------  ---------  ---------  ---------  ---------   ------------      ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                            (UNAUDITED)                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................  $  52,386  $  61,851  $  92,616  $  19,496  $  25,915    $  169,065        $   42,184
                                       ---------  ---------  ---------  ---------  ---------   ------------      ------------
  Gross profit.......................     10,242     12,599     20,923      4,017      5,394        51,204            12,183
  General and administrative
   expenses..........................      8,336      9,498     15,062      3,233      3,689        30,903(2)          8,536(2)
  Goodwill amortization..............         23         79        254         85        103         1,858(3)            504(3)
                                       ---------  ---------  ---------  ---------  ---------   ------------      ------------
  Income from operations.............      1,883      3,022      5,607        699      1,602        18,443             3,143
  Interest income (expense), net.....       (456)      (592)    (1,569)      (350)      (386)         (446)(4)          (196) (4)
  Other income (expense), net........        382         86        290         88        (65)          421               (51)
                                       ---------  ---------  ---------  ---------  ---------   ------------      ------------
  Income from continuing operations
   before provision for income
   taxes.............................      1,809      2,516      4,328        437      1,151        18,418             2,896
    Provision for income taxes.......        599      1,051      1,574        159        479         8,010             1,319
                                       ---------  ---------  ---------  ---------  ---------   ------------      ------------
  Income from continuing
   operations........................  $   1,210  $   1,465  $   2,754  $     278  $     672    $   10,408        $    1,577
                                       =========  =========  =========  =========  =========   ============      ============
  Income per share from continuing
   operations
    Basic............................                                                           $      .88        $      .13
                                                                                               ============      ============
    Diluted..........................                                                           $      .85        $      .13
                                                                                               ============      ============
  Shares used in computing pro forma
   income per share from continuing
   operations
    Basic............................                                                           11,835,494(4)     11,835,494(4)
                                                                                               ============      ============
    Diluted..........................                                                           12,299,454(4)     12,299,454(4)
                                                                                               ============      ============


                                                    PETROCON
                                       ----------------------------------
                                                                                     MARCH 31, 1998
                                           DECEMBER 31,        MARCH 31,     ------------------------------
                                       --------------------   -----------     PRO FORMA
                                         1996       1997         1998        COMBINED(1)     AS ADJUSTED(5)
                                       ---------  ---------   -----------    ------------    --------------
                                                                  (IN THOUSANDS)
                                                              (UNAUDITED)             (UNAUDITED)
BALANCE SHEET DATA:
  Working capital (deficit)..........  $  (1,482) $  (3,807)    $(3,610)       $(32,556)        $ 17,080
  Total assets.......................     26,377     41,903      42,864         135,845          137,017
  Total debt, including current
   portion...........................     11,865     16,445      16,435          56,890            5,832
  Stockholders' equity...............      6,753     13,919      14,638          54,251          107,237

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) The pro forma combined statement of operations data assume the following transactions and events were consummated on January 1, 1997: (i) the organization of OEI and its initial issuance of shares of Common Stock; (ii) a 1,828.368 for-one split of the outstanding Common Stock; (iii) the Pending Acquisitions; and (iv) the closing of the Offering and the application of its estimated net proceeds, and are not necessarily indicative of the results the Company would have obtained had these events actually occurred at that date or of the Company's future results. The pro forma combined balance sheet data assume that items (i), (ii) and (iii) above occurred on March 31, 1998 and that the net indebtedness incurred by the Company since March 31, 1998 occurred and existed on that date. The pro forma combined financial data (i) are based on preliminary estimates, available information and certain assumptions that management deems appropriate and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) The pro forma combined statement of operations data include the effect of:
    (i) a reduction in compensation and benefits of approximately $2.7 million for the year ended December 31, 1997 agreed to as part of the purchase agreements by certain owners and key employees of the Acquired Companies pursuant to the Pending Acquisitions; (ii) the elimination of a non-cash, non-recurring compensation charge of approximately $0.5 million by the Company for the three months ended March 31, 1998; and (iii) distributions by certain Acquired Companies of certain assets prior to the closing of the Pending Acquisitions. The Unaudited Pro Forma Combined Financial Statements do not reflect other potential cost savings, revenue growth or costs associated with being a public company.

(3) Reflects amortization of the goodwill to be recorded over a 40-year period as a result of the Pending Acquisitions.

(4) Computed on a basis described in Note 4 of Notes to the Unaudited Pro Forma Combined Financial Statements.

(5) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom and repayment of $1.4 million at March 31, 1998 of Petrocon indebtedness from cash on hand. See "Use of Proceeds."

                                  RISK FACTORS

     Prior to making an investment decision, prospective purchasers of the Common Stock offered hereby should consider carefully all of the information set forth in this Prospectus and, particularly, should evaluate the following risk factors.

LIMITED COMBINED OPERATING HISTORY; RISKS RELATED TO INTEGRATION AND INTERNAL GROWTH

     Petrocon and the Acquired Companies have operated, and will continue to operate prior to the closing of the Pending Acquisitions, as separate, independent businesses. Consequently, the pro forma financial information contained herein may not be indicative of the Company's future operating results and financial condition. The Company will rely initially on the separate accounting and information systems of Petrocon and each of the Acquired Companies, but the success of the Company will depend, in part, on the extent to which it is able to centralize and integrate necessary systems and functions, including accounting, financial reporting and job costing systems, among the Acquired Companies. The inability of the Company to successfully centralize and integrate these systems and functions could have a material adverse effect on the Company's business, financial condition and results of operations, and could adversely affect the Company's implementation of its acquisition and operating strategies. See "Business -- Operations."

     The success of the Company's internal growth strategy will depend on various factors, including the demand for the Company's services and systems and the Company's ability to (i) attract larger, higher margin projects, (ii) leverage its capabilities and expertise through cross-marketing, (iii) develop partnering relationships and other strategic alliances and (iv) achieve client acceptance of project processes through which the Company intends to share work, professionals and other resources among its operating companies. These factors are, at least in part, beyond the Company's control, and there can be no assurance the Company's internal growth strategy will be successful.

DEPENDENCE ON INDUSTRY SPENDING

     The demand for the Company's services and systems depends on the level of capital and maintenance expenditures by its industrial, commercial and institutional clients, particularly those private sector clients involved in the oil and gas, refining and petrochemical industries. In 1997, the revenues attributable to the oil and gas, refining and petrochemical industries represented $141.2 million, or 83.5% of the Company's pro forma combined revenues. These industries historically have been cyclical in nature and vulnerable to many of the same national and regional economic factors that affect the economy in general. In addition, if the current or any future decline in energy prices were to be sustained over a significant period of time, the capital and maintenance expenditures within these industries may be adversely affected, which could have a material adverse effect on the Company's operating results. Other factors influencing private and public spending levels include general economic conditions, inflation, interest rates, the availability of financing, the availability and price of raw materials, and political considerations.

DEPENDENCE ON LARGE PROJECTS

     The Company historically has not had a continuing dependence on any single client or a limited group of clients; however, one or a few clients have contributed in the past, and may in the future contribute, a substantial portion of the Company's revenues in any one year or over a period of several consecutive years due to the size of particular engineering projects. In 1997, the Company's five largest projects represented $14.4 million, or 8.5%, of the Company's pro forma combined revenues. Accordingly, the Company must continually obtain significant new engineering projects, whether from existing or new clients, in order to generate revenues in the future as existing projects are completed. The failure to do so would have a material adverse effect on the Company's operating results. See "Business -- Clients."

RISKS RELATED TO FOREIGN OPERATIONS

     In 1997, the Company derived approximately $49.6 million, or approximately 29.3%, of its pro forma combined revenues from foreign projects. Also, Petrocon Arabia Limited ("PAL"), in which the Company has a 50% interest, had 1997 revenues of approximately $16.4 million, which are not included in the

Company's 1997 pro forma combined revenues because the Company accounts for its interest in PAL by the equity method. Most of PAL's revenues were derived from work in the Middle East. International engineering and design work involves risks that are normally associated with doing business overseas, such as risks of war, terrorism, expropriation, civil unrest, political and economic instability, nationalization of assets, currency fluctuation and repatriation risks, overlap of different tax structures and sometimes ill-defined or underdeveloped systems of contract laws and commercial codes. Additionally, certain international risks are particular to engineering and construction, including (i) open-ended bonds or other security instruments to guarantee bids and performance, (ii) reliance on host country subcontractors, suppliers and personnel, (iii) permitting, construction and payment delays occasioned by bureaucratic inefficiencies, and (iv) difficulties in obtaining required or appropriate insurance. See "Business -- Foreign Operations."

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     The Company intends to grow primarily by acquiring engineering and design firms which expand or complement the Company's existing operations. The Company's acquisition strategy presents risks that, singly or in combination, could materially adversely affect its business and financial performance. These risks include those inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates, the possibility of an adverse effect on existing operations of the Company from the diversion of management attention and resources to acquisitions, and the possible loss of acquired client bases and key personnel, including engineers, designers, scientists and other professionals. The success of the Company's acquisition strategy will depend on the extent to which acquisition candidates continue to be available and whether the Company will be able to acquire, successfully integrate and profitably manage additional businesses. The Company believes that competitive and other pressures are causing engineering firms of all sizes to combine at the local, regional, national and international levels. Therefore, competition for acquisition candidates could materially increase their cost. The timing, size and success of the Company's acquisition efforts, and the associated capital commitments, cannot readily be predicted. Accordingly, no assurance can be given the Company's acquisition strategy will succeed. See "Business -- Business
Strategy" and "Business -- Acquisition Strategy."

NEED FOR ADDITIONAL FINANCING FOR ACQUISITION PROGRAM

     All of the net proceeds of the Offering will be used in connection with the Pending Acquisitions. See "Use of Proceeds." The Company's acquisition strategy will require substantial additional capital. The Company currently intends to use cash and shares of Common Stock in making future acquisitions. Using internally generated cash or debt to complete acquisitions could substantially limit the Company's operational and financial flexibility. The extent to which the Company will be able or willing to use Common Stock for acquisitions will depend on the market value of the Common Stock from time to time and the willingness of potential sellers to accept the Common Stock as full or partial payment. Using Common Stock for acquisitions may result in a significant dilution to then existing Company stockholders. To the extent the Company is unable to use Common Stock to make future acquisitions, its growth may be limited by its ability to raise capital for this purpose through debt or additional equity financings. The Company cannot assure that it will be able to obtain the necessary capital to finance a successful acquisition program while meeting its other cash needs. If the Company is unable to obtain additional capital on acceptable terms, it may be required to reduce the scope of its presently anticipated expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Combined -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH NEW CREDIT FACILITY

     The Company has recently received a commitment letter from Bank One, Texas, N.A. to provide the Company with a credit facility (the "New Credit Facility") from $50.0 million to $75.0 million, depending on syndication subscriptions, which may be used for refinancing of certain indebtedness of the Company, acquisitions, working capital and other general corporate purposes. The New Credit Facility will be secured by a pledge of the capital stock of all OEI's domestic subsidiaries and a negative pledge of the Company's assets. The New Credit Facility will require compliance with various affirmative and negative covenants

(including maintenance of certain financial ratios) which could limit the Company's operational and financial flexibility. The New Credit Facility is subject to negotiation of definitive documentation and certain other customary conditions, and there can be no assurance that the Company will be able to obtain the New Credit Facility on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Combined -- Liquidity and Capital Resources."

PRICING AND RELATED RISK SHARING

     Historically, a high percentage of the Company's projects have been undertaken on a relatively riskless cost plus fee (either fixed or a percentage) basis. However, project owners are increasingly seeking, and the Company and its competitors are accepting and even initiating, pricing alternatives designed to shift to the service provider, or requiring the service provider to at least share in, the risks of cost overruns and inefficiencies in the delivery of services. These alternatives include fixed-price, guaranteed maximum price, incentive fee, competitive bidding and other "value based" pricing arrangements. The Company expects this trend to continue in the future, with the result that the Company will be required to maintain and continually improve, relative to its competitors, both the precision of its cost estimates and the efficiency with which it delivers its services. If the Company's discipline in either of these areas declines or fails to keep pace with that of its competitors, both the volume of awarded projects and their margins may be affected adversely. See "-- Competition," "Business -- Contracts" and
"Business -- Competition."

COMPETITION

     The Company competes nationally and internationally with many engineering and construction management firms that are substantially larger and have substantially greater financial, professional and other resources than the Company. The Company also faces competition from many regional and local firms. Barriers to entry for engineering firms are relatively low, and the risk of new competitors entering the market, particularly in local and regional areas, and particularly with respect to speciality areas, is high. See
"Business -- Competition."

RISKS ASSOCIATED WITH BACKLOG

     The Company's combined backlog was $101.7 million at December 31, 1997 compared to $63.3 million at December 31, 1996, and was $86.2 million at March 31, 1998. The combined backlog, most of which is expected to be completed within the next 12 months, includes only contracts for which the Company has received authorization to proceed with the work. Although this backlog represents only work which is under contract, it is not necessarily indicative of the Company's future revenues or earnings related to the performance of the work included in backlog. The Company's contracts are subject to standard industry cancellation provisions, including cancellation on short notice or upon completion of designated stages. Authorizations to proceed are for periods generally shorter than the duration of the work the Company expects to perform for a particular client, and substantial scope-of-work adjustments are common. For these and other reasons beyond the Company's control, work represented in backlog may be delayed or cancelled, and backlog should not be relied upon as an indicator of the Company's future performance. See "Business -- Backlog."

RISKS INHERENT IN COMPLETION GUARANTEES

     In certain instances, the Company guarantees project completion by a scheduled date or by achievement of certain acceptance and performance testing or milestone levels. At December 31, 1997, the Company had underway projects aggregating approximately $47.2 million in contract amount, which are subject to some form of completion or performance guarantee. If the Company fails to meet any required completion or performance requirement and is unable to remedy the failure within any applicable cure period, the Company could incur financial penalties in the form of liquidated damages or could be required to redesign or repeat the service or replace or repair the system. While the Company has in the past undertaken a limited number of guaranteed projects and has not incurred material obligations with respect to such projects, the Company may in the future undertake more guaranteed projects, which could have a material adverse effect on the Company if it is unable to satisfy future guarantee requirements.

RELIANCE ON SKILLED PROFESSIONALS AND MANAGEMENT PERSONNEL

     The Company derives its revenues from, and its reputation is based on, the efforts of engineers, scientists, chemists, designers and other highly skilled and experienced technical personnel. Demand for these professionals is high, their qualifications render them particularly mobile, and they are particularly attentive to their workplace environment. The on-going risk of losing qualified and experienced professionals from the Company could increase because of actual or perceived changes resulting from becoming part of a larger and perhaps culturally different organization. The business of the Company could be affected adversely if the Company's ability to retain skilled professionals becomes impaired for any reason.

     The Company also depends in large part on the continuing efforts of its executive officers and senior management, and will likely depend on the senior management of any significant business it acquires in the future. That dependence may be intensified by the Company's decentralized operating strategy. If members of senior management leave the Company, until the Company attracts and retains qualified replacements, the Company's business or prospects could be affected adversely. Further, the historical growth of the Company can in some measure be attributed to the entrepreneurial spirit of the senior management of the Acquired Companies. To the extent the Company, as a larger, more structured organization than any of the Acquired Companies, fails to sustain this entrepreneurial attitude, the impetus for the Company's continued growth following the Pending Acquisitions could diminish.

PROCEEDS OF OFFERING PAYABLE TO AFFILIATES AND ASSOCIATES

     The net proceeds from the Offering will be used: (i) to pay the cash portion of the aggregate purchase price for the Pending Acquisitions (approximately $27.8 million); (ii) to repay certain outstanding indebtedness of the Company (approximately $21.8 million), approximately $3.0 million of which is payable to the GEI stockholders; (iii) to place in escrow approximately $3.4 million, which will be subject to a maximum three year earnout arrangement with respect to one of the Pending Acquisitions; and (iv) to pay certain expenses of the Offering and the Pending Acquisitions. See "Use of Proceeds." The cash payable to the former stockholders of Petrocon and the Acquired Companies will include approximately $2.7 million payable to persons who will become directors or executive officers of OEI. The Offering will enable the Company to repay $2.5 million of advances by Equus II Incorporated ("Equus II"), which were used to pay expenses of the Offering, and will benefit the existing stockholders of the Company by creating a public market for the Common Stock. For a more detailed discussion of the use of proceeds of the Offering, and the benefits to be received by persons who are or will become directors or executive officers of OEI or beneficial holders of 5% or more of the Common Stock on consummation of the Offering and the Pending Acquisitions, see "Use of Proceeds" and "Certain Transactions -- Pending Acquisitions Involving Certain Officers, Directors and Stockholders."

LIABILITY CLAIMS AND INSURANCE

     Providing engineering and design services involves the risk of contract, professional errors and omissions and other liability claims, as well as adverse publicity. Further, many of the Company's contracts with its clients require the Company to indemnify the clients not only for the Company's negligence, but also for the concurrent negligence of the clients. While the Company maintains liability insurance coverage, including for professional errors and omissions, in amounts it considers adequate, there can be no assurance that claims outside of or exceeding its insurance coverage will not be made, or that the Company will be able to continue to obtain adequate insurance coverage at rates it considers reasonable. See "Business -- Risk Management; Litigation."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     Holidays and inclement weather during the Company's fourth quarter exert downward pressure on the Company's revenues for that quarter, which is only partially offset by the year-end efforts on the part of many of the Company's clients, particularly in the energy and public sectors, to spend any remaining funds budgeted for capital expenditures during the year. The annual budgeting and approval process under which these clients operate is normally not completed until after the beginning of each new year, which, when combined with continuing inclement weather, can depress the Company's operating results for the first quarter. Principally due to these factors, the Company's revenues during its first and fourth quarters tend to be, but are not always, lower than in its second and third quarters.

IMPLICATIONS OF GOVERNMENT REGULATIONS

     The Company and its clients are subject to various foreign, federal, state and local laws and regulations, including those relating to the environment, health and safety. To date, the Company has mostly benefited from these laws and regulations because of their impact on its clients, and the cost of the Company's own compliance has not been material, but the fact that such laws and regulations are changed frequently makes uncertain both the Company's future benefits and costs associated with such laws and regulations. The modification of existing laws or regulations or the adoption of new laws or regulations affecting the Company's clients or its own operations or industry could adversely affect the Company.

SIGNIFICANT INTANGIBLE ASSETS

     As a result of the Pending Acquisitions, goodwill accounts for a material portion of the Company's total assets and stockholders' equity. On a pro forma combined basis, as adjusted for the Offering, goodwill was recorded at $73.5 million at March 31, 1998, representing approximately 53.6% and 68.5% of the Company's total assets and stockholders' equity, respectively. The Company may also record additional goodwill and related amortization charges in connection with the implementation of its acquisition strategy. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets acquired. Generally accepted accounting principles require that goodwill and all other intangible assets be amortized over the period benefited, not to exceed 40 years. If management of an acquiring company does not separately recognize a material intangible asset having a benefit period less than 40 years, or does not give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition of an acquired business would be overstated. Further, in later years, the acquiring company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the businesses. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired. The Company's management has determined that the period benefited by the goodwill resulting from the Pending Acquisitions will be no less than 40 years. In making such determination, management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the Acquired Companies. Management concluded that the anticipated future cash flows associated with the intangible assets recognized in the Pending Acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

IMPACT OF YEAR 2000 COMPLIANCE

     The Company uses computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions, and also utilizes software programs in providing certain engineering services and engineered systems. To the extent that these software applications contain code that is unable to appropriately interpret upcoming calendar year 2000, some level of modification of such source code or applications will be necessary. Prior to the year 2000, the Company expects to incur approximately $2.4 million of capital expenditures for new computer software and hardware relating to financial reporting and certain engineering applications, all of which will be year 2000 compliant. The Company also expects to spend approximately $0.1 million for upgrades to certain existing engineering software to ensure year 2000 compliance, which amounts will be expensed in the period incurred. The Company is currently in the process of evaluating its other computer software programs and operating systems to ensure such programs and systems will be able to process transactions in the year 2000. The Company does not believe that the costs to modify its other programs or systems will be material to its financial condition or results of operations. The Company does not currently have information concerning the year 2000 compliance of its clients and suppliers. However, since the Company does not generally interface its computer systems with its clients or suppliers, the failure of the Company's clients and suppliers to achieve year 2000 compliance should not have a material adverse effect on the Company's financial condition and results of operations.

SIGNIFICANT VOTING CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Upon closing of the Pending Acquisitions and the Offering, the respective stockholders of Petrocon and the Acquired Companies, OEI's initial financing source (Equus II) and the executive officers of OEI (all but one of whom is also an executive officer of Petrocon), will beneficially own in the aggregate approximately 63.7% of the outstanding Common Stock. If these persons were to act in concert, they would be able to exercise control over the Company's affairs, including the election of the entire Board of Directors and, subject to
Section 203 of the Delaware General Corporation Law (the "DGCL"), any matter submitted to a vote of stockholders. See "Principal Stockholders."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     RESALES OF EXISTING SHARES. Upon closing of the Pending Acquisitions and the Offering, 11,835,494 shares of Common Stock will be outstanding. The 4,300,000 shares sold in the Offering (other than shares purchased by affiliates of the Company) will be freely tradable. The remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or under an available exemption from the registration requirements of the Securities Act, such as the exemption provided by Securities Act Rule 144 promulgated by the Securities and Exchange Commission (the "SEC"). Under Rule 144, all those remaining shares will be eligible for Rule 144 sales, subject to certain volume limitations and other requirements, on the day following the first anniversary of the date the Offering closes. The holders of a substantial number of those remaining shares have certain registration rights granted by OEI in connection with the Pending Acquisitions, subject to a one-year lockup period.

     EXERCISES OF OPTIONS AND WARRANTS. Upon closing of the Offering, options and warrants to purchase up to a total of 2,122,802 shares of Common Stock will be outstanding or allocated for grant, of which options and warrants to purchase 566,076 shares will be exercisable immediately after the closing. The Company intends to register all the shares subject to options granted under the Incentive Plan and the Company's 1998 Employee Stock Purchase Plan (the "Employee Purchase Plan") under the Securities Act for public resale.

     LOCKUP ARRANGEMENTS. OEI, the OEI directors, executive officers and current stockholders (including Equus II) and all persons who acquire shares of Common Stock in connection with the Pending Acquisitions have agreed not to offer, sell or otherwise dispose of any shares for a period of one year following the date of this Prospectus without the prior written consent of Smith Barney Inc., except that the Company may issue, subject to certain conditions, Common Stock in connection with acquisitions and pursuant to awards under the Incentive Plan and the Employee Purchase Plan (see "Management -- Incentive Plan"). Smith Barney, Inc. will evaluate various factors in determining whether to consent to any proposed transfer during the two-year restriction period, including the reason for the transfer, the number of shares requested to be transferred, the potential effect of the transfer on the market price of the Common Stock, the number of shares previously allowed to be transferred and other relevant circumstances at the time of the transfer. In addition, under the terms of the respective purchase agreements, persons receiving shares of Common Stock in the Pending Acquisitions have agreed with OEI to similar transfer restrictions for a period of one year following the date of this Prospectus.

     FUTURE REGISTRATIONS FOR ACQUISITIONS. The Company intends to register 3,000,000 additional shares of Common Stock under the Securities Act during 1998, for use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the

Company, unless the Company is able to contractually restrict their resale. Sales of these shares during the Lockup Period would require the prior written consent of Smith Barney, Inc.

     Availability for sale, or sale, of the shares of Common Stock eligible for future sale could adversely affect the market price of the Common Stock from time to time. See "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering (i) will experience immediate, substantial dilution in the net tangible book value of their stock of $11.15 per share and (ii) may experience further dilution in that value from future issuances of shares of Common Stock. See "Dilution."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Before the Offering, no public market for the Common Stock has existed, and the initial public offering price negotiated by the Company and the representatives of the Underwriters may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company has been approved for listing of the Common Stock on the New York Stock Exchange, subject to official notice of issuance, but no assurance can be given that an active trading market for the Common Stock will develop or, if it does, that it will continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to many factors, including variations in the reported financial results of the Company and changing conditions in the economy in general, in the Company's industry in particular, or in the industry of one of the Company's major client groups. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company or its performance.

POTENTIAL ANTI-TAKEOVER EFFECTS

     OEI's Certificate of Incorporation, as amended (the "Charter"), authorizes the issuance, without stockholder approval, of one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends, distributions and voting rights) as the board of directors of OEI (the "Board of Directors") may determine. See "Description of Capital Stock -- Preferred Stock."

     Certain provisions of the Charter, OEI's bylaws and the DGCL may delay, discourage, inhibit, prevent or render more difficult an attempt to obtain control of the Company, whether by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the Charter authorization of "blank check" preferred stock, classification of the Board of Directors, a limitation on the removal of directors only for cause, and then only on approval of holders of two-thirds of the outstanding voting stock, a restriction on the ability of stockholders to take actions by written consent and a DGCL restriction on business combinations with certain interested parties. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

     With the exception of historical information, the matters discussed in this Prospectus may include forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Business -- Business Strategy,"
"Business -- Acquisition Strategy," "Business -- Business Development and Marketing" and "Business -- Clients," as well as in this Prospectus generally. While forward-looking statements are sometimes presented with numerical specificity, they are based on a variety of assumptions made by management regarding future circumstances over which the Company has little or no control. A number of important factors, including those identified in this paragraph or discussed elsewhere in this Prospectus, could cause the Company's actual results to differ materially from those depicted in forward-looking statements or financial information. Actual results may differ from forward-looking results for a number of reasons, including the following: (i) changes in world economic conditions (including, but not limited to, the potential instability of governments and legal systems in countries in which the Company conducts business, and significant changes in energy prices and currency valuations); (ii) changes in client demands as they affect levels of capital and maintenance expenditures (including, but not limited to, the effect of strikes at clients' facilities, variations in backlog and the impact of changes in business cycles); (iii) competitive factors (including, but not limited to, changes in client contract terms and procedures and the introduction of new design and other processes by existing and new competitors); (iv) changes in operating costs (including, but not limited to, the effect of changes in the Company's engineering processes, changes in costs associated with varying levels of operations, changes resulting from different levels of clients' demands and changes in cost of labor and benefits); (v) the success of the Company's operating plan (including, but not limited to, its ability to achieve the total planned benefits of its strategic plan, its ability to integrate acquisitions into Company operations, and the ability of recently acquired companies to achieve satisfactory operating results); and (vi) unanticipated litigation, claims or assessments (including, but not limited to, claims or problems related to contract, professional errors and omissions and other liability claims).

                                  THE COMPANY

     OEI was formed in October 1997 by Petrocon's management to conduct the Offering, simultaneously consummate the Pending Acquisitions and continue Petrocon's successful acquisition program. Petrocon is a multidisciplined engineering company, which provides a full range of process, civil, structural, mechanical, instrument and electrical engineering and design services, principally to the oil and gas, petroleum processing and pulp and paper industries both domestically and abroad. Petrocon also designs, engineers, programs and installs automated control systems for specific applications, primarily for the downstream petroleum and chemical processing industries. Petrocon, formed in 1988, is headquartered in Beaumont, Texas, with offices in Houston, Texas, Lake Charles and Baton Rouge, Louisiana, Saudi Arabia and Abu Dhabi. At March 31, 1998, Petrocon had approximately 1,171 employees, including 839 engineers, designers and draftsmen and 124 construction managers, inspectors and technicians. Petrocon has experienced significant growth in its ten-year history, having increased its revenues from approximately $4.0 million in 1988, to approximately $92.6 million in 1997, in large part through acquisitions. Since 1988, Petrocon has made more than 13 acquisitions, gaining in the process valuable experience in negotiating, closing and successfully integrating acquisitions. According to ENR'S 1997 ranking of the top 500 engineering and design firms in the United States, Petrocon ranked 58th in terms of client billings.

     Concurrently with, and as a condition to, the closing of the Offering, OEI will consummate the Pending Acquisitions. For a description of the transactions in which Petrocon and the Acquired Companies will be acquired and the consideration to be paid by OEI for each of them, see "-- Summary of Terms of the Pending Acquisitions" and "Certain Transactions -- Organization of OEI." The Acquired Companies are:

     PS&S: Paulus, Sokolowski and Sartor, Inc. ("PS&S") provides total design, engineering, geotechnical and environmental services to the pharmaceutical, industrial, entertainment and utility industries, as well as to commercial, institutional and public sector clients in the United States and abroad. PS&S was founded in 1962 and is headquartered in Warren, New Jersey, with regional offices in Atlantic City, New Jersey and Tampa, Florida. At March 31, 1998, PS&S's staff consisted of approximately 204 employees, including over 160 engineers, designers and draftsmen. For 1997, PS&S had revenues of approximately $21.7 million and was ranked 253rd, based on client billings, in ENR'S ranking of the top 500 engineering and design firms in the United States.

     GEI: Gulsby Engineering, Inc. (together with its subsidiary, "GEI") designs, engineers, builds and installs modular processing plants for the oil and gas industry. GEI was founded in 1977 and maintains its offices and fabrication facilities in Houston, Texas. While GEI specializes in cryogenic turbo-expander units which employ extremely low temperatures in the processing of natural gas, it also designs and fabricates a large range of modular treatment and processing facilities for the refining and petrochemical industries, including plants for gas treatment, sulfur, dehydration and fractionation, crude stabilization and production, MTBE, waste heat recovery, cogeneration and amine treatment. At March 31, 1998, GEI's staff consisted of approximately 25 employees, including a team of 7 chemical, electrical and mechanical engineers and designers. For 1997, GEI had revenues of approximately $18.3 million.

     W-I: W-Industries, Inc. ("W-I") designs, engineers, assembles, programs and installs control and instrumentation systems for specific applications in the upstream and offshore oil and gas and processing industries, including both conventional pneumatic and hydraulic control systems and sophisticated microprocessor-based controls employing programmable logic. W-I was founded in 1984 and maintains its headquarters and engineering and assembly plant facilities in Houston, Texas. At March 31, 1998, W-I's staff consisted of approximately 103 employees, including 17 engineers and designers representing the instrument, electrical and mechanical disciplines. For 1997, W-I had revenues of approximately $20.6 million.

     C&I: Chemical & Industrial Engineering, Inc. ("C&I") provides full engineering, procurement and construction management services, with state-of-the-art 3D modeling capabilities, principally to the refining, chemical, food and beverage, pharmaceutical and utility industries, both domestically and internationally. C&I was founded in 1983 and maintains its executive and engineering offices in Louisville, Kentucky. At March 31, 1998, C&I's staff consisted of approximately 107 employees, including approximately 79 engineers. For 1997, C&I had revenues of approximately $15.9 million and was ranked 338th, based on client billings, in ENR'S 1997 ranking of the top 500 engineering and design firms in the United States.

     SUMMARY OF TERMS OF THE PENDING ACQUISITIONS: Subject to certain adjustments described below, the aggregate consideration payable to consummate the Pending Acquisitions consists of (i) approximately $27.8 million in cash,
(ii) 5,053,027 shares of Common Stock, (iii) 654,099 shares of Common Stock and approximately $3.4 million, which will be placed in escrow, and which will be subject to a maximum three-year earnout arrangement with respect to one of the Pending Acquisitions, (iv) options to purchase 768,384 shares of Common Stock to be issued in connection with the Petrocon acquisition (the "Replacement Options") and (v) warrants to purchase 357,579 shares of Common Stock to be issued in connection with the Petrocon acquisition (the "Replacement
Warrants").

     The Company will assume and repay upon or shortly after the Closing of the Offering, certain of the then outstanding indebtedness of Petrocon and the Acquired Companies, which as of March 31, 1998 aggregated approximately $28.7 million ($21.8 million of which will be repaid from proceeds of the Offering and $1.4 million of which will be repaid from cash on hand), attributable as follows: Petrocon -- $16.4 million; PS&S -- $3.2 million; GEI -- $4.6 million; W-I -- $4.3 million; and C&I -- $0.1 million. Of the $4.6 million of GEI indebtedness, approximately $3.0 million is payable to the GEI stockholders relating to the June 1998 settlement of a legal judgment entered against GEI. Under the GEI acquisition agreement, the GEI stockholders are entitled to receive on the closing of the Pending Acquisitions the excess of the amount accrued for this legal judgment at December 31, 1997 over the settlement amount. See Notes 8 and 10 to the Consolidated Financial Statements of GEI. The Company will also repay to Equus II funds advanced to OEI to pay expenses of the Offering (estimated to be approximately $2.5 million as of the closing of the Offering). Before the closing of the Pending Acquisitions, W-I and PS&S, each of which is an S corporation, are expected to distribute cash to their respective stockholders in amounts accumulated in their respective accumulated adjustment accounts ("AAA accounts") after December 31, 1997. An AAA account generally represents undistributed earnings of an S corporation on which taxes have been or will be paid by its stockholders. Before the closing of the Pending Acquisitions, certain of the Acquired Companies will make other distributions to their stockholders of certain assets and related liabilities with an aggregate net book value of approximately $9.1 million.

     The Replacement Options and Replacement Warrants to be issued in the Petrocon acquisition will replace options and warrants to purchase shares of Petrocon common stock granted to employees and issued in connection with a prior Petrocon acquisition. The aggregate purchase price which would have otherwise been payable for Petrocon has been reduced by $4.2 million as a result of the grant of the Replacement Options and Replacement Warrants.

     The purchase price for Petrocon was reduced by $2.0 million based on a negotiated discounted value of projected annual earnout payments due by Petrocon to the former shareholders of RPM Engineering, Inc. ("RPM") through 2001 in connection with the RPM acquisition in October 1996. The additional earnout payments, if any, will be accounted for as additional goodwill and amortized over the applicable amortization period. See Note 15 to the Notes to the Petrocon Consolidated Financial Statements.

     A portion of the purchase price for GEI will be subject to a maximum three-year earnout arrangement. Upon the closing of the GEI acquisition, approximately $3.4 million in cash and 654,099 shares of Common Stock will be placed in escrow and held for subsequent distribution to the former GEI stockholders, or returned to the Company, depending on the future financial performance of GEI. Distributions from the escrow will be made annually to the former GEI stockholders if certain cumulative financial performance thresholds are achieved by GEI within the three-year period, or earlier if those thresholds are achieved sooner. The additional earnout payments, if any, will be accounted for as additional goodwill and amortized over the applicable amortization period. Any escrowed stock and cash not distributed to the former GEI stockholders after three years will be returned by the escrow agent to the Company.

     The consideration being paid by the Company for each Acquired Company was determined by customary and usual negotiations between the Company and representatives of that Acquired Company. The consideration being paid for Petrocon was determined using the same valuation methodology used to negotiate the consideration being paid to the stockholders of the Acquired Companies, except that in the determination of the Petrocon consideration, a higher pricing multiple was applied to Petrocon's adjusted earnings. See "Certain Transactions."

     The closing of each Pending Acquisition is subject to customary conditions. They include, among others: the continuing accuracy of the respective representations and warranties made by Petrocon and the Acquired Companies, their respective principal stockholders and OEI; the performance of each of their respective covenants included in the agreements relating to the Pending Acquisitions; and the absence of a material adverse change in the results of operations, financial condition or business of Petrocon and each Acquired Company.

     No assurance can be given that the conditions to the closing of all the Pending Acquisitions will be satisfied or waived or that each of the Pending Acquisitions will close. For information regarding the employment agreements to be entered into by certain key officers of Petrocon and the Acquired Companies, see "Management -- Employment Agreements."

     STRATEGIC BENEFITS OF ACQUIRED COMPANIES: The Company believes the Acquired Companies provide the following strategic benefits, among others: PS&S provides the Company with additional engineering services expertise in the geotechnical and environmental disciplines, as well as broadening the Company's client base to include the pharmaceutical and entertainment industries. GEI contributes modular plant systems expertise, which the Company believes can be cross-marketed to clients of certain of the other operating companies. W-I enhances the Company's control systems capabilities, while at the same time expanding the Company's client base into the upstream oil and gas market. C&I expands the geographic coverage of the Company's engineering services segment, broadens the Company's client base into the food and beverage and pharmaceutical industries and provides the Company with state-of-the-art 3D modeling capabilities that can be utilized at other operating companies.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by this Prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company (including the repayment of approximately $2.5 million of advances by Equus II to fund a portion of the Offering expenses), are estimated to be approximately $53.0 million (approximately $61.4 million if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $14.00 per share (the midpoint of the estimated initial public offering price range). Of the net Offering proceeds, approximately $27.8 million will be used to pay the cash portion of the purchase prices for the Pending Acquisitions, approximately $21.8 million will be used concurrently for the repayment of certain outstanding indebtedness of Petrocon and the Acquired Companies (excluding the repayment of the $2.5 million of advances by Equus II referred to above) and approximately $3.4 million will be placed in escrow with respect to one of the Pending Acquisitions. See "The Company -- Summary of Terms of the Pending Acquisitions" and "Certain Transactions -- Organization of OEI."

     The indebtedness to be repaid from the proceeds of the Offering (some of which has been guaranteed by stockholders of the Acquired Companies) bears interest at rates ranging from 5.9% to 10.0% per annum. Such indebtedness would otherwise mature at various dates through January 2004.

                                DIVIDEND POLICY

     It is the Company's current intention to retain earnings to finance the expansion of its business. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Delaware law, the restrictions imposed by the New Credit Facility and any restrictions that may be imposed by the Company's future credit facilities. The Company expects that its New Credit Facility will require compliance with various loan covenants, including restrictions on the payment of dividends. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Combined -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the short-term debt and current maturities of long-term obligations and capitalization as of March 31, 1998 of the Company on a pro forma combined basis: (i) giving effect to the Pending Acquisitions and the net incurrence of indebtedness by the Company since March 31, 1998; and (ii) as adjusted giving effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and Unaudited Pro Forma Combined Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                MARCH 31, 1998
                                           ------------------------
                                           PRO FORMA
                                           COMBINED     AS ADJUSTED
                                           ---------    -----------
                                                (IN THOUSANDS)
Short-term debt and current maturities
  of long-term obligations(1)...........    $53,540      $   5,832
                                           =========    ===========
Long-term obligations, less current
  maturities............................    $ 3,350      $  --
                                           ---------    -----------
Stockholders' equity:
     Preferred stock: $.001 par value
       1,000,000 authorized; none issued
       and outstanding..................      --            --
     Common stock: $.001 par value
       40,000,000 shares authorized;
       7,535,494 outstanding pro forma;
       and 11,835,494 outstanding, as
       adjusted(2)......................          8             12
     Additional paid-in capital.........     48,654        101,636
     Retained earnings..................      5,589          5,589
                                           ---------    -----------
          Total stockholders' equity....     54,251        107,237
                                           ---------    -----------
          Total capitalization..........    $57,601      $ 107,237
                                           =========    ===========

------------

(1) The pro forma combined balance includes $27.8 million of cash consideration payable in connection with the Pending Acquisitions.

(2) Includes an aggregate 654,099 shares which will be placed in escrow and will be subject to a maximum three-year earnout arrangement with respect to one of the Pending Acquisitions (see "The Company -- Summary of Terms of the Pending Acquisitions"), and excludes (i) an aggregate of 1,765,223 shares subject to options to be granted or allocated for grant on or prior to the closing of the Offering under the Incentive Plan, 996,839 of which will have an exercise price equal to the initial public offering price per share and 768,384 of Replacement Options which will have a weighted average exercise price per share of $7.68, and (ii) an aggregate of 357,579 shares subject to the Replacement Warrants to be issued in connection with the Petrocon acquisition and which have an exercise price per share of $9.42. See "Management -- Incentive Plan," "Certain Transactions -- Organization of OEI" and "The Company -- Summary of Terms of the Pending Acquisitions."

                                    DILUTION

     The deficit in pro forma combined net tangible book value of the Company as of March 31, 1998 was approximately $19.2 million, or approximately $2.55 per share, after giving effect to the Pending Acquisitions and the net incurrence of indebtedness by the Company since March 31, 1998. The deficit in pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities exceeded the Company's pro forma net tangible assets as of March 31, 1998, divided by the number of shares to be outstanding after giving effect to the Pending Acquisitions. After giving effect to the sale of the 4,300,000 shares offered hereby and deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of March 31, 1998 would have been approximately $33.8 million, or approximately $2.85 per share, based on an assumed initial public offering price of $14.00 per share (the midpoint of the estimated initial public offering price range). This represents an immediate increase in pro forma net tangible book value of approximately $5.40 per share to existing stockholders and an immediate dilution of approximately $11.15 per share to new investors purchasing shares in the Offering. The following table illustrates this per share pro forma dilution:

Initial public offering price per
share................................             $   14.00
     Pro forma net tangible book
      value (deficit) per share
      before the Offering............  $   (2.55)
     Increase in pro forma tangible
      value attributable to new
      investors......................       5.40
Pro forma net tangible book value per
share after the Offering.............                  2.85
                                                  ---------
Dilution per share to new
investors............................             $   11.15
                                                  =========

     The following table sets forth, on a pro forma basis to give effect to the Pending Acquisitions and the closing of the Offering and the application of the estimated net proceeds therefrom as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid to the Company by existing stockholders (including persons acquiring Common Stock in the Pending Acquisitions) and the new investors purchasing shares of Common Stock in the Offering (before deducting the underwriting discounts and commissions and estimated offering expenses):

                                                                         TOTAL
                                           SHARES PURCHASED         CONSIDERATION(1)       AVERAGE
                                        ----------------------    --------------------      PRICE
                                          NUMBER      PERCENT      AMOUNT     PERCENT     PER SHARE
                                        ----------    --------    --------    --------    ----------
Existing stockholders................    7,535,494       63.7%    $(19,203)    (46.8)%      $(2.55)
New investors........................    4,300,000       36.3       60,200      146.8        14.00
                                        ----------    --------    --------    --------
          Total......................   11,835,494      100.0%    $ 40,997      100.0%
                                        ==========    ========    ========    ========

------------

(1) Total consideration paid by existing stockholders represents the pro forma stockholders' equity of the Company less pro forma goodwill before giving effect to the post-merger adjustments set forth on the Unaudited Pro Forma Combined Balance Sheet included herein.

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company will consummate the Pending Acquisitions concurrently with, and as a condition to, the consummation of the Offering. For financial statement presentation purposes, Petrocon is deemed to be the accounting acquirer. The following selected historical financial data of Petrocon for the years ended December 31, 1995, 1996 and 1997, and as of December 31, 1996 and 1997, have been derived from the audited consolidated financial statements of Petrocon included elsewhere in this Prospectus. The following selected historical financial data for Petrocon for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1997 and 1998, and as of December 31, 1993, 1994 and 1995 and March 31, 1998, have been derived from unaudited consolidated financial statements of Petrocon which have been prepared on the same basis as the audited financial statements and, in the opinion of Petrocon, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma combined financial data gives effect to the Pending Acquisitions and certain other pro forma adjustments and is adjusted to reflect the consummation of the Offering and the application of the estimated net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included in this Prospectus.

                                                                        PETROCON                                     PRO FORMA
                                       ---------------------------------------------------------------------------  COMBINED(1)
                                                                                               THREE MONTHS ENDED   ------------
                                                      YEAR ENDED DECEMBER 31,                      MARCH 31,         YEAR ENDED
                                       -----------------------------------------------------  --------------------  DECEMBER 31,
                                         1993       1994       1995       1996       1997       1997       1998         1997
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
STATEMENT OF OPERATIONS DATA:
  Revenues...........................  $  48,113  $  51,524  $  52,386  $  61,851  $  92,616  $  19,496  $  25,915   $  169,065
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Gross profit.......................      9,162      9,317     10,242     12,599     20,923      4,017      5,394       51,204
  General and administrative
   expenses..........................      7,989      7,274      8,336      9,498     15,062      3,233      3,689       30,903 (2)
  Goodwill amortization..............     --         --             23         79        254         85        103        1,858 (3)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Income from operations.............      1,173      2,043      1,883      3,022      5,607        699      1,602       18,443
  Interest income (expense), net.....       (291)      (358)      (456)      (592)    (1,569)      (350)      (386)        (446)(4)
  Other income (expense), net........        (93)       739        382         86        290         88        (65)         421
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Income from continuing operations
   before provision for income
   taxes.............................        789      2,424      1,809      2,516      4,328        437      1,151       18,418
  Provision for income taxes.........        307        720        599      1,051      1,574        159        479        8,010
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Income from continuing
   operations........................  $     482  $   1,704  $   1,210  $   1,465  $   2,754  $     278  $     672   $   10,408
                                       =========  =========  =========  =========  =========  =========  =========  ============
  Income per share from continuing
   operations
    Basic............................                                                                                $      .88
                                                                                                                    ============
    Diluted..........................                                                                                $      .85
                                                                                                                    ============
  Shares used in computing pro forma
   income per share from continuing
   operations
    Basic............................                                                                                11,835,494 (4)
                                                                                                                    ============
    Diluted..........................                                                                                12,299,454 (4)
                                                                                                                    ============

                                       THREE MONTHS
                                           ENDED
                                         MARCH 31,
                                           1998
                                       -------------
STATEMENT OF OPERATIONS DATA:
  Revenues...........................   $    42,184
                                       -------------
  Gross profit.......................        12,183
  General and administrative
   expenses..........................         8,536 (2)
  Goodwill amortization..............           504 (3)
                                       -------------
  Income from operations.............         3,143
  Interest income (expense), net.....          (196)
  Other income (expense), net........           (51)
                                       -------------
  Income from continuing operations
   before provision for income
   taxes.............................         2,896
  Provision for income taxes.........         1,319
                                       -------------
  Income from continuing
   operations........................   $     1,577
                                       =============
  Income per share from continuing
   operations
    Basic............................   $       .13
                                       =============
    Diluted..........................   $       .13
                                       =============
  Shares used in computing pro forma
   income per share from continuing
   operations
    Basic............................    11,835,494 (4)
                                       =============
    Diluted..........................    12,299,454 (4)
                                       =============

                                                                      PETROCON
                                          ----------------------------------------------------------------     MARCH 31,
                                                                                                                 1998
                                                              DECEMBER 31,                                   -------------
                                          -----------------------------------------------------  MARCH 31,     PRO FORMA
                                            1993       1994       1995       1996       1997       1998      COMBINED (1)
                                          ---------  ---------  ---------  ---------  ---------  ---------   -------------
BALANCE SHEET DATA:
  Working capital (deficit).............  $      73  $   1,044  $   2,402  $  (1,482) $  (3,807)  $(3,610)     $ (32,556)
  Total assets..........................     21,013     18,007     20,014     26,377     41,903    42,864        135,845
  Total debt, including current
   portion..............................      4,950      5,121      5,495     11,865     16,445    16,435         56,890
  Stockholders' equity..................      3,331      4,271      3,865      6,753     13,919    14,638         54,251

                                               AS
                                          ADJUSTED (5)
                                          ------------
BALANCE SHEET DATA:
  Working capital (deficit).............    $ 17,080
  Total assets..........................     137,017
  Total debt, including current
   portion..............................       5,832
  Stockholders' equity..................     107,237

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) The pro forma combined statement of operations data assume that the following transactions and events were consummated on January 1, 1997: (i) the organization of OEI and its initial issuance of shares of Common Stock;
    (ii) a 1,828.368-for-one split of the outstanding Common Stock; (iii) the Pending Acquisitions; and (iv) the closing of the Offering and the application of its estimated net proceeds, and are not necessarily indicative of the results the Company would have obtained had these events actually occurred at that date or of the Company's future results. The pro forma combined balance sheet data assume that items (i), (ii) and (iii) above occurred on March 31, 1998 and that the net indebtedness incurred by the Company since March 31, 1998 occurred and existed on that date. The pro forma combined financial data (i) are based on preliminary estimates, available information and certain assumptions that management deems appropriate and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) The pro forma combined statement of operations data include the effect of:
    (i) a reduction in compensation and benefits of approximately $2.7 million for the year ended December 31, 1997 agreed to as part of the purchase agreements by certain owners and key employees of the Acquired Companies pursuant to the Pending Acquisitions; (ii) the elimination of a non-cash, non-recurring compensation charge of approximately $0.5 million by the Company for the three months ended March 31, 1998; and (iii) distributions by certain Acquired Companies of certain assets prior to the closing of the Pending Acquisitions. The Unaudited Pro Forma Combined Financial Statements do not reflect other potential cost savings, revenue growth or costs associated with being a public company.

(3) Reflects amortization of the goodwill to be recorded over a 40-year period as a result of the Pending Acquisitions.

(4) Computed on a basis described in Note 4 of Notes to the Unaudited Pro Forma Combined Financial Statements.

(5) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom and repayment of $1.4 million at March 31, 1998 of Petrocon indebtedness from cash on hand. See "Use of Proceeds."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and related notes thereto and "Selected Historical and Pro Forma Combined Financial Data" appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company's revenues are primarily derived from engineering, design and related services provided to its clients. Direct costs consist primarily of labor, material and other related expenses necessary to complete the various engineering and design projects. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office supplies, rent, utilities, insurance and professional fees.

     Petrocon and the Acquired Companies have been managed throughout the periods discussed below as independent private companies, and their results of operations reflect different tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Some owners of these companies and certain key employees have prospectively agreed to certain reductions in their compensation and benefits in connection with the Pending Acquisitions.

     OEI has conducted no operations to date other than in connection with the Offering and the Pending Acquisitions. The Company intends to integrate these businesses and their operations and administrative functions. The integration process may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, but will necessitate additional costs and expenditures for corporate management and administration. The Company will also incur corporate expenses related to being a public company, implementation of an acquisition program and systems integration. These various costs and possible cost-savings may make comparison of historical operating results not comparable to, nor indicative of, future performance. No such cost savings were reflected in the pro forma combined statement of operations data, except for compensation reductions provided for in the agreements entered into in connection with certain of the Pending Acquisitions and other known cost eliminations.

     In March 1998, OEI sold 36,564 shares of Common Stock to a new member of management. As a result, the Company recorded a non-recurring, non-cash compensation charge of $0.5 million in the first quarter of 1998, representing the difference between the amount paid for the shares and the estimated fair value of the shares, which value has been discounted from the estimated initial public offering price due primarily to restrictions on the sale and transferability of the shares issued.

     In July 1996, the SEC issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of accounting. Under the purchase method, the owners of the company that receive the largest portion of voting rights in the combined enterprise as a result of the Pending Acquisitions are presumed to be the accounting acquirer. Accordingly, Petrocon has been designated as the accounting acquirer. Goodwill totalling approximately $64.2 million will be recorded on the Company's balance sheet in connection with the Pending Acquisitions, $46.5 million of which represents the excess of the fair value of the merger consideration to be paid for the Acquired Companies over the fair value of the net assets to be acquired. This goodwill will be amortized over a 40-year period as a non-cash charge to the Company's statements of operations. The pro forma impact of this amortization expense, which is non-deductible for federal income tax purposes, is $1.6 million per year on an after-tax basis.

     In addition, upon consummation of the Pending Acquisitions, the Company will record a $7.7 million non-recurring, non-cash compensation charge related to an aggregate of 609,395 shares of Common Stock owned by management, which shares were sold by OEI to them in October 1997 and March 1998. The charge represents the difference between the amount paid for the shares and the estimated fair value of the shares based on a discount from the estimated initial offering price due primarily to restrictions on the sale of the shares issued. The charge will be reflected in the Company's historical income statement for the quarter in which the Pending Acquisitions occur, and for the year 1998, and will not be deductible for federal income tax purposes. The issuances of the management shares were made in contemplation of the Offering and the Pending Acquisitions, and no further stock issuance of this nature are anticipated.

PRO FORMA COMBINED -- LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998, on a pro forma combined basis, after giving effect to
(i) the net incurrence of indebtedness by the Company since March 31, 1998, (ii) the Pending Acquisitions, (iii) the closing of the Offering and the Company's application of the net proceeds therefrom to repay certain indebtedness of Petrocon and the Acquired Companies (approximately $21.8 million), (iv) the repayment of an additional 1.4 million of Petrocon indebtedness from cash on hand and (v) $1.0 million of advances by Equus II, which have been used to pay a portion of the expenses of the Offering (which advances are estimated to aggregate $2.5 million at the time the Offering closes), the Company would have had an aggregate of $3.5 million of cash and short-term investments, $17.1 million of working capital and no long-term debt obligations.

     The Company has recently received a commitment letter from Bank One, Texas, N.A. to provide the New Credit Facility, which would be available upon the closing of the Offering. According to the proposed New Credit Facility terms, the Company would have a line of credit from $50.0 million to $75.0 million, depending on syndication subscriptions, which may be used for general corporate purposes, including refinancing of certain indebtedness of Petrocon and the Acquired Companies, acquisitions, capital expenditures and working capital. The New Credit Facility will be secured by a pledge of the capital stock of all OEI's domestic subsidiaries and a negative pledge of the Company's assets. The New Credit Facility will require compliance with various affirmative and negative covenants, including, among others, (i) maintenance of certain financial ratios, (ii) a restriction on additional indebtedness and (iii) restrictions on liens, guarantees, advances, dividends and business activities unrelated to the Company's existing operations. Failure to comply with such covenants and restrictions would constitute a default under the New Credit Facility. The New Credit Facility is subject to negotiation of definitive documentation and certain other customary conditions, and there can be no assurance that the Company will be able to obtain the New Credit Facility on terms acceptable to the Company.

     The Company intends to pursue further acquisition opportunities. The Company expects to fund future acquisitions through the issuance of additional Common Stock, borrowings (including amounts available under the New Credit Facility) and cash flow from operations. To the extent the Company funds a significant portion of the consideration for future acquisitions with cash, it may have to increase the amount available under the New Credit Facility or obtain other sources of financing. There can be no assurance such financing will be available on terms acceptable to the Company. The Company expects that its cash flow from operations will provide cash sufficient to meet the Company's normal working capital needs, debt service requirements and planned capital expenditures for property and equipment (exclusive of acquisitions of other businesses) for at least the next several years. On a combined basis, the Company made capital expenditures for property and equipment of approximately $1.6 million and $1.9 million in 1996 and 1997, respectively. The Company's capital expenditures for 1998 are expected to be approximately $2.0 million, primarily for computer equipment and software, excluding capital expenditures for acquisitions.

     Due to the relatively low levels of inflation experienced in 1997, inflation did not have a significant effect on the pro forma combined results of operations of the Company in that period.

SEASONALITY

     The Company historically has experienced quarterly fluctuations in revenues, operating income and cash flows. In recent years, the Company has experienced greater revenue, operating income and cash flows in the second and third calendar quarters as compared with the other two calendar quarters, primarily as a result of holidays and inclement weather during the first and fourth calendar quarters and delays in expenditures until after completion of the Company's clients annual budgeting process, which normally occurs during the first calendar quarter.

IMPACT OF YEAR 2000

     Prior to the year 2000, the Company expects to incur approximately $2.4 million of capital expenditures for new computer software and hardware relating to financial reporting and certain engineering applications, all of which software will be year 2000 compliant. The Company also expects to spend approximately $0.1 million for upgrades to certain existing engineering software to ensure year 2000 compliance, which amounts will be expensed in the period incurred. The Company is currently in the process of evaluating its other computer software programs and operating systems to ensure such programs and systems will be able to process transactions in the year 2000. The Company does not believe that the costs to modify these other programs or systems will be material to its financial condition or results of operations. The Company does not currently have information concerning the year 2000 compliance of its clients and suppliers. However, since the Company does not generally interface its computer systems with its client or suppliers, the failure of the Company's clients and suppliers to achieve year 2000 compliance could have a material adverse effect on the Company's financial condition and results of operations.

PETROCON -- RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship that certain items in Petrocon's Consolidated Statements of Income bear to revenues:

                                                                                                             THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                            MARCH 31,
                                          ----------------------------------------------------------------  --------------------
                                                  1995                  1996                  1997                  1997
                                          --------------------  --------------------  --------------------  --------------------
                                                            (DOLLARS IN THOUSANDS)             (UNAUDITED)
Revenues................................  $  52,386      100.0% $  61,851      100.0% $  92,616      100.0% $  19,496      100.0%
Direct costs............................     42,144       80.4     49,252       79.6     71,693       77.4     15,479       79.4
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit............................     10,242       19.6     12,599       20.4     20,923       22.6      4,017       20.6
General and administrative expenses.....      8,359       16.0      9,577       15.5     15,315       16.6      3,318       17.0
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations..................      1,883        3.6      3,022        4.9      5,608        6.0        699        3.6
Other income (expense)..................        (74)      (0.1)      (506)      (0.8)    (1,279)      (1.3)      (262)      (1.3)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations before
  income tax............................      1,809        3.5      2,516        4.1      4,329        4.7        437        2.3
Provision for income tax................        599        1.2      1,051        1.7      1,574        1.7        159         .8
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations.......  $   1,210        2.3% $   1,465        2.4% $   2,755        3.0% $     278        1.5%
                                          =========  =========  =========  =========  =========  =========  =========  =========

                                                  1998
                                          --------------------
Revenues................................  $  25,915      100.0%
Direct costs............................     20,521       79.2
                                          ---------  ---------
Gross profit............................      5,394       20.8
General and administrative expenses.....      3,792       14.6
                                          ---------  ---------
Income from operations..................      1,602        6.2
Other income (expense)..................       (451)      (1.7)
                                          ---------  ---------
Income from continuing operations before
  income tax............................      1,151        4.5
Provision for income tax................        479        1.9
                                          ---------  ---------
Income from continuing operations.......  $     672        2.6%
                                          =========  =========

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues increased by $6.4 million, or 32.9%, to $25.9 million during the first quarter of 1998 from $19.5 million during the three months ended March 31, 1997. This increase was mainly due to internal growth at most of the Company's subsidiaries caused by strong customer demand for Petrocon's engineering and design services. In addition, Alliance Engineering, Inc. ("AEI"), was acquired during the first quarter of 1997 and contributed revenues of $2.1 million during that period compared to $4.9 million during the first three months of the current year.

     Gross profit improved by $1.4 million, or 34.3%, to $5.4 million during the three months ended March 31, 1998 from $4.0 million during the same period in the prior year. The gross margin increased to 20.8% for the first quarter of 1998 from 20.6% for the same period in 1997. The increase was primarily due to increased revenues throughout the Company, and particularly at AEI, which generally achieves higher gross margins than the other Petrocon subsidiaries.

     General and administrative expenses increased by $0.5 million to $3.8 million during the first quarter of 1998 from $3.3 million during the comparable prior year period. This increase was principally related to the inclusion of administrative costs for AEI for the full three-month period during 1998 versus only two months during the 1997 quarter. Various other payroll-related and administrative costs increased during the first three months of 1998 from the comparable prior year period mainly due to the rise in revenues from 1997 to 1998.

     Other income (expense) for the first quarter of 1998 increased by $(0.2) million to $(0.5) million from $(0.3) million for the comparable period in 1997. This increase was primarily related to a $0.1 million decrease in the earnings of PAL resulting from a reduction in project revenues from the Middle East region, which earnings are reported under the equity method.

     Net income increased by $0.4 million, or 142%, to $0.7 million for the first three months ended March 31, 1998 from $0.3 million during the same period in 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues for 1997 increased by $30.7 million, or 49.6% to $92.6 million from $61.9 million for 1996. This increase was principally due to the acquisitions of AEI, RPM/Barnard & Burke ("RPM") and Triangle Engineers & Constructors, Inc. ("TE&C") in February 1997, October 1996 and July 1996, respectively. These entities contributed revenues of $39.7 million in 1997 as compared to $6.1 million in 1996. This increase was partially offset by a reduction in revenues at Petrocon (excluding revenues attributable to the acquisitions) primarily as a result of the transfer of an aggregate of approximately $3.5 million of revenues to PAL and the acquired companies.

     Gross profit for 1997 increased by $8.3 million, or 65.9%, to $20.9 million from $12.6 million for 1996. The gross margin increased to 22.6% in 1997 from 20.4% in 1996. This increase was principally due to the acquisitions of AEI and RPM, which achieved generally higher gross margins than the other Petrocon subsidiaries. AEI, RPM and TE&C contributed aggregate gross profit for 1997 of $10.6 million as compared to $1.6 million for 1996.

     General and administrative expenses for 1997 increased by $5.7 million to $15.3 million from $9.6 million for 1996, primarily as a result of the AEI, RPM, and TE&C acquisitions, the addition during June 1996 of a corporate acquisition staff and an increase in office work as contrasted with in-plant assignments. AEI, RPM and TE&C accounted for $7.4 million of general and administrative expenses for 1997 as compared to only $1.2 million in 1996. In addition, office work generally carries higher general and administrative expenses but also generates higher margins than in-plant assignments.

     Other income (expense) for 1997 increased by $(0.8) million to $(1.3) million from $(0.5) million for 1996. This increase was primarily due to (i) a $1.0 million increase in interest expense resulting from increased borrowings needed to fund acquisitions, a shareholder preferred stock buy-back program and working capital requirements and (ii) a $0.5 million charge related to the write-off of certain leasehold improvements and other property. These expense increases were partially offset by an $0.8 million increase in the earnings of PAL reported under the equity method.

     Income from continuing operations for 1997 increased by $1.3 million, or 86.7%, to $2.8 million from $1.5 million for 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues for 1996 increased by $9.5 million, or 18.1%, to $61.9 million from $52.4 million in 1995. This increase was primarily the result of the acquisitions of RPM and TE&C, which contributed revenues of $6.1 million in 1996. In addition, internal growth accounted for an increase of $3.4 million based in part on the receipt of significant incentive payments on several large projects completed in 1996.

     Gross profit for 1996 increased by $2.4 million, or 23.5%, to $12.6 million from $10.2 million for 1995, primarily due to the increase in revenues and from the RPM and TE&C acquisitions. The gross margin increased to 20.4% in 1996 from 19.6% in 1995. This improvement was principally due to the RPM acquisition, which achieved generally a higher gross margin than the other Petrocon subsidiaries.

     General and administrative expenses for 1996 increased by $1.2 million to $9.6 million from $8.4 million for 1995, primarily as a result of the RPM and TE&C acquisitions and the addition of the corporate acquisition staff in June 1996. RPM and TE&C accounted for $1.2 million of general and administrative expenses in 1996.

     Other income (expense) for 1996 increased by $(0.4) million to $(0.5) million from $(0.1) million for 1995. This increase related principally to (i) a $0.1 million increase in interest expense due to increased borrowings to fund acquisitions and the shareholder preferred stock buy-back program and (ii) a $0.4 million decrease in the earnings of PAL reported under the equity method. The decrease in the earnings of PAL resulted primarily from the imposition of quota requirements under certain client contracts that have since been resolved.

     Income from continuing operations for 1996 increased $0.3 million to $1.5 million from $1.2 million for 1995.

PETROCON -- LIQUIDITY AND CAPITAL RESOURCES

     Petrocon had cash and cash equivalents of $2.3 million and $0.7 million at December 31, 1997 and March 31, 1998, respectively. In addition, Petrocon has a $14.5 million revolving credit facility, of which $11.6 million and $12.3 million was outstanding at December 31, 1997 and March 31, 1998, respectively. This credit facility is secured by the Company's accounts receivable and requires Petrocon to maintain certain financial covenants regarding net worth and cash flow, as well as certain financial ratios, including fixed charge coverage and specified levels of certain other items. The credit facility expires in August 1999. The Company intends to repay this credit facility with proceeds from the Offering and enter into the New Credit Facility. See "Use of Proceeds" and "-- Pro Forma Combined -- Liquidity and Capital Resources."

     For 1997, net cash provided by operations totaled $3.3 million as compared to $4.6 million for 1996. Cash provided by operations for 1997 consisted of net income of $2.8 million, plus non-cash revenue and expenses of $1.9 million, less changes in working capital of $1.4 million in the aggregate. Non-cash revenue and expenses for 1997 included depreciation and amortization expense of $1.8 million. Changes in working capital included a $3.3 million increase in accounts receivable as a result of the higher revenues in 1997, and a $1.4 million increase in costs and estimated earnings in excess of billings on uncompleted contracts due to an increase in projects in progress but not completed at year end. This use of working capital was partially offset by increases in accounts payable of $0.8 million and accrued salaries and fringe benefits of $2.7 million, primarily due to the higher revenues in 1997 and the AEI acquisition.

     For the three months ended March 31, 1998, net cash used in operations totaled $1.2 million compared to $0.8 million during the same period in 1997. Current year cash used in operations consisted of net income of $0.7 million, plus non-cash expenses of $0.3 million, less working capital changes of $2.2 million.

     Non-cash revenue and expenses during the January to March 1998 period included depreciation and amortization expense of $0.4 million. Changes in working capital included a $0.8 million increase in accounts receivable as a result of higher revenues in 1998, and a $1.4 million increase in costs and estimated earnings in excess of billings on uncompleted contracts due to an increase in the amount of projects in progress but not completed at March 31. In addition, working capital was used to reduce accrued compensation and benefits. This use of working capital was partially offset by an increase in amounts payable of $1.1 million, primarily due to higher revenues in 1998.

     Capital expenditures were $1.2 million and $0.4 million for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively. Such expenditures were principally for the purchase of computer equipment and software and certain AEI leasehold improvements.

     In February 1997, a wholly-owned subsidiary of Petrocon merged with AEI. Cash used for the acquisition, net of cash acquired, was $3.1 million in the aggregate. In August 1997, Petrocon repurchased 154,531 shares of its outstanding Series A preferred stock in exchange for cash of $0.9 million and other consideration. At December 31, 1997, net increases in amounts outstanding under PEI's credit facility and notes payable were $3.8 million in the aggregate, principally to fund the AEI acquisition and for working capital requirements.

     Petrocon capital expenditures for 1998 are expected to be approximately $1.5 million, primarily for Petrocon computer equipment and software.

                               INDUSTRY OVERVIEW

GENERAL

     Engineering is an integral part of virtually every type of construction, manufacturing, processing, natural resource extraction, power generation or transportation activity. Firms providing engineering services range from small, local firms employing several or even a single engineer, to global organizations whose professionals number in the thousands and which have worldwide capabilities. Some engineering firms confine their activities to "pure" planning and design functions, while many combine their engineering work with varying degrees of construction, architectural and other activities. Some engineering firms are specialized, either on a discipline or industry basis, and others are multidisciplined and serve a broader base of clients.

     Given the breadth of activities constituting "engineering" and the diversity of the firms conducting these activities, generalizations and characterizations are difficult and largely subjective. ENR annually reports on and ranks by client billings what it calls "The Top 500 Design Firms," which include U.S.-based engineer-constructor, engineer-architect and other hybrid organizations, as well as exclusively design and planning firms. Ranked companies classify themselves as concentrating in specified areas of work. According to ENR'S report for 1997, its 500 top ranked firms as a group billed their clients $32.7 billion in 1997, representing a 10.3% increase over 1996. For 1997, the "Top 500's" total reported client billings by areas of work were as follows:

                                          BILLINGS
                                        (IN BILLIONS     PERCENT
            TYPE OF WORK                 OF DOLLARS)     OF TOTAL
-------------------------------------   -------------    --------
General Building.....................        5.0           16.8
Transportation.......................        4.6           15.4
Hazardous Waste......................        4.5           15.1
Petroleum............................        4.0           13.7
Industrial Process...................        3.0           10.1
Sewerage/Solid Waste.................        2.6            8.7
Power................................        1.7            5.6
Manufacturing........................        1.6            5.3
Water Supply.........................        1.5            4.9
Other................................        1.3            4.5

     Of the total 1997 billings reported by ENR'S "Top 500," $25.4 billion, or 77.7%, was represented by domestic billings, and $7.3 billion, or 22.3%, was represented by international work. Out of the "Top 500" firms, 309 firms reported increases in their professional staff during 1997, versus 179 firms which reported losses or no change in professional staff, and 304 firms reported higher backlogs at the end of the year, while 163 firms reported lower or unchanged backlog levels.

INDUSTRY CONDITIONS

     The markets served by the ENR ranked firms and the many thousands of unranked U.S. and foreign-based design and engineering firms make up a global construction market estimated to exceed $3 trillion annually. In the United States, over the last decade, the annual value of construction put in place has been assessed by the U.S. Department of Commerce at over $400 billion in current dollars. The market for engineering services has experienced significant growth in recent years as reflected by an increase in annual billings by ENR'S "Top 500" of $3.3 billion, or 11.2%, from $29.4 billion in 1995 to $32.7 billion in 1997. The Company believes there will be a continued strong demand for engineering services within the United States and internationally due to, among other things, the following factors:

          ANTICIPATED SPENDING ON INFRASTRUCTURES. The United States infrastructure needs have been much publicized. Upgrades and expansions of the existing infrastructure, including highways, water and sewer lines and gas and other power utilities are currently estimated by the Associated General Contractors of America to require more than $3 trillion over the next 20 years, averaging approximately $180 billion each year. Similarily, significant infrastructure expenditures are expected in

     Europe, with construction spending estimated at approximately $500 billion per year. In lesser developed countries, increasing urbanization and the growing demand for an improved standard of living are expected to generate substantial engineering and construction infrastructure projects.

          CONTINUED IMPROVEMENT OF INDUSTRIAL OPERATING AND PROCESSING EFFICIENCIES. The industrial construction market both within the United States and abroad is expected to continue to be driven by competitive and technological forces. Global competition is believed by management to be motivating plant owners to increase their spending on solutions that further automate and streamline their businesses. As a result, the global demand for technically diverse engineering services is expected to continue to increase.

          CONTINUED INCREASES IN REGULATORY REQUIREMENTS IMPACTING U.S. INDUSTRY. Regulations regarding the environmental and safety compliance of U.S. businesses continue to create significant construction and engineering opportunities. For example, the EPA currently estimates that U.S. pulp and paper manufacturers will be required to make more than $1.8 billion in total capital expenditures and $277 million annually to comply with surface water discharge limitations currently in effect. The EPA further estimates that approximately $140 billion must be spent over the next 20 years to conform U.S. wastewater and hazardous waste disposal sites to comply with current regulatory requirements.

          CONTINUED TRENDS IN OUTSOURCING OF PLANT OPERATION AND
     MAINTENANCE. Technical staffing by engineering firms should continue to expand as refineries and manufacturing and processing plants rely increasingly on outside firms to provide engineering services related to plant operations and maintenance. Industrial clients have continued to reduce their in-house engineering staffs related to these areas as a result of outsourcing non-core business functions and industry downsizing. Industry studies estimate that between 20% and 50% of the total cost of running a plant is represented by maintenance and that the total potential plant maintenance market ranges from $300 billion to $500 billion annually.

TREND TOWARD CONSOLIDATION

     The Company believes that more than 28,000 U.S. firms, and an even greater number of foreign firms, offer some form of engineering and design services. The Company also believes that these firms are combining at the local, national and international levels as they seek to expand their geographic coverage, broaden their professional capabilities, expand within existing geographic markets and specialties, and leverage their engineering capabilities through cross-marketing. The Company believes that the same motivating factors that have led some of Europe's largest firms to acquire or obtain controlling interests in some of the largest and best known engineering firms in the United States, and VICE VERSA, will continue to induce combinations among local, regional, national and foreign firms of every size and type.

     The Company further believes that at the mid-size and regional firm level, several other factors are contributing to an increasing number of firms seeking to combine with other, larger organizations. Frequently, the founders and principals of these firms are engineers or designers first, and professional business managers second. Their firm's growth has imposed on them greater management responsibilities at the expense of their professional practice, and many are seeking either relief from or assistance with their management burdens. Also, regardless of their legal form, many such firms, over the life of their development, have assumed partnership-like characteristics as growing numbers of professionals have become equity owners in the firm, a process which often raises difficult governance and other issues that can be solved by a combination with a larger, professionally managed firm. Furthermore, many of these firms recognize their need for overhead reductions, but feel constrained in making them by what often are non-economic factors. The Company believes that in many instances, such firms may view their acquisition as an opportunity to achieve appropriate and necessary overhead reductions without having to self-impose them. Finally, the growth opportunities of these firms are often limited by bonding and other performance guarantee requirements which are beyond their financial capabilities, but which could be satisfied by access to greater financial resources through association with a larger firm.

                                    BUSINESS

GENERAL

     The Company is a diversified engineering company providing engineering services and engineered systems to a broad range of industrial, commercial and institutional clients throughout the United States and internationally. The Company's multidisciplined expertise enables it to offer its clients total design and engineering solutions extending from project inception through completion, start-up and operation, within multiple industries and across diverse geographic markets. During 1997, the Company was involved in engineering projects in 26 states and over 21 countries worldwide, generating pro forma combined revenues of $169.1 million, of which $119.5 million, or 70.7%, was from domestic projects, and $49.6 million, or 29.3%, was from international work.

     OEI was formed in October 1997 by Petrocon's management to conduct the offering, simultaneously consummate the Pending Acquisitions and continue Petrocon's successful acquisition program. The Company, through Petrocon, has grown significantly through acquisitions, having acquired more than 13 engineering firms since 1988. As a result of the Pending Acquisitions and the Offering, the Company believes it will have greater financial, technical and professional resources, which will enable it to aggressively continue its successful acquisition strategy, enhance its technical capabilities and expand its already diversified client base.

     The Company operates in two principal segments: engineering services and engineered systems. The Company's engineering services encompass all aspects of the process, civil, structural, mechanical, instrument, electrical, geotechnical and environmental engineering and design disciplines, providing its clients with a single source for all their design, engineering and permitting needs. The Company has designed and engineered facilities ranging from refineries, petrochemical plants, pulp and paper processing plants and wastewater treatment facilities, to food and beverage processing plants, pharmaceutical plants and laboratories, electronics manufacturing facilities, hotels and casinos. The Company's engineered systems are primarily custom designed, built, programmed and installed on a fixed-price, turnkey basis and include control and instrumentation systems and modular processing plants primarily for the oil and gas, refining and chemical processing industries. During 1997, approximately $123.5 million, or 73.0%, of the Company's pro forma combined revenues were attributable to engineering services and $45.6 million, or 27.0%, were attributable to engineered systems. The Company provides engineering services and engineered systems to a number of Fortune 100 companies through a staff of over 1,600 employees, including approximately 1,100 engineers and design professionals as of March 31, 1998.

BUSINESS STRATEGY

     The Company has developed a strategic plan to:

     EXPAND AND DIVERSIFY THROUGH ACQUISITIONS. The Company intends to aggressively continue its acquisition program targeted at well-established, profitable engineering companies offering engineering services and engineered systems similar or complementary to those offered by the Company. See
"-- Acquisition Strategy" and "-- Acquisition History." The key elements of the Company's acquisition strategy are to:

          ENTER NEW GEOGRAPHIC MARKETS. The Company intends to expand its geographic coverage by acquiring well-established and highly respected local and regional firms within the U.S., as well as foreign firms, with operations in geographic areas not currently served by the Company.

          EXPAND AREAS OF TECHNICAL EXPERTISE. The Company intends to expand the scope of its technical expertise by acquiring firms with acknowledged expertise and experience in specialized service areas that are not offered by the Company or in which the Company does not enjoy a widely recognized reputation. This would provide the Company's existing and future clients with a broader range of services.

          STRENGTHEN PRESENCE WITHIN EXISTING GEOGRAPHIC MARKETS AND SPECIALTIES. The Company intends to acquire firms in markets currently served and specialties currently offered by the Company in order to increase the professional resources available to the Company and secure larger projects.

          ENHANCE CROSS-MARKETING OPPORTUNITIES The Company also intends to enhance its cross-marketing opportunities by acquiring other engineering firms whose services and systems can be packaged or cross-marketed with the Company's existing services and systems.

     ACCELERATE INTERNAL GROWTH. The principal elements of the Company's internal growth strategy are to (i) attract larger, higher-margin projects by virtue of increased financial, professional and technical resources, (ii) leverage the Company's capabilities and expertise through cross-marketing and
(iii) develop new partnering relationships and other strategic alliances.

     IMPROVE OPERATING MARGINS. The Company believes that combining Petrocon and the Acquired Companies will provide significant opportunities to increase the Company's profitability. The key components of this strategy are to:

          INCREASE OPERATING EFFICIENCIES. The Company believes that it will be able to increase its overall staff utilization rate by more effectively deploying and allocating its professional resources. The Company intends to accomplish this goal with the aid of computer networking, which will allow work to be sent instantly by computer to the location of available resources, and by extending the concepts of the Company's "Vision 2000," a project-driven approach which the Company has had in place for almost four years and which has helped Petrocon lower significantly its non-billable hours and maximize its rate of chargeability. The Company also expects improvements in its overall staff utilization rate as a result of:
     (i) increased utilization of highly specialized personnel based upon a larger number of Company-wide engineering projects; (ii) increased flexibility to make staff adjustments at those operating companies located in geographic areas with more limited talent pools; and (iii) the Company-wide application of Petrocon's operating experience in the Texas Gulf Coast area, which is one of the country's most competitive environments for engineering services.

          CENTRALIZE APPROPRIATE ADMINISTRATIVE FUNCTIONS. The Company believes that opportunities exist to improve operating margins by consolidating the administrative functions of the Company, such as finance, insurance, employee benefits and accounting.

          EXPLOIT PURCHASING POWER. The Company expects to use its increased purchasing power to gain volume discounts both for itself and in connection with its procurement services for its clients. These discounts will enable the Company to secure larger margins on its turnkey projects and fixed-price contracts, and to potentially secure additional contracts in situations where these discounts can be passed through to its clients.

     OUTSOURCE CONSTRUCTION ACTIVITIES. While the Company recognizes the current trend among project owners and operators toward turnkey projects, under which a single firm provides all engineering, procurement and construction services associated with a project, the Company believes it can offer clients these projects, without assuming all of their associated construction risks, by forming joint ventures and other partnering relationships with specialized construction firms. Similarly, in instances where the Company is asked or required to take an equity interest in a project, the Company intends to seek financial partners with capital available for that purpose, rather than deploying its own capital in meeting any project equity requirements. The Company believes that combining Petrocon and the Acquired Companies will result in a larger firm, both financially and in terms of professional resources, and thus a more attractive partnering candidate for potential construction and financial partners.

     OPERATE ON A DECENTRALIZED BASIS. The Company intends to manage its operating companies and subsequently acquired companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth. The Company's executive management intends to closely monitor operating results of its operating companies and will provide direction and guidance on operational matters, such as staff utilization rates, backlog control and marketing and cross-selling opportunities, in an effort to improve profitability at each operating level. The Company believes that combining a decentralized management structure with strong, centralized operating and financial controls geared to accountability will support the entrepreneurial and creative culture at each of its operating companies, while allowing the Company to capitalize on the local and regional market knowledge, goodwill, name recognition and client relationships of each of the operating companies.

ACQUISITION STRATEGY

     The Company intends to aggressively continue its acquisition program targeting well-established and profitable companies offering engineering services and engineered systems similar or complementary to those offered by the Company. Acquisitions will be expected to expand the Company's geographic coverage, broaden its technical capabilities or expertise, improve its market share within existing geographic markets or specialties, or provide increased cross-selling opportunities. Certain acquisitions will be large enough to maintain their own operating and management structure, while other smaller acquisitions will be folded into an existing operation without significantly increasing the Company's infrastructure. From among the many thousands of engineering companies estimated to be active in the United States, and the many more thousands of foreign firms, the Company believes there will be no shortage of acquisition candidates. The Company will selectively pursue acquisition candidates based on the Company's acquisition criteria, such as profitability, revenue growth potential, similar or complementary services, systems and client bases that provide potential cross-selling opportunities, established reputation, qualified and experienced management, professional and technical personnel and geographic and cultural compatibility.

     The Company believes it will be regarded by acquisition candidates as an attractive acquirer because of: (i) the Company's strategy for creating a professionally managed engineering firm of internationally recognized stature;
(ii) the Company's decentralized operating strategy which emphasizes an ongoing role for owners, management and key personnel of acquired firms, as well as meaningful equity positions for these individuals which will enable them to participate in the Company's growth and realize improved liquidity; (iii) the Company's objective of maintaining a professional environment which will attempt to preserve and capitalize on the entrepreneurial spirit, creativity and ingenuity of the acquired firms' owners and professional personnel; (iv) the potential for growth of both the acquired entity and the Company overall by virtue of increasing the scope and variety of services which the acquired firm and the Company can together make available to their existing client bases, as well as increasing the size and variety of the projects which can be undertaken by the acquired firm as a result of its access to greater financial, technical and professional resources; and (v) the potential for increased profitability of the acquired company due to centralization of administrative functions, enhanced information and design systems capabilities and purchasing economies.

     The Company intends to use various combinations of its Common Stock, cash and notes as consideration for future acquisitions. The consideration for each future acquisition will vary on a case-by-case basis. The Company will finance future acquisitions through funds provided by operations, by the New Credit Facility and from the proceeds of future equity and debt financings. During 1998, the Company intends to register 3,000,000 shares of Common Stock under the Securities Act for use in connection with future acquisitions.

ACQUISITION HISTORY

     Since 1988, the Company has experienced substantial growth through acquisitions. Key members of the Company's management team have worked together for several years at Petrocon, which has made over 13 acquisitions to date. In the process, the Company's management has gained valuable experience in sourcing, negotiating, closing and successfully integrating acquisitions. The following table describes eight of the more strategically significant acquisitions by the Company since 1988:

                                             PRE-ACQUISITION
                                   YEAR        REVENUES(1)
       COMPANY ACQUIRED          ACQUIRED     (IN MILLIONS)           DESCRIPTION
------------------------------   --------    --------------- ------------------------------
Engineering Division of Austin      1988          $ 6.5      Multidisciplined engineering
  Industries, Inc.                                           services to the process
                                                             industries in the Texas and
                                                             Louisiana Gulf Coast Area
DLH Associates                      1991          $ 1.2      Intrumentation and
                                                             programmable logic control
                                                             systems
Coastal Technical Corporation       1991          $ 8.0      Technical personnel
                                                             outsourcing
HTC, Inc.                           1992          $ 0.6      Instrumentation and
                                                             programmable logic control
                                                             systems
Eagleton Saudi Arabia Limited       1992          $12.0(3)   Engineering services to the
  (PAL)(2)                                                   petroleum industry in the
                                                             Middle East
Triangle Engineers &                1996          $ 7.0      Multidisciplined engineering
  Constructors, Inc.                                         services to the petroleum and
                                                             chemical industries in the
                                                             Gulf Coast area
RPM/Barnard & Burke                 1996          $17.5      Services to the downstream oil
                                                             and gas industry in the
                                                             Mississippi River corridor of
                                                             Louisiana
Alliance Engineering, Inc.          1997          $14.0      Process design serving the
                                                             upstream segment of the oil
                                                             and gas industry, with subsea
                                                             structural design specialty

------------

(1) Represents unaudited revenues for the fiscal year ending in the year immediately preceding the year of the acquisition.

(2) Acquisition of a 50% interest in what is now PAL.

(3) Represents 100% of PAL's revenues. No PAL revenues are included in the Company's revenues because it uses the equity method to account for PAL.

     Through these acquisitions, the Company has demonstrated the ability to implement its acquisition strategy. The Company expanded internationally through its acquisition of a 50% interest in PAL (formerly Eagleton Saudi Arabia Limited), which has provided the Company with a presence in the Middle East and surrounding countries. PAL has also provided cross-selling opportunities by assisting the Company in securing engineering projects for its U.S-based operating companies. The Company broadened its technical expertise in control systems through a series of acquisitions, including DLH Associates and HTC, Inc., which enabled the Company to immediately compete for a growing number of control system project opportunities. The Company acquired Coastal Technical Corporation to take advantage of an industry trend of outsourcing certain in-plant engineering functions and as a hedge against cyclical downturns. The acquisitions of RPM/Barnard & Burke, Triangle Engineers & Constructors, Inc. and Alliance Engineering, Inc. have strengthened the Company's position in the Gulf Coast region, while at the same time expanding the Company's engineering capabilities in the upstream oil and gas market. These acquisitions also permitted the Company to gain additional plant engineering projects with certain of its long-term alliance clients by adding new office locations in close proximity to their plants.

ENGINEERING ACTIVITIES

     The Company groups its engineering activities into two principal segments: engineering services and engineered systems. The following table sets forth, for the periods indicated, the contribution to the Company's combined revenues from each of these segments:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
                                                (IN MILLIONS)
Engineering Services.................  $    80.8  $    94.7  $   123.5
Engineered Systems...................       19.6       39.7       45.6
                                       ---------  ---------  ---------
     Total...........................  $   100.4  $   134.4  $   169.1
                                       =========  =========  =========

     ENGINEERING SERVICES. The Company's engineering service capabilities encompass all aspects of the process, civil, structural, mechanical, instrument, electrical, geotechnical and environmental engineering disciplines, providing its clients with a single source for all their design, engineering and permitting needs. This multidisciplined expertise enables the Company to offer total design and engineering solutions extending from product inception through completion, start-up and operation, within multiple industries and across diverse geographic markets.

     The Company's services include feasibility studies, conceptual design, detail engineering, site and environmental planning, evaluation and permitting, procurement, project and construction management, inspection and verification, maintenance, plant operations, quality assurance/control and information technology. The Company has designed and engineered facilities ranging from refineries, petrochemical plants, pulp and paper processing plants and wastewater treatment facilities, to food and beverage processing plants, pharmaceutical plants and laboratories, electronics manufacturing facilities, hotels and casinos.

     The nature and variety of the Company's engineering services are illustrated by the following representative listing of projects completed by the
Company:

      o Total design, integration and project management for a substantial refinery upgrade project for Lyondell-Citgo in the Houston, Texas area.

      o Total design, procurement, installation supervision and startup of a fruit processing plant in southern India.

      o Engineering, procurement and construction management services for a significant distributed control system upgrade for a major refinery in the Middle East.

      o Engineering, design, procurement, construction support and startup services for a process system to blend coffee for Pepsi-Cola International.

      o Full range of environmental planning, permitting and engineering consulting services relating to a 25,000 seat waterfront amphitheater located in New Jersey.

      o Design and permitting services related to a gas/odor collection system project for a major New York landfill.

      o Total engineering and design services for a marine research laboratory, which includes a state-of-the-art 32,000 gallon aquarium with seawater filtration and water temperature and lighting controls for simulation of various aquatic conditions.

      o Process engineering services for a substantial chemical plant project in mainland China for a major U.S. chemical company.

     The Company also provides engineers, designers and draftsmen to its clients for assignment inside the clients' facilities. These staffing arrangements, primarily with refineries and petrochemical and processing plants in the Texas and Louisiana Gulf Coast region, include: partnering relationships with clients; in-plant task forces operating under the Company's supervision; and employee-lending arrangements where Company employees work under the client's supervision. At March 31, 1998, approximately 509 Company personnel were contracted for some form of in-plant assignment. The Company intends to continue pursuing a strategy of placing employees on in-plant assignments in order to take advantage of what it believes to be a sustained trend toward outsourcing and single sourcing among plant owners and operators, and as a hedge against cyclical slumps resulting from general economic or industry specific conditions.

     ENGINEERED SYSTEMS. The Company provides two primary types of engineered systems: control and instrumentation systems and modular processing plants.

     CONTROL AND INSTRUMENTATION SYSTEMS. The Company designs, engineers, assembles, programs, installs, integrates and services control and instrumentation systems for specific applications, principally in various energy and processing related industries. The Company's control and instrumentation systems are custom designed and include both conventional pneumatic and hydraulic control systems and sophisticated electronic, microprocessor-based controls employing programmable logic. Typical applications for the Company's control and instrumentation systems include oil and gas production safety systems, fire and gas detection systems, pipeline compressor station and data acquisition systems, surface controls for subsea production systems and control systems for oil and gas wells, engine and gas turbine driven compressors, pumps, boilers and heaters, and processing equipment. The Company offers turnkey electrical and instrumentation field construction services for equipment packages, offshore oil and gas production facilities, pipeline compressor stations, refineries and processing plants. All facets of control and instrumentation system design, engineering, assembly and testing are performed in-house by the Company, and the Company's full service field installation and technical staff performs complete electrical and instrumentation installation projects, start-up and commissioning services, modifications to existing systems, on-site training and routine maintenance procedures for client operating personnel. The Company's control systems unit does not produce products for inventory and purchases component parts for its systems only on an as-needed basis.

     MODULAR PROCESSING PLANTS. The Company designs, engineers, fabricates and installs modular processing plants for the oil and gas and petrochemical industries. The Company specializes in cryogenic turbo-expander units which employ extreme low temperatures in the processing of natural gas for the extraction of ethane and heavier gas liquids and the removal of nitrogen and other inerts. The Company also designs and builds extraction plants using conventional refrigeration to remove propane and heavier gas liquids from natural gas. Other modular plants designed and built by the Company include plants for gas treatment, sulfur, dehydration and fractionation, crude stabilization and production, MTBE, waste heat recovery and cogeneration, and amine treatment. The Company has designed and built plants ranging in capacity up to 450 million standard cubic feet per day for extraction plants, 250 million standard cubic feet per day for gas treatment plants, 600 tons per day for sulfur plants, 60,000 barrels per day for fractionation plants and 1.2 billion cubic feet per day for gas dehydration plants.

     All mechanical, structural, civil, piping, electrical and instrumentation engineering incorporated in the Company's modular plants is performed by the Company. The Company's modular plants are constructed at its fabrication facility in Houston, Texas. The plants are built on skids and transported to their site either by the Company or its client depending on the client's preference. If requested by the client, the Company provides full on-site installation, testing and commissioning services for its modular plants.

     The Company believes that its modular plants offer advantages over comparable plants constructed on site, including quicker and more predictable delivery schedules, higher quality assurance due to the controlled environment in which the plants are built, and lower costs attributable to simplified materials delivery, quantifiable labor costs and simplified field installation.

     Historically, the Company has undertaken only a small number of high-margin modular plant projects annually, and most of its plants were for installation in the oil and gas producing regions of the United States, principally in Texas, Louisiana, Oklahoma and New Mexico. In recent years, the Company has been concentrating on building plants for foreign clients, for installation abroad, since the Company believes foreign projects generally offer greater profit opportunities. In 1997, the Company's two largest foreign projects were built for installation in Argentina and the Ivory Coast, respectively.

BUSINESS DEVELOPMENT AND MARKETING

     The Company believes marketing and business development are Company-wide responsibilities, and all of the Company's project and other managers are formally encouraged to be actively involved in business development efforts through the maintenance of professional and personal relationships and through the identification and pursuit of new business opportunities. Company managers closely monitor the Company's client list to insure that all existing clients are contacted on a regular basis so that the Company remains before the client and aware of all current and proposed client projects.

     At March 31, 1998, the Company had 20 full-time business development managers who are responsible for both maintaining existing client relationships and identifying new clients, projects and markets. The Company business development managers are located in Houston (six) and Beaumont (four), Texas; Baton Rouge (four) and Lake Charles (one), Louisiana; Louisville, Kentucky (three); and Warren, New Jersey (two). Two of these business development managers are responsible primarily for international business development. In addition, the Company retains business development agents in Mexico City, three Saudi Arabia locations and Lagos, Nigeria.

     In addition to the regional business development managers, the Company has recently created the position of Executive Vice President of Marketing and Development to implement, control, monitor, report and evaluate marketing policies and procedures to be adopted on a corporate level and approved by the President. These policies and procedures will be set after consultation with management of the Company's primary operating locations and will be modified from time to time as market and Company conditions warrant. Other responsibilities of the Executive Vice President of Marketing and Development will include developing, implementing, monitoring and evaluating policies and procedures relating to cost-effective integration techniques at the operating company level with emphasis on resource allocation, such as staff utilization, work-load variances and man-hour cost-to-billing differentials, in an effort to achieve periodic and long-term consolidated financial planning objectives, while at the same time maintaining acceptable internal growth rates at the operating companies.

OPERATIONS

     The Company intends to operate on a decentralized basis, with the management of each operating company responsible for day-to-day operations, profitability and growth. However, the Company intends to centralize certain administrative activities from its executive offices. Centralized activities will include accounting for the consolidated group, financing, business development support, management information systems support, contract administration, insurance and safety administration and audits. In addition, all operating locations will be required to adhere to Company-wide policies and procedures relating to financial reporting, internal controls, purchasing and human resources and administration.

     The Company will also initiate "best practices" among all the operating companies for project monitoring and cost controls, backlog reporting, risk management and, where determined by the Company to be advisable, engineering policies and procedures. The Company intends to establish a President's Council, comprised of the president of OEI and the presidents of each of the Company's significant operating companies, to meet periodically for the purpose of implementing "best practices" and identifying areas where opportunities for synergies may be realized.

     The Company intends to integrate in the near term the existing computer system of Petrocon with each of the primary facilities of the Company's significant operations. This system should increase the Company's overall staff utilization rate by allowing the Company to instantly transmit work to the location of available resources. The Company has recently retained an integration coordinator to implement the integration of this system and other centralized administrative functions.

COMPETITION

     In its engineering services segment, the Company competes nationally and internationally with a large number of other firms of all sizes, ranging from the industry's largest firms which operate on a worldwide basis to much smaller regional and local firms. Among the firms larger than the Company, many offer a broader range of services than does the Company, many concentrate their services in one or more of the Company's service areas, and many have greater financial and professional resources than the Company. The Company does not believe that any one firm dominates or contributes a significantly large percentage of the total volume of work performed in any particular service area.

     Competition in the Company's engineering services segment is primarily centered on performance and the ability to provide the engineering, planning and project execution skills required to complete projects in a timely and cost efficient manner, as well as price. The high level of competition in this area of the Company's business has fostered a trend away from the relatively riskless cost-plus fee arrangements to pricing alternatives designed to shift to the service provider, or requiring the service provider to at least share in, the risks of cost overruns and inefficiencies in the delivery of services. These alternatives include fixed-price, guaranteed maximum price, incentive fee, competitive bidding, and other "value based" pricing arrangements. See "Risk Factors -- Pricing and Related Risk Sharing" and "-- Contracts."

     In its engineered systems segment, the Company emphasizes, and believes it is known for, the engineering quality and performance characteristics of its systems, its total turnkey capabilities, its innovative design solutions and its ability to meet promised delivery dates. The emphasis both clients and the Company place on pricing tends to vary with cyclical conditions in the oil and gas, petroleum and processing industries, with pricing becoming a more important factor during industry downturns. The Company's control systems and modular processing plants compete with similar systems built by other companies both larger and smaller than the Company, some of which compete primarily on the basis of pricing.

FOREIGN OPERATIONS

     The Company has performed engineering and construction management services in over 25 countries, both directly and through its 50% interest in PAL, which is headquartered in Al Khobar, Saudi Arabia and serves the entire Arabian Gulf Region. In addition to its Al Khobar headquarters, PAL has branch offices in Riyadh, Yanbu and Abu Dhabi, from which it services clients in Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates. Through agents and partners, the Company maintains offices in Mexico City, Mexico and Lagos, Nigeria.

     For the years ended December 31, 1995, 1996 and 1997, combined revenues from Company projects outside of the United States, excluding all PAL projects, were approximately 18.5%, 28.6% and 29.3% of total revenues, respectively. The Company accounts for its 50% interest in PAL by the equity method, and therefore no PAL revenues are included in the Company's revenues. For the years ended December 31, 1995, 1996 and 1997, PAL had revenues of approximately $9.2 million, $8.1 million and $16.4 million, respectively.

CONTRACTS

     The price provisions of the Company's contracts with its clients vary greatly. However, these provisions can generally be grouped into one of three categories: cost-plus; guaranteed maximum price; and fixed-price.

     COST-PLUS contracts provide for reimbursement of costs incurred by the Company plus a predetermined fee or a fee based on a percentage of costs incurred. This pricing arrangement presents the least risk to the Company.

     GUARANTEED MAXIMUM PRICE contracts are performed in the same manner as cost plus contracts, except the total actual cost plus the fee cannot exceed the guaranteed price negotiated between the Company and its client. If it does, then the Company may bear all or a portion of the excess. Where the cost and fee are less than the guaranteed price, the Company may share the savings with the client on a predetermined basis.

     FIXED-PRICE contracts include both negotiated fixed-price contracts and lump sum bid contracts that require the Company to perform work for a stated amount. Under a negotiated fixed-price contract, the Company is first selected as the contractor, and then the contract price is negotiated. Negotiated fixed-price contracts are frequently agreed to in turnkey arrangements where the Company has the opportunity to perform feasibility studies and design work before negotiating the price. Under lump sum bid contracts, the Company must bid against other firms based upon specifications furnished by the client. Contract bidding carries certain inherent risks, including the possibility of ambiguities in specifications, problems with new technologies, strike delays, work stoppages and other unforseen developments and changes that may occur over the contract period, that are reallocated through the negotiation process. Although both forms of contract involve a firm price for the customer, the lump sum bid contract presents the greater degree of risk to the Company.

     The Company's control systems and modular processing plants are contracted primarily on a lump sum, turnkey basis either FOB the Company or installed on site. For modular processing plants, the client typically makes an initial payment upon commencement of the project and progress payments at various stages of the project. Retainages beyond the completion date, designed to insure plant performance and compliance with specifications, are common.

     Most of the Company's contracts related to its engineering services activities have historically been undertaken on a cost-plus basis. However, the trend in the industry is away from this form of relatively riskless pricing, with project owners increasingly requiring pricing alternatives that shift to the service provider certain or all of the risk associated with cost overruns and other service delivery inefficiencies. These alternatives include guaranteed maximum price, fixed-price, incentive fee and other forms of "value-based" pricing arrangements. The Company expects this trend to continue in the future, with the result that the Company will be required to maintain and continually improve, relative to its competitors, both the precision of its cost estimates and the efficiency with which it delivers services. If managed properly, these forms of pricing arrangements provide the Company with the potential for higher margins. However, if the Company's discipline in either its cost estimates or service efficiency declines or fails to keep pace with that of its competitors the volume of awarded projects and their margins may be affected adversely. See "-- Competition."

     The following table reflects the amount and approximate percentage of the Company's combined revenues for each of the last three years, derived from each of the Company's three basic types of contract pricing provisions:

                                                           YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------------------------
                                               1995                  1996                  1997
                                       --------------------  --------------------  --------------------
                                                                (IN MILLIONS)
Cost-plus............................  $    74.8       74.5% $    84.9       63.2% $   109.6       64.8%
Guaranteed maximum price.............        6.1        6.1        5.9        4.4        6.7        4.0
Fixed-price..........................       19.5       19.4       43.6       32.4       52.8       31.2
                                       ---------  ---------  ---------  ---------  ---------  ---------
     Total...........................  $   100.4      100.0% $   134.4      100.0% $   169.1      100.0%
                                       =========  =========  =========  =========  =========  =========

     In cases relating to the Company's engineering service projects where the Company is responsible for equipment or materials procurement and places a markup on the procurement costs, the Company records on its accounts the revenues and expenses associated with the procurement services. On other projects involving procurement services where the Company charges no mark-up on the equipment or materials provided to its client, the revenues and expenses associated with the Company's procurement services are not recorded on its accounts.

     In accordance with industry practice, most of the Company's contracts are subject to termination at the discretion of the client. Most contracts provide for reimbursement of costs incurred and payment of fees earned by the Company through the date of termination. Many of the Company's contracts also provide indemnification to the client for losses and expenses incurred by the client as a result of the Company's negligence and, in certain instances, the concurrent negligence of the client. While the Company historically has not incurred material losses with respect to these claims and maintains insurance in amounts it considers adequate, no assurance can be given that the Company will not have significant indemnification claims in the future, that claims made will not be outside or exceed the Company's insurance coverage or that the

Company will be able to continue to obtain insurance coverage at rates it considers reasonable. See "-- Risk Management; Litigation."

     Under certain contracts, the Company guarantees project completion by a scheduled date or by achievement of certain acceptance and perfomance testing or milestone levels. At December 31, 1997, the Company had underway projects aggregating approximately $47.2 million in contract amount, which are subject to some form of completion or performance guarantee. If the Company fails to meet any required completion or performance requirements and is unable to remedy the failure within the applicable cure period, the Company could incur financial penalties in the form of liquidated damages or could be required to design or repeat the service or repair or replace the system. See "Risk
Factors -- Completion Guarantees."

CLIENTS

     During 1997, the Company provided engineering, design, construction management and procurement services to more than 702 industrial, commercial and institutional clients, involving more than 1,780 projects in the private sector and 90 projects in the public sector. The following table reflects the approximate percentage of combined revenues derived from the Company's major client groups for each of the last three years:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
                                                (IN MILLIONS)
General Building.....................  $     4.7  $     5.2  $     6.5
Transportation.......................        1.9        1.7        0.2
Hazardous waste......................        3.2        1.2        0.7
Industrial/Petroleum.................       75.5      112.8      141.2
Sewerage/solid waste.................        4.9        4.1        4.5
Power................................        3.3        3.1        1.7
Manufacturing........................        5.9        5.3        5.6
Water supply.........................        0.4        1.0        1.4
Other(1).............................        0.6        0.0        7.3
                                       ---------  ---------  ---------
     Total...........................  $   100.4  $   134.4  $   169.1
                                       =========  =========  =========

------------

(1) Includes environmental and geotechnical reports and retail and residential site surveys.

     The Company's engineering services group has many clients representing a broad range of industries and institutions, most of whom are repeat clients, and historically has not had a continuing dependence on any single client or any limited group of clients. However, one or a few clients have in the past and may in the future contribute a substantial portion of the Company's revenues in any one year or over a period of several consecutive years due to the size of major engineering projects. The Company's business is not necessarily dependent upon sustaining the level of revenues contributed by particular clients in any given year or period of consecutive years. Historically, the Company has not generated significant revenues from governmental clients, which accounted for only approximately $4.4 million, $4.4 million and $3.6 million of the Company's combined revenues during 1995, 1996 and 1997, respectively. In the Company's experience, once it begins work on a particular project, it is unlikely the client will terminate the Company's involvement before completion of the project, unless the project itself is cancelled or postponed. Historically, the Company has undertaken new projects for prior clients and has provided ongoing services to clients following completion of their projects. Nonetheless, the Company must continually obtain new engineering projects, whether from existing or new clients, in order to generate revenues in future years as existing projects are completed.

     In recent years, the continuing trend among the Company's engineering services clients and their industry counterparts toward outsourcing, single-sourcing and downsizing has fostered the development of arrangements with clients which are less oriented toward specified projects and more focused on ongoing, longer-term relationships. These arrangements, often referred to as partnering relationships or alliances, and, in some cases, sole source contracts, vary in their scope, duration and degree of commitment. Some provide the Company with a minimum number of work man-hours over specified periods; some assure the Company of at least a designated percentage of the client's requirements for engineering services at one or more locations; and some establish the Company as the client's sole source of engineering services at a specific location or locations. Other agreements express only a client's non-binding preference or intent with respect to the Company and its services, or establish a general contractual framework for what the parties expect will be an ongoing relationship. Despite their variety, the collective effect of these partnering relationships or alliances is to exert a stabilizing influence on the Company's engineering services revenues. At present, the Company has some form of partnering or alliance arrangement with several major refineries and chemical companies. At March 31, 1998, approximately an aggregate $51.0 million of future work under the Company's partnering or alliance contracts was considered to be sufficiently firm for inclusion in the Company's backlog at that date. See
"-- Backlog".

     The Company's engineered systems clients include both end users, such as drilling companies, oil and gas producers, pipelines, compressor stations, chemical companies and processing plants, that own or operate the facilities for which the systems are designed, and equipment manufacturers, construction contractors and other engineering firms that incorporate the Company's control systems into facilities and products of their own design, construction and manufacture. In the past, the Company has undertaken only a small number of modular processing plant projects each year, seeking out and choosing only those which offer the greatest profit margin opportunities. As in the Company's engineering services segment, in any given year, a small number of clients may account for a large percentage of the engineered systems revenues for that year, depending on the number of major projects undertaken by the Company. Though the engineered systems segment frequently receives work from repeat clients, its client list may vary greatly from year to year.

     No single client accounted for 10% or more of the Company's 1997 pro forma combined revenues.

BACKLOG

     The following table sets forth the Company's combined backlog at December 31, 1996 and 1997 and March 31, 1998, for each of its two major segments and by geographic regions:

                                           DECEMBER 31,
                                       --------------------     MARCH 31,
                                         1996       1997          1998
                                       ---------  ---------     ---------
                                                 (IN MILLIONS)
Engineering Services.................  $    42.7  $    86.2      $  74.6
Engineered Systems...................       20.6       15.5         11.6
                                       ---------  ---------     ---------
     Total...........................  $    63.3  $   101.7      $  86.2
                                       =========  =========     =========
Domestic.............................  $    44.0  $    79.5      $  73.3
International........................       19.3       22.2         12.9
                                       ---------  ---------     ---------
     Total...........................  $    63.3  $   101.7      $  86.2
                                       =========  =========     =========

     The Company's combined backlog at March 31, 1998, most of which is expected to be completed within the next 12 months, includes only contracts for which the Company has received authorization to proceed with the work. Although this backlog represents only work which is under contract, it is not necessarily indicative of the Company's future revenues or earnings related to the performance of the work included in backlog. The Company's contracts are subject to standard industry cancellation provisions, including cancellation on short notice or upon completion of designated stages. Authorizations to proceed are for periods generally shorter than the duration of the work the Company expects to perform for a particular client, and significant scope-of-work adjustments are common. For certain risks associated with the Company's backlog, see "Risk Factors -- Nature of Backlog."

FACILITIES

     For its professional, technical and administrative staff, the Company leases 16 offices in the U.S. and foreign locations totaling approximately 358,000 square feet, and owns two office buildings in Baton Rouge, Louisiana totaling approximately 40,500 square feet. The leases have remaining terms ranging from one to four years and are at what the Company considers to be commercially reasonable rental rates. The Company's principal office locations are in Houston, Beaumont and Nederland, Texas; Baton Rouge and Lake Charles, Louisiana; Warren and Atlantic City, New Jersey; Miami and Tampa, Florida; Louisville, Kentucky; Al-Khobar, Riyadh and Yanbu, Saudi Arabia; and Abu Dhabi, United Arab Emirates. The Company's Warren, New Jersey offices, comprising approximately 90,300 square feet, are leased from entities controlled by certain of the former stockholders of PS&S under several leases expiring in 2008.

     Engineering and assembly of the Company's control and instrumentation systems is performed at its approximately 21,000 square foot leased facility in Beaumont, Texas, and at its approximately 30,000 square foot owned facility in Houston. The Beaumont property is leased from a partnership owned one-third by each of Petrocon, Michael L. Burrow and another Petrocon shareholder, which lease expires in 2000.

     The Company builds its modular gas processing plants in Houston, Texas at a five-acre site, which includes approximately 33,000 square feet of owned office and shop space and an adjacent 2,300 square foot leased paint and sandblasting building, which is leased from a former GEI stockholder.

     The Company believes its office and other facilities are well-maintained and adequate for the Company's existing and planned operations at each operating location.

EMPLOYEES

     As of March 31, 1998, the Company had approximately 1,610 regular, full-time employees, including 1,105 engineers, scientists, chemists, designers and draftsmen, 225 construction managers, inspectors and technicians, 29 production support staff, and 251 administrative and clerical personnel. At that date, approximately 1,606 Company employees were based in the United States, of which approximately 509 were placed on assignment in client facilities, and approximately 4 employees were based in foreign countries. In addition, at March 31, 1998, PAL employed 239 foreign-based employees. The table below shows the number of regular, full-time employees in each of the Company's engineering segments at the dates indicated.

                                          DECEMBER 31,
                                 -------------------------------     MARCH 31,
                                   1995       1996       1997          1998
                                 ---------  ---------  ---------     ---------
Engineering Services...........      1,473      1,322      1,393        1,415
Engineered Systems.............        150        195        221          195
                                 ---------  ---------  ---------     ---------
     Total.....................      1,623      1,517      1,614        1,610
                                 =========  =========  =========     =========

     The Company is not a party to any collective bargaining agreements, has not experienced any strikes or work stoppages and believes its relationship with its employees is good.

GOVERNMENT REGULATION

     The Company and its clients are subject to various evolving foreign, federal, state and local laws and regulations, including those relating to the environment, health and safety. To date, the Company has mostly benefited from these laws and regulations and their impact on its clients, and the cost of the Company's own compliance has not been material, but the fact that such laws and regulations are changed frequently makes uncertain both the Company's expected continuing benefits and costs associated with such laws and regulations. The modification of existing laws or regulations or the adoption of new laws or regulations affecting the Company's clients or its own operations or industry could adversely affect the Company.

     The Company and members of its professional staff are subject to a variety of state, local and foreign licensing, registration and other regulatory requirements governing the practice of engineering. Company professionals are licensed or registered in approximately 46 states and foreign jurisdictions. The Company endeavors to be in compliance with all applicable licensing and registration requirements, and does not believe that any failure to be in such compliance at any given time will have a material adverse effect on its operations or revenues. Nor does the Company believe that such licensing or registration requirements will offer any material impediment to the Company's proposed geographic expansion due to the prevalence of reciprocity arrangements, the relative ease of the licensing process in most jurisdictions, and the number and varied disciplines and qualifications of its professional staff.

RISK MANAGEMENT; LITIGATION

     In performing services for its clients, the Company could potentially be liable for breach of contract, personal injury, property damage or negligence, including professional errors and omissions. The Company often agrees to indemnify its clients for losses and expenses incurred by them as a result of the Company's negligence and, in certain instances, the concurrent negligence of the clients. A portion of the Company's activities relate to environmental services which involve significant risks to the Company with respect to environmental damage, personal injury, fines and costs imposed by regulatory agencies. Although liabilities arising from environmental regulations are more directly applicable to the Company's clients, under certain circumstances those regulations could impose liability on the Company, including on a joint and several liability basis. The Company's quality control and assurance program includes a control function to establish standards and procedures for performance and documentation of performance project tasks, and an assurance function to audit the control function and to monitor compliance with procedures and quality standards. The Company maintains liability insurance for bodily injury and third-party property damage, professional errors and omissions, and workers compensation coverage which it considers sufficient to insure against these risks, subject to self-insured amounts.

     The Company is, from time to time, a party to litigation arising in the ordinary course of its business, most of which involves contract claims, professional errors and omissions claims and claims for personal injury or property damage incurred in connection with its operations. The Company is not currently involved in any litigation that the Company believes will have a material adverse effect on its financial condition or results of operations.

     No assurance can be given that the Company's insurance will be sufficient under all circumstances to protect the Company against significant claims for damages. The occurrence of a significant event not fully insured against could materially and adversely affect the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at commercially reasonable rates or on acceptable terms.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the individuals who will be OEI's directors and executive officers when the Offering closes (ages are as of May 15, 1998):

                                                                                                   DIRECTOR
                NAME                    AGE                        POSITION                          CLASS
-------------------------------------   ----   ------------------------------------------------   -----------
Michael L. Burrow, P.E.(1)(4)........    50    Chairman of the Board, Chief Executive Officer     Class III
Gary J. Coury(1)(4)..................    53    President, Chief Operating Officer, Director       Class II
Rick Berry...........................    45    Executive Vice President, Chief Financial
                                               Officer
Dana W. Swindler.....................    39    Executive Vice President -- Mergers and
                                                 Acquisitions
Robert W. Raiford....................    53    Controller
Nolan Lehmann(1)(2)(3)(4)............    54    Director                                           Class II
Gary L. Forbes(1)(2)(3)(4)...........    54    Director                                           Class I
W. Bernard Pieper*(2)(3).............    66    Director                                           Class I
Bob G. Gower*(2)(3)..................    60    Director                                           Class III
C. Roland Haden*(2)(3)...............    58    Director                                           Class II

------------

 * Appointment will become effective on closing of the Offering.

(1) Member of the Board's Executive Committee.

(2) Member of the Board's Audit Committee.

(3) Member of the Board's Compensation Committee.

(4) Member of the Board's Nominating Committee.

     MICHAEL L. BURROW has been the Chairman, Chief Executive Officer and a director of OEI since its formation in October 1997. Mr. Burrow founded Petrocon and has served as its Chairman and Chief Executive Officer since its inception in 1988. Mr. Burrow is a registered mechanical engineer and has approximately 27 years of experience in the engineering industry.

     GARY J. COURY has been the President, Chief Operating Officer and a director of OEI since its formation in October 1997. Mr. Coury has served as the President and Chief Operating Officer of Petrocon since September 1995. Before then, he served for eight years in various positions with Petrocon and its predecessors, subsidiaries and affiliates, including as the President of PAL and the President of international operations and a Vice President/General Manager, of Petrocon's Houston operations from 1989 to 1993. Mr. Coury has over 30 years of experience in the engineering industry.

     RICK BERRY was appointed Executive Vice President and Chief Financial Officer of OEI in March 1998. From 1989 to March 1998, Mr. Berry served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of TEI, Inc., a publicly traded environmental services company. From 1979 to 1989, he served as Senior Vice President Finance of Mischer Enterprises, Inc., and prior to that time, was employed by Peat Marwick, Mitchell & Co. Mr. Berry is a certified public accountant.

     DANA W. SWINDLER has been the Executive Vice President -- Mergers and Acquisitions of OEI since October 1997. From June 1996 to the present, Mr. Swindler served in that same capacity for Petrocon. Mr. Swindler served as the Chief Financial Officer and a director of Maxim Technologies, Inc., a Dallas, Texas based engineering and environmental company from April 1995 to May 1996, and as the Executive Vice President of Maxim Engineers, Inc., a predecessor of Maxim Technologies, Inc., commencing in April 1992.

     ROBERT W. RAIFORD has been the Controller of OEI since its formation in October 1997. He has served as the Executive Vice-President, Administrative Services and Chief Financial Officer of Petrocon, since 1988.

     NOLAN LEHMANN has been a director of OEI since its formation in October 1997. Since 1983, Mr. Lehmann has served as the President and a director of Equus Capital Management Corporation, a registered investment advisor. He also serves as the President and a director of Equus II, a registered investment company. Mr. Lehmann serves as a director of Allied Waste Industries, Inc., a solid waste management company, American Residential Services, Inc., a residential services company, Brazos Sportswear, Inc., a casual sportswear company, Drypers Corporation, a manufacturer of disposable diapers, and Garden Ridge Corporation, a specialty retailer, all of which are public companies. He was appointed to the Board of Directors under OEI's funding agreement with Equus
II. See "Certain Transactions."

     GARY L. FORBES has been a director of OEI since October 1997. Since 1991, Mr. Forbes has served as a Vice President of Equus Capital Management Corporation, a registered investment advisor, and as a Vice President of Equus
II. He serves as a director of Consolidated Graphics, Inc., a consolidator of commercial printing companies, Drypers Corporation, a manufacturer of disposable diapers, NCI Building Systems, Inc., a manufacturer of prefabricated metal buildings, and Advanced Technical Products, Inc., a manufacturer of high performance composite parts for the aerospace and defense industries, all of which are publicly owned companies. Mr. Forbes was also appointed to the Board of Directors under OEI's funding agreement with Equus II. See "Certain Transactions."

     W. BERNARD PIEPER will be appointed a director of OEI upon the closing of the Offering. Mr. Pieper retired from Halliburton Company in January 1996, after a 38-year career with Halliburton Company and its Brown & Root, Inc. subsidiary. He was named President of Brown & Root, Inc. in 1989, and served in that capacity until 1992, when he became Vice Chairman of Halliburton Company. In 1994, he added the title of Chief Operating Officer and became responsible for Halliburton's three operating units: Brown & Root, Inc., Halliburton Energy Services and Highlands Insurance Company. Mr. Pieper is a fellow of the American Society of Civil Engineers and serves on the Board of Governors, the George R. Brown School of Engineering Advisory Board, and the Jones Graduate School of Administration Council of Overseers at Rice University, and is the current Chairman of the Engineering Advisory Board at Rice. Mr. Pieper serves as a director of Union Texas Petroleum Holdings, Inc., a public independent oil and gas company, and Highlands Insurance Group, Inc., a public insurance company.

     BOB G. GOWER will be appointed a director of OEI upon the closing of the Offering. Mr. Gower is Chairman and Chief Executive Officer of Specified Fuels & Chemicals, L.L.C., a custom processor of specialty chemicals and manufacturer of reference fuels. From 1988 to 1997, he served first as President and Chief Executive Officer and then as Chairman and Chief Executive Officer of Lyondell Petrochemical Company. Mr. Gower serves as a director of Kirby Corporation, a public marine transportation company.

     C. ROLAND HADEN will be appointed a director of OEI upon the closing of the Offering. Since 1993, Dr. Haden has served as Vice Chancellor and Dean of Engineering of Texas A&M University. He serves as the Chair for the Texas Society of Professional Engineers PEE Committee and the Engineering Deans Council of Texas, and as director of the Engineering Dean Council ASEE, and has affiliations with several other professional and engineering organizations. Dr. Haden also serves as a director of Inter-Tel, Inc., a public communication company. He has served in various academic capacities for over 30 years, including Dean and Professor of Engineering and Applied Services at Arizona State University and Vice Chancellor for Academic Affairs at Louisiana State University. Dr. Haden received his Ph.D. from University of Texas, Austin and his MS from California Institute of Technology.

CLASSES OF DIRECTORS; DIRECTOR COMPENSATION

     The Board of Directors is divided into three classes. Following a transitional period, the directors of each class will serve for three years, with one class being elected each year at the annual stockholders' meeting. During the transitional period, the terms of the Class I directors will expire at the 1999 meeting, the terms of the Class II directors will expire at the 2000 meeting and the terms of the Class III directors will expire at the 2001 meeting. Classification of the Board could lengthen the time necessary to change the composition of a majority of the members comprising the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board.

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Following the closing of the Offering, each director who is not an employee of the Company initially will receive a fee of $2,500 for each board meeting attended and $1,500 for each board committee meeting attended and will periodically be granted options under the Incentive Plan for the purchase of Common Stock. See "-- Incentive Plan." When the Offering closes, each of OEI's five outside directors will be granted options to purchase 10,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. The Company will reimburse directors for out-of-pocket expenses incurred in attending Board of Directors or Board committee meetings in their capacity as directors.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS

     On closing of the Offering, the Company will have employment agreements with Messrs. Burrow, Coury, Berry, Swindler and Raiford, which provide for annual base salaries of $300,000, $250,000, $175,000, $200,000 and $162,000,
respectively. As of the closing of the Pending Acquisitions, certain Acquired Companies will enter into employment agreements with a total of 13 of their key officers, including Jerry G. Gulsby, the President of GEI, William Paulus, Jr., Anthony J. Sartor and Philip A. Falcone, the principal stockholders and executive officers of PS&S, Kenneth W. Castlebury, T.L. Lynn, Kenneth W. Oliver and John W. White, the principal stockholders and executive officers of W-I, and James W. Kerr and Jamie Ghazi, stockholders and executive officers of C&I. The following is a summary of the material terms of the employment agreements of these executives and key officers, a form of which agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each of these agreements has a three-year term subject to the right of the Company to terminate the employee's employment at any time after one year. If the employee's employment is terminated by the Company within the first three years without cause (as defined), the employee will be entitled to the payment of any annual base salary and continuation of health insurance benefits for one year following termination. Each employment agreement contains a covenant limiting competition with the Company following the termination of employment for a period of (i) four years from the effective date of the employment agreement if employment is terminated for cause (as defined) or voluntarily by the executive or (ii) six months following the termination if employment is terminated without cause or due to disability, subject to the right of the Company, in the latter circumstances, to extend the period of restricted competition for up to an additional one year by continuing the executive's annual base salary and insurance benefits for the additional year.

     The Company will also pay one-time cash bonuses in the amount of $60,000 to each of Messrs. Coury and Swindler for their efforts and assistance in connection with, and conditioned on the closing of, the Pending Acquisitions and the Offering.

INCENTIVE PLAN

     The description set forth below summarizes the principal terms and conditions of the Incentive Plan, does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     GENERAL. The objectives of the Incentive Plan, which was approved by the Board of Directors and stockholders, are to attract and retain selected key employees, consultants and outside directors, encourage their commitment, motivate their performance, facilitate their obtaining ownership interests in the Company (aligning their personal interests to those of the Company's stockholders) and enable them to share in the long-term growth and success of the Company.

     SHARES SUBJECT TO INCENTIVE PLAN. Under the Incentive Plan, the Company may issue Incentive Awards (as defined below) covering at any one time an aggregate of the greater of (i) 2,000,000 shares of Common Stock and (ii) 10% of the number of shares of Common Stock issued and outstanding on the last day of the then preceding calendar quarter. No more than 2,000,000 shares of Common Stock will be available for ISOs (as defined below). As of the closing of the Pending Acquisitions, options covering

1,765,223 shares of Common Stock will be outstanding or allocated for grant and 234,777 shares of Common Stock then will be available for subsequent Incentive Awards. The number of securities available under the Incentive Plan and outstanding Incentive Awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalization or similar transactions or resulting from a change in applicable laws or other circumstances.

     ADMINISTRATION. The Incentive Plan will be administered by the compensation committee of the Board of Directors (the "Committee"). Following the Offering, the Committee will consist solely of directors ("Outside Directors") each of whom is (i) an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee may delegate to the chief executive officer or other senior officers of the Company its duties under the Incentive Plan, except with respect to any authority to grant Incentive Awards or take other action with respect to persons who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code. In the case of an Incentive Award to an Outside Director, the Board of Directors shall act as the Committee. Subject to the express provisions of the Incentive Plan, the Committee is authorized to, among other things, select grantees under the Incentive Plan and determine the size, duration and type, as well as the other terms and conditions (which need not be identical), of each Incentive Award. The Committee also construes and interprets the Incentive Plan and any related agreements. All determinations and decisions of the Committee are final, conclusive and binding on all parties. The Company will indemnify members of the Committee against any damage, loss, liability, cost or expenses arising in connection with any claim, action, suit or proceeding by reason of any action taken or failure to act under the Incentive Plan, except for any such act or omission constituting willful misconduct or gross negligence.

     ELIGIBILITY. Key employees, including officers (whether or not they are directors), and consultants of the Company and non-employee directors are eligible to participate in the Incentive Plan. A key employee generally is any employee of the Company who, in the opinion of the Committee, is in a position to contribute materially to the growth and development and to the financial success of the Company.

     TYPES OF INCENTIVE AWARDS. Under the Incentive Plan, the Committee may grant (i) incentive stock options ("ISOs"), as defined in Section 422 of the Code, (ii) "nonstatutory" stock options ("NSOs"), (iii) stock appreciation rights ("SARs"), (iv) shares of restricted stock, (v) performance units and performance shares, (vi) other stock-based awards, and (vii) supplemental payments dedicated to the payment of income taxes (collectively, "Incentive Awards"). ISOs and NSOs are sometimes referred to collectively herein as "Options." The terms of each Incentive Award will be reflected in an agreement (the "Incentive Agreement") between the Company and the participant.

     OPTIONS. Generally, Options must be exercised within 10 years of the grant date. ISOs may be granted only to employees, and the exercise price of each ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The Committee will have the discretion to determine the exercise price of each NSO granted under the Incentive Plan. To the extent the aggregate fair market value of shares of Common Stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year exceeds $100,000, those Options must be treated as NSOs.

     The exercise price of each Option is payable in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock owned by the Optionee, or the withholding of shares that would otherwise be acquired on the exercise of the Option, or by any combination of the foregoing.

     An employee will not recognize any income for federal income tax purposes at the time an ISO is granted, or on the qualified exercise of an ISO, but instead will recognize capital gain or loss (as applicable) upon the subsequent sale of shares acquired in a qualified exercise. The exercise of an ISO is qualified if a participant does not dispose of the shares acquired by the participant's exercise within two years after the ISO grant date and one year after such exercise. The Company is not entitled to a tax deduction as a result of the grant or qualified exercise of an ISO.

     An optionee will not recognize any income for federal income tax purposes, nor will the Company be entitled to a deduction, at the time an NSO is granted. However, when an NSO is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the NSO, and the Company will generally recognize a tax deduction in the same amount at the same time.

     The foregoing federal income tax information is a summary only, does not purport to be a complete statement of the relevant provisions of the Code and does not address the effect of any state, local or foreign taxes.

     SARS. Upon exercise of an SAR, the holder will receive cash, shares of Common Stock or a combination thereof, as specified in the related Incentive Agreement, the aggregate value of which equals the amount by which the fair market value per share of the Common Stock on the date of exercise exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. An SAR may be granted in tandem with or independently of an NSO. SARs will be subject to such terms and conditions and will be exercisable at such times as determined by the Committee, provided, that the exercise price per share must equal at least 100% of the fair market value of a share of a Common Stock on the date of grant. The value of an SAR may be paid in cash, shares of Common Stock or both in combination, as determined by the Committee.

     RESTRICTED STOCK. Restricted stock may be subject to substantial risk of forfeiture, a restriction on transferability or rights of repurchase or first refusal of the Company, as determined by the Committee. Unless otherwise determined by the Committee, during the period of restriction, the grantee will have all other rights of a stockholder, including the right to vote and receive dividends on the shares.

     PERFORMANCE UNITS AND PERFORMANCE SHARES. Performance units and performance shares may be granted only to employees and consultants. For each performance period (to be determined by the Committee), the Committee will establish specific financial or non-financial performance objectives, the number of performance units or performance shares and their contingent values, which values may vary depending on the degree to which such objectives are met.

     OTHER STOCK-BASED AWARDS. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to or otherwise related to shares of Common Stock. Subject to the terms of the Incentive Plan, the Committee may determine any terms and conditions of other stock-based awards, provided that, in general, the amount of consideration to be received by the Company shall be either (i) no consideration other than services actually rendered or to be rendered (in the case of the issuance of shares) or (ii) in the case of an award in the nature of a purchase right, consideration (other than services rendered) at least equal to 50% of the fair market value of the shares covered by such grant on the date of grant. Payment or settlement of other stock-based awards will be in shares of Common Stock or in other consideration related to such shares.

     SUPPLEMENTAL PAYMENTS FOR TAXES. The Committee may grant, in connection with an Incentive Award (except for ISOs), a supplemental payment in an amount not to exceed the amount necessary to pay the federal and state income taxes payable by the grantee with respect to the Incentive Award and the receipt of the supplemental payment.

     OTHER TAX CONSIDERATIONS. Upon accelerated exercisability of Options and accelerated lapsing of restrictions upon restricted stock or other Incentive Awards in connection with a Change in Control (as defined in the Incentive
Plan), certain amounts associated with such Incentive Awards could, depending upon the individual circumstances of the participant, constitute "excess parachute payments" under Section 280G of the Code, thereby subjecting the participant to a 20% excise tax on those payments and denying the Company a corresponding deduction. The limit on the deductibility of compensation under
Section 162(m) of the Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the Incentive Awards accelerated and the past compensation of the participant.

     Taxable compensation earned by executive officers who are subject to
Section 162(m) of the Code in respect of Incentive Awards is subject to certain limitations set forth in the Incentive Plan generally intended to satisfy the requirements for "qualified performance-based compensation," but no assurance can be given that OEI will be able to satisfy these requirements in all cases, and the Company may, in its sole discretion, determine in one or more cases that it is in its best interest not to satisfy these requirements even if it is able to do so.

     TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL. Except as otherwise provided in the applicable Incentive Agreement, if a participant's employment or other service with the Company (or its subsidiaries) is terminated (i) other than due to his death, Disability, Retirement or for Cause (each capitalized term as defined in the Incentive Plan), his then exercisable Options will remain exercisable for 60 days after such termination, (ii) by reason of Disability or death, his then exercisable Options will remain exercisable for one year following such termination, (iii) due to his retirement, his then exercisable Options will remain exercisable for six months (except for ISOs, which will remain exercisable for three months), or (iv) for Cause, all his Options will expire at the commencement of business on the date of such termination.

     Upon a Change in Control of OEI, any restrictions on restricted stock and other stock-based awards will be deemed satisfied, all outstanding Options and SARs may become immediately exercisable and all the performance shares and units and any other stock-based awards may become fully vested and deemed earned in full, at the discretion of the Committee. These provisions could in some circumstances have the effect of an "anti-takeover" defense because, as a result of these provisions, a Change in Control of OEI could be more difficult or costly.

     INCENTIVE AWARDS NONTRANSFERABLE. No Incentive Award may be assigned, sold or otherwise transferred by a participant, other than by will or by the laws of descent and distribution, or be subject to any encumbrance, pledge, lien, assignment or charge. An Incentive Award may be exercised during the participant's lifetime only by the participant or the participant's legal guardian.

     AMENDMENT AND TERMINATION. The Board of Directors may amend or terminate the Incentive Plan at any time, except that the Incentive Plan may not be modified or amended, without stockholder approval, if such amendment would (i) increase the number of shares of Common Stock which may be issued thereunder, except in connection with a recapitalization of the Common Stock, (ii) amend the eligibility requirements for employees to purchase Common Stock under the Incentive Plan, (iii) increase the maximum limits on Incentive Awards that may be issued to executive officers who are subject to Section 162(m) of the Code,
(iv) extend the term of the Incentive Plan or (v) decrease the authority granted to the Committee under the Incentive Plan in contravention of Rule 16b-3 under the Exchange Act. No termination or amendment of the Incentive Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a participant without his consent.

     On the closing of the Offering, the Company expects Options to purchase a total of 1,765,223 shares of Common Stock will be outstanding or allocated for grant. Of these Options, 768,384 Options represent Replacement Options (including 2,722, 238,038, 146,734 and 153,288 options held by Messrs. Burrow, Coury, Raiford and Swindler, respectively). These replacement options have a weighted exercise per share of $7.68. On or prior to closing of the Offering, additional Options to purchase shares of Common Stock will be granted or allocated for grant to the following persons to purchase the respective number of shares indicated: (i) Mr. Burrow (15,512 shares); (ii) Mr. Coury, (13,812 shares); (iii) Mr. Berry (36,564 shares); (iv) Mr. Swindler (11,046 shares); (v) Mr. Raiford (6,984 shares); (vi) Messrs. Lehmann, Forbes, Pieper, Gower and Haden (10,000 shares each); and (vii) other employees as a group (862,921 shares). All these additional options will have an initial exercise price per share equal to the initial public offering price and will become exercisable as to 25% of such shares six months after the date the Offering closes and as to 25% of such shares on each anniversary of that date.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's Employee Stock Purchase Plan for United States employees (the "Employee Purchase Plan") was adopted by the Board of Directors in April 1998.
A total of 300,000 shares of Common Stock has been reserved for issuance under the Employee Purchase Plan. The Employee Purchase Plan, which is intended to qualify under Section 423 of the Code, has quarterly offering periods each year beginning on the first trading day on or after January 1, April 1, July 1 and October 1, respectively, except for the first such offering period which commences on the first trading day on or after the effective date of the Offering and ends on the last trading day on or before June 30, 1998. The Employee Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. A United States employee is eligible to participate if the employee is (i) customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year and (ii) employed by the Company or any participating subsidiary on the effective date of the Employee Purchase Plan, or if not employed on such effective date, has completed at least six consecutive months of employment with the Company or any participating subsidiary. The Employee Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation (including commissions and overtime, but excluding other bonuses and incentive compensation), up to a maximum of $25,000 for all offering periods ending within the same calendar year. The price of stock purchased under the Employee Purchase Plan is 90% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. Employees may end their participation at any time during an offering period, and they will be repaid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company or any participating subsidiary.

     Rights granted under the Employee Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Employee Purchase Plan. The Employee Purchase Plan provides that, in the event of a merger of OEI with or into another corporation or a sale of substantially all of OEI's assets, the Board of Directors shall shorten the offering period then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The Employee Purchase Plan will terminate in April 2008. The Board of Directors has the authority to amend or terminate the Employee Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Employee Purchase Plan.

BONUS AWARDS; OTHER PLANS

     The 1998 bonuses for officers and key employees of the Company, if any, will be based upon the performance standards to be established by the Compensation Committee. The Company expects the Compensation Committee to establish such performance standards for the remainder of 1998 following the closing of the Offering.

     The Company has adopted or intends to adopt deferred compensation, supplemental disability, supplemental life and retirement or other benefit or welfare plans in which executive officers of the Company will be eligible to participate.

     The Compensation Committee will be established on the closing of the Offering and will be comprised solely of non-employee directors of OEI. In the past, matters with respect to the compensation of executive officers of OEI were determined by its Board of Directors, including those members who serve as executive officers.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF OEI

     OEI was formed in October 1997 by Petrocon's management to conduct the Offering, simultaneously consummate the Pending Acquisitions and continue Petrocon's successful acquisition program. OEI was capitalized with $1,000 provided by Messrs. Burrow, Coury, Berry and Swindler and Equus II, in exchange for 1,828,368 shares of Common Stock. Mr. Lehmann, a director of OEI, is a director and the President of Equus II, and Mr. Forbes, also an OEI director, is a Vice President of Equus II.

     Since October 1997, Equus II has advanced funds to OEI under a $2.5 million short-term promissory note (the "Equus Note") for use in connection with OEI's efforts to conduct the Offering and consummate the Pending Acquisitions. The Equus Note bears interest at a designated prime rate plus 1/2%. At March 31, 1998, approximately $1.0 million was outstanding under the Equus Note. OEI expects to borrow an additional $1.5 million under the Equus Note before the Offering closes. The Company intends to repay the Equus Note in full from proceeds of the Offering.

     Concurrently with the closing of the Offering, OEI will consummate the Pending Acquisitions. The consideration to be paid by the Company in the Pending Acquisitions consists of (i) approximately $27.8 million in cash, (ii) 5,053,027 shares of Common Stock and (iii) approximately $3.4 million and 654,099 shares to be placed in escrow with respect to one of the Pending Acquisitions. In addition, the Company will assume certain of the indebtedness of Petrocon and the Acquired Companies (approximately $28.1 million as of December 31, 1997).

     Subject to certain adjustments described below, the following table sets forth for Petrocon and each Acquired Company the cash and shares of Common Stock to be paid and issued to its stockholders in the Pending Acquisitions.

                                               CASH          SHARES OF
COMPANY                                    CONSIDERATION    COMMON STOCK
----------------------------------------   -------------    ------------
Petrocon................................   $  12,715,786       2,118,888
PS&S....................................       4,521,905         879,258
GEI.....................................       2,786,170         541,757
W-I.....................................       4,901,814         953,129
C&I.....................................       2,879,981         559,995
                                           -------------    ------------
     Total..............................   $  27,805,656       5,053,027
                                           =============    ============

     The Company will also assume and repay an aggregate of $28.7 million of indebtedness of Petrocon and certain of the Acquired Companies ($21.8 million of which will be repaid from proceeds of the Offering and $1.4 million of which will be repaid from cash on hand), as follows: Petrocon -- $16.4 million;
PS&S -- $3.2 million; GEI -- $4.6 million; W-I -- $4.3 million; and C&I -- $0.1 million. Of the $4.6 million of GEI indebtedness, approximately $3.0 million is payable to the GEI stockholders relating to the June 1998 settlement of a legal judgment entered against GEI. See Notes 8 and 10 to the Consolidated Financial Statements of GEI. In addition, the Company will place approximately $3.4 million and 654,099 shares of Common Stock in escrow in connection with the GEI acquisition, which will be paid to the former GEI stockholders, or returned to the Company, depending on the future financial performance of GEI. See "The Company -- Summary of Terms of the Pending Acquisitions."

     Prior to the closing of the Pending Acquisitions, certain Acquired Companies may make additional distributions to their stockholders of certain assets and related liabilities with an aggregate net book value of approximately $9.1 million.

     Pursuant to the acquisition agreements, certain stockholders of each of Petrocon and the Acquired Companies have agreed not to compete with the Company for a period of three years commencing on the date of closing of the Pending Acquisitions.

     In connection with the Pending Acquisitions, OEI will grant certain registration rights to former stockholders of Petrocon and the Acquired Companies. OEI has also granted certain registration rights to Equus II. See "Shares Eligible for Future Sale."

PENDING ACQUISITIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

     Persons who are or will become directors, executive officers, or beneficial owners of 5% or more of the Common Stock will receive the following consideration in the Pending Acquisitions for their equity interests in Petrocon and the Acquired Companies.

                                            CASH            SHARES OF
NAME                                    CONSIDERATION    COMMON STOCK(1)
-------------------------------------   -------------    ---------------
Michael L. Burrow(2).................    $ 2,409,238          451,188
Gary J. Coury........................         35,397            6,629
Robert W. Raiford....................        301,811           56,521
Jerry G. Gulsby(3)...................      2,786,170          541,757
                                        -------------    ---------------
     Total...........................    $ 5,532,616        1,056,095
                                        =============    ===============

------------

(1) Excludes options to purchase 540,782 shares of Common Stock which are to be granted on closing of the Offering in replacement of Petrocon options as follows: Michael L. Burrow -- 2,722 shares at an exercise price per share of $6.52; Gary J. Coury -- 238,038 shares at exercise prices per share of $6.52 (133,327 shares) and $9.55 (104,711 shares); Dana W. Swindler -- 153,288 shares at an exercise price per share of $6.52; and Robert W.
    Raiford -- 146,734 shares at exercise prices per share of $9.55 (104,711 shares) and $6.52 (42,023 shares).

(2) Represents cash and shares payable to the M.L. Burrow Family Partnership, Ltd., in which Mr. Burrow has a 95% partnership interest.

(3) Includes approximately $0.8 million and 157,110 shares issuable to certain trusts for the benefit of Mr. Gulsby's descendents. Excludes (i) approximately $3.4 million and 654,099 shares of Common Stock which will be placed in escrow in connection with the GEI acquisition, and which will be subject to a maximum three-year earnout arrangement, (ii) approximately $3.1 million of advances from GEI to Mr. Gulsby to be assumed by OEI upon consummation of the GEI acquisition, which, for accounting purposes, will be eliminated on the consolidation of GEI with OEI, (iii) approximately $3.0 million of indebtedness payable to the GEI stockholders relating to the June 1998 settlement of an accrued legal judgment entered against GEI and (iv) the assignment of retainages associated with certain GEI client contracts having a net book value of approximately $3.7 million, plus approximately $0.1 million for adjustments in retainages between December 31, 1997 and the closing of the Pending Acquisitions. See Notes 8 and 10 to the Consolidated Financial Statements of GEI.

REAL ESTATE AND OTHER TRANSACTIONS

     The Company leases office space in Beaumont, Texas from a partnership owned one-third by each of Petrocon, Mr. Burrow and another Petrocon shareholder. The lease expires in 2000 and has a present annual rental rate of approximately $115,000.

     The Company believes the rentals paid under the lease described above represent fair market rates.

COMPANY POLICY

     In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved in advance by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table shows, immediately after giving effect to the closing of the Pending Acquisitions and the Offering, the beneficial ownership of the Common Stock of (i) each person who then will beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each person who then will be a director of OEI, (iii) each person who then will be an executive officer of OEI and (iv) all persons who then will be directors and executive officers of OEI as a group. The table assumes none of these persons intends to acquire shares directly from the Underwriters in connection with the Offering.

                                         SHARES BENEFICIALLY
                                                OWNED
                                          AFTER OFFERING(2)
                                       -----------------------
         BENEFICIAL OWNER(1)             NUMBER        PERCENT
-------------------------------------  -----------     -------
Equus II Incorporated................    1,218,973       10.3%
     2929 Allen Parkway, Suite 2500
     Houston, Texas 77019
Jerry G. Gulsby(3)...................    1,195,856       10.1
     1250 Indiana Drive
     Humble, Texas 77347
Michael L. Burrow(4).................      661,104        5.6
     2727 North Loop West, Suite 400
     Houston, TX 77009
Gary J. Coury(5).....................      281,356        2.4
Rick Berry...........................       36,564          *
Dana W. Swindler(6)..................      189,101        1.6
Robert W. Raiford(7).................       92,832          *
Nolan Lehmann(8).....................    1,218,973       10.3
Gary L. Forbes(8)....................    1,218,973       10.3
W. Bernard Pieper....................      --               *
Bob G. Gower.........................      --               *
C. Roland Haden......................      --               *
All directors and officers as a group
  (10 persons) (4)-(8)...............    2,479,930       20.7%

------------

 *  Less than 1%.

(1) All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

(2) Shares shown do not include shares of Common Stock that could be acquired on exercise of currently outstanding options which do not vest within 60 days hereof.

(3) Includes 654,099 shares which will be placed in escrow on closing of the Offering, subject to a maximum three-year earnout arrangement. Mr. Gulsby has voting but not investment powers during the period these shares are held in escrow. Also, includes 157,110 shares held by certain trusts for the benefit of Mr. Gulsby's descendents.

(4) Includes 451,188 shares held by the M.L. Burrow Family Partnership, Ltd., in which Mr. Burrow has a 95% partnership interest and includes 2,722 shares of Common Stock issuable on exercise of stock options.

(5) Includes 67,653 shares of Common Stock issuable on exercise of stock options.

(6) Includes 30,658 shares of Common Stock issuable on exercise of stock options.

(7) Includes 36,311 shares of Common Stock issuable on exercise of stock options.

(8) All these shares are beneficially owned by Equus II. Messrs. Lehmann and Forbes are both directors of OEI. Mr. Lehmann is the President and a director of Equus II, Mr. Forbes is a Vice President of Equus II, and each of them may be deemed to be beneficial owners of the Equus II shares. Both Mr. Lehmann and Mr. Forbes disclaim beneficial ownership of any of those shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

     On closing of the Pending Acquisitions and the Offering, 11,835,494 shares of Common Stock will be outstanding. The shares sold in the Offering (other than to affiliates of the Company) will be freely tradable by the public. The remaining outstanding shares of Common Stock (collectively, the "Restricted Shares") have not been registered under the Securities Act and may be resold publicly only following their effective registration under the Securities Act or under an available exemption from the registration requirements of the Securities Act, such as Rule 144. In general, under Rule 144 as now in effect, if a minimum of one year elapses from the later of the date of acquisition of the Restricted Shares from OEI or from an affiliate of OEI, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed "affiliates" of OEI, would be entitled to sell in any three-month period a number of Restricted Shares which does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock and (ii) the average weekly trading volume of the Common Stock during the period of the four preceding calendar weeks. Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about the Company. In addition, under Rule 144, if a period of at least two years elapses from the later of the date Restricted Shares were acquired from OEI or the date they were acquired from an affiliate of OEI, a stockholder who is not an affiliate of OEI at the time of sale and has not been an OEI affiliate for at least three months before the sale would be entitled to sell shares of Common Stock in the public market immediately, without compliance with the foregoing Rule 144 requirements. Rule 144 does not require the same person to hold the Restricted Shares for the applicable periods under certain circumstances. This Rule 144 summary is not intended to be a complete description of the Rule. The SEC has proposed amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of the Rule. The SEC has also solicited comments on other possible changes to Rule 144, including possible revisions to its one- and two-year holding periods and its volume limitations.

     The Company has agreed not to directly or indirectly sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or any security convertible or exchangeable for Common Stock for a period of one year (the "Lockup Period") following the date of this Prospectus, without the prior written consent of Smith Barney Inc., except that the Company may issue Common Stock in connection with acquisitions, pursuant to awards under the Incentive Plan or pursuant to the exercise of warrants outstanding as of the closing of the Offering (consisting only of the Replacement Warrants). Further, all of OEI's officers, directors and current stockholders (including Equus II), and all persons who acquire shares in connection with the Pending Acquisitions, have agreed generally not to offer, sell or otherwise dispose of any of their shares for one year following the date of this Prospectus, without the prior written consent of Smith Barney Inc. Various factors will be considered by Smith Barney, Inc. in evaluating whether to consent to a proposed transfer of shares during the Lockup Period, including the reason for the transfer, the number of shares requested to be transferred, the potential effect of the transfer on the market price of the Common Stock, the number of shares previously allowed to be transferred and other relevant circumstances at the time of the transfer. In addition, under the terms of the respective purchase agreements, persons receiving shares of Common Stock in the Pending Acquisitions have agreed with OEI to similar transfer restrictions for a period of one year following the date of this Prospectus.

     OEI will enter into a registration rights agreement (the "RRA") with the former stockholders of Petrocon and the Acquired Companies, which will provide certain registration rights with respect to the Common Stock issued to such stockholders in the Pending Acquisitions. The RRA will provide for a single demand registration right, exercisable by the holders of at least 51.0% of the shares of Common Stock initially subject to the RRA, to require the Company to file a registration statement under the Securities Act to register the sale of not less than 1,000,000 shares by the requesting stockholders and any other holders of Common Stock parties to the RRA who desire to sell pursuant to such registration statement. The demand request may not be made until the second anniversary date after the closing of the Offering. The demand registration rights conferred by the RRA will terminate on December 31, 2002. Subject to certain conditions and limitations, the RRA will also give its parties the right to participate in registrations by the Company of

OEI equity securities in underwritten offerings commencing on the second anniversary date after the closing of the Offering. In a separate registration rights agreement with Equus II, OEI has granted Equus II the right to demand two registrations of shares of Common Stock, and the right to include for its own account, or for the account of others, subject to certain exceptions, shares of Common Stock in certain registrations in which the Company registers shares for its account.

     The RRA requires the Company to pay the costs associated with an offering subject to the RRA, other than underwriting discounts and commissions and transfer taxes attributable to the shares sold on behalf of the selling stockholders. The RRA provides that the number of shares of Common Stock that must be registered on behalf of selling stockholders is subject to limitation if the managing underwriter determines that market conditions require such a limitation. Pursuant to the RRA, OEI will indemnify the selling stockholders, and the selling stockholders will indemnify OEI, against certain liabilities in respect of any registration statement or offering covered by the RRA.

     The Company intends to register 3,000,000 shares of Common Stock under the Securities Act during 1998 for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company; however, sales of these shares during the Lockup Period would require the prior written consent of Smith Barney Inc.

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved or to be available for issuance pursuant to the Incentive Plan and Employee Purchase Plan. Shares of Common Stock issued pursuant to the Incentive Plan and Employee Purchase Plan after the effective date of that registration statement generally will be available for sale in the open market by holders who are not affiliates of OEI and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of OEI.

                          DESCRIPTION OF CAPITAL STOCK

     OEI's authorized capital stock consists of 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At May 15, 1998, 1,828,368 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. On closing of the Pending Acquisitions and the Offering, 11,835,494 shares of Common Stock (12,480,494 shares if the underwriters' over-allotment option is exercised in full) will be issued, outstanding and nonassessable, and 2,122,802 shares of Common Stock will then be reserved for issuance under all then outstanding options, warrants and other rights (consisting only of Incentive Plan options and the Replacement Warrants issued in connection with the Petrocon acquisition). The following is a summary of the material terms and provisions relevant to the holders of OEI capital stock contained in the Charter, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters. Each share has one vote. The Common Stock affords no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all directors if they so choose. The Common Stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available for that purpose, subject to the dividend preference of any stock ranking senior to the Common Stock, including the Preferred Stock. See "Dividend Policy" for information regarding the Company's initial dividend policy.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Charter and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and provide for the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, including without limitation, voting powers, dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the holders of Common Stock. Although OEI has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block the transaction; or such an issuance might facilitate a business combination by including voting rights that would supply a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. The Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over its then market price. The Board of Directors does not presently intend to seek stockholder approval before any issuance of currently authorized stock, unless otherwise required by law or the rules of any exchange on which OEI's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISION

     OEI is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date the person became an interested stockholder unless: (i) before the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not permit employees to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, its restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

     Delaware law authorizes a Delaware corporation to limit or eliminate the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that directors, when acting on behalf of the corporation, must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to a Delaware corporation and its stockholders in monetary damages, for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables a Delaware corporation to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of directors of OEI to OEI or its stockholders to the fullest extent permitted by Delaware law. Specifically, no member of the Board of Directors will be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the member's duty of loyalty to OEI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the member derived an improper personal benefit. This Charter provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited OEI and its stockholders. The Charter and bylaws provide indemnification to OEI's officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of OEI's directors and executive officers providing for indemnification with respect to certain matters.

     The Charter provides that (i) stockholders may act only at an annual or special meeting of stockholders and not by written consent and (ii) special meetings of the stockholders can be called only by the chairman of the board, the chief executive officer, the president or a majority of the Board of Directors. The Charter also provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. It is currently contemplated that approximately one-third of the Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of OEI from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquirer obtains the controlling interest. See "Management -- Directors and Executive Officers." The Charter provides that the number of directors shall be as determined by the Board of Directors from time to time, but shall not be less than three. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least two-thirds of all outstanding voting stock. This provision, in conjunction with the Charter provisions authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and then filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     OEI's bylaws contain provisions requiring that advance notice be delivered to OEI of any business to be brought by a stockholder before an annual meeting of stockholders and establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, the advance notice provisions provide that written notice must be given to the secretary of OEI by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, in each case not less than 60 nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified periods from the anniversary date). The stockholder's notice must set forth specific information regarding the stockholder and his business or director nominee, as described in OEI's bylaws. The foregoing is a summary of the material terms and provisions relating to stockholder proposals contained in OEI's bylaws, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement, each of the Underwriters named below has severally agreed to purchase from OEI, and OEI has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                             NUMBER
              UNDERWRITER                  OF SHARES
----------------------------------------  ------------
Smith Barney Inc........................
CIBC Oppenheimer Corp...................
Sanders Morris Mundy Inc................

                                          ------------
          Total.........................     4,300,000
                                          ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc., CIBC Oppenheimer Corp. and Sanders Morris Mundy Inc. are acting as representatives (the
"Representatives"), propose to offer part of the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents
a concession not in excess of $     per share under the public offering price.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the OEI that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary authority.

     OEI has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 645,000 shares of Common Stock at the price to the public set forth on the cover page of this Prospectus, minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

     OEI's officers or directors when the Offering closes, its current stockholders (including Equus II) and all persons who acquire shares of Common Stock and receive Replacement Options and Replacement Warrants in the Pending Acquisitions who, immediately following the Offering, collectively will beneficially own an aggregate of at least 8,661,457 shares of Common Stock (including shares issuable upon the exercise of outstanding options and warrants exercisable within 60 days of the closing of the Offering), have agreed that for a period of one year after the date of this Prospectus they will not, without the prior written consent of Smith Barney Inc., directly or indirectly sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exchangeable or exercisable for or convertible into shares of Common Stock, except that persons (other than stockholders of OEI on the consummation of the Pending Acquisitions, officers or directors of OEI or beneficial owners of 5% of the Common Stock) are not subject to these restrictions with respect to shares of Common Stock acquired on the exercise of employee stock options.. OEI has also agreed not to directly or indirectly sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of the Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock, for a period of two years after the date of this Prospectus without the prior written consent of Smith Barney Inc., except (i) shares of Common Stock issued in connection with the Pending Acquisitions, (ii) shares of Common Stock issued on the exercise of Options awarded under the Incentive Plan, the Employee Purchase Plan or the Replacement Warrants, (iii) additional Options awarded under the Incentive Plan and (iv) shares of Common Stock issued in connection with future acquisitions (but not greater than an aggregate of 3,000,000 shares during the lock-up period), so long as, (a) in the case of issuances described in the preceding clauses (ii) and (iii), the recipient agrees to remain subject to the lock-up until the end of the one-year period (or, if the recipient is an employee of the Company but is neither an officer or director of OEI nor the holder of 5% or more of the outstanding shares of Common Stock, until the lapse of the first 180 days of the one-year period) and (b) in the case of issuances described in the preceding clause (iv), the recipient agrees to remain subject to a negotiated lock-up period.

     Prior to the Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the pro forma combined revenues and earnings of the Company, the historical revenues and earnings of Petrocon and the Acquired Companies, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

     The Company has agreed to indemnify the Underwriters and certain related persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction, and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby are being passed upon for OEI by Porter & Hedges, L.L.P., Houston, Texas, and for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The audited financial statements of OEI, Petrocon, each of the Acquired Companies and PAL included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP and Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     OEI has not previously been subject to the reporting requirements of the Exchange Act. OEI has filed a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with the SEC with respect to the Offering. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, or the exhibits thereto, in accordance with the rules and regulations of the SEC, and reference is hereby made to such omitted information. The statements made in this Prospectus concerning documents filed as exhibits to the Registration Statement accurately describe the material provisions of such documents and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of the Registration Statement can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Unaudited Pro Forma Combined Financial Statements
     Basis of Presentation ............................................     F-2
     Unaudited Pro forma Combined Balance Sheet .......................     F-3
     Unaudited Pro Forma Combined Statements of Operations ............     F-4
     Notes to Unaudited Pro Forma Combined Financial Statements .......     F-6
Historical Financial Statements
     OEI International, Inc. ..........................................
          Report of Independent Public Accountants ....................     F-11
          Balance Sheet ...............................................     F-12
          Statement of Loss ...........................................     F-13
          Statement of Stockholders' Equity ...........................     F-14
          Statement of Cash Flows .....................................     F-15
          Notes to Financial Statements ...............................     F-16
     Petrocon Engineering, Inc. and Subsidiaries
          Report of Independent Public Accountants ....................     F-19
          Consolidated Balance Sheets .................................     F-20
          Consolidated Statements of Income ...........................     F-22
          Consolidated Statements of Stockholders' Equity .............     F-23
          Consolidated Statements of Cash Flows .......................     F-24
          Notes to Consolidated Financial Statements ..................     F-26
     Petrocon Arabia Limited
          Report of Independent Public
          Accountants .................................................     F-39
          Balance Sheets ..............................................     F-40
          Statements of Income ........................................     F-41
          Statements of Partners' Equity ..............................     F-42
          Statements of Cash Flows ....................................     F-43
          Notes to Financial Statements ...............................     F-44
     Paulus, Sokolowski and Sartor, Inc. ..............................
          Report of Independent Public Accountants ....................     F-48
          Balance Sheets ..............................................     F-49
          Statements of Income ........................................     F-50
          Statements of Shareholders' Equity ..........................     F-51
          Statements of Cash Flows ....................................     F-52
          Notes to Consolidated Financial Statements ..................     F-54
     Gulsby Engineering, Inc. and Subsidiary
          Report of Independent Public Accountants ....................     F-62
          Balance Sheets ..............................................     F-63
          Statements of Income ........................................     F-64
          Statements of Stockholders' Equity ..........................     F-65
          Statements of Cash Flows ....................................     F-66
          Notes to Financial Statements ...............................     F-67
     W-Industries, Inc. ...............................................
          Report of Independent Public Accountants ....................     F-72
          Balance Sheets ..............................................     F-73
          Statements of Income ........................................     F-74
          Statements of Stockholders' Equity ..........................     F-75
          Statements of Cash Flows ....................................     F-76
          Notes to Financial Statements ...............................     F-77

                                                                           PAGE
                                                                           ----
Chemical & Industrial Engineering, Inc. ..........................
     Report of Independent Public Accountants ....................          F-81
     Balance Sheets ..............................................          F-82
     Statements of Income ........................................          F-83
     Statements of Stockholders' Equity ..........................          F-84
     Statements of Cash Flows ....................................          F-85
     Notes to Financial Statements ...............................          F-86

                                     F-1(a)

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to (i) the acquisitions by OEI International, Inc. (OEI), of the outstanding capital stock of Petrocon Engineering, Inc. and Subsidiaries (Petrocon), Paulus, Sokolowski and Sartor Inc. (PS&S), Gulsby Engineering, Inc. and Subsidiary
(GEI), W-Industries, Inc. (W-I) and Chemical & Industrial Engineering, Inc. (C&I) (together, the Pending Acquisitions), and related transactions and (ii) the Offering. The Pending Acquisitions will occur simultaneously with the closing of OEI's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. Petrocon has been identified as the accounting acquirer for financial statement presentation purposes as its stockholders will represent the largest voting interest within OEI.

     The unaudited pro forma combined balance sheet gives effect to the Pending Acquisitions and related transactions, and the Offering, as if they had occurred on March 31, 1998. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1997.

     OEI has preliminarily analyzed the savings expected to be realized from reductions in salaries, bonuses and certain benefits to the owners and other known cost eliminations. To the extent the owners of Petrocon and the Acquired Companies have contractually agreed to prospective reductions in salary, bonuses, benefits and lease payments, these reductions and other known cost eliminations have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, OEI has not and cannot quantify these savings until completion of the Pending Acquisitions. It is anticipated that these savings will be offset by costs related to OEI's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of OEI.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. However, management does not expect the final purchase price allocation to be materially different from the preliminary allocation nor does it expect there to be any material post closing adjustments. The pro forma financial data do not purport to represent what OEI's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of OEI's financial position or results of operations for any future period. Since Petrocon and the Acquired Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

                            OEI INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                                                                          PRO FORMA       PRO FORMA
                                       PETROCON      PS&S        GEI       W-I        C&I       OEI      ADJUSTMENTS      COMBINED
                                       ---------   ---------   -------    ------   ---------   ------    ------------    ----------
               ASSETS
Cash and equivalents.................   $   657    $     122   $   508    $   86   $     224   $    1      $ --           $  1,598
Trade receivables....................    16,203        5,897       870     3,347       1,761     --          --             28,078
Other receivables....................     --          --            27      --        --         --          --                 27
Advances to stockholder..............     --          --         3,096      --        --         --          (3,096)        --
Current portion of note receivable...        13       --         --         --        --         --          --                 13
Inventory............................     --          --         --          186      --         --          --                186
WIP..................................     --          --         --         --        --         --          --             --
Costs and estimated profits in excess
  of billings on uncompleted
  contracts..........................     3,302        3,409     4,684     4,092         191     --          (3,726)        11,952
Prepaid expenses and other...........     1,194          329       140       114         118      756        --              2,651
Deferred tax asset...................       600       --         --         --           176     --          --                776
                                       ---------   ---------   -------    ------   ---------   ------    ------------    ----------
    Total current assets.............    21,969        9,757     9,325     7,825       2,470      757        (6,822)        45,281
Property and equipment, net..........     6,662          590       524     1,099       1,171     --             371         10,417
Investment in Petrocon Arabia, LTD...     3,775       --         --         --        --         --          --              3,775
Note receivable, net of current
  portion............................        50       --         --         --        --         --          --                 50
Deferred tax asset...................     --              55     1,074      --        --         --          --              1,129
Goodwill.............................     9,239       --         --         --        --         --          64,215         73,454
Other assets.........................     1,169        2,358         3      --            29     --          (1,820)         1,739
                                       ---------   ---------   -------    ------   ---------   ------    ------------    ----------
    Total assets.....................   $42,864    $  12,760   $10,926    $8,924   $   3,670   $  757      $ 55,944       $135,845
                                       =========   =========   =======    ======   =========   ======    ============    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................   $ 3,259    $   1,175   $   302    $1,908   $     312   $ --        $ --           $  6,956
Accrued compensation and benefits....     6,888        1,098        31       213         648     --          --              8,878
Accrued liabilities..................     --          --            73        44          47    1,024        --              1,188
Short-term debt......................    12,435        2,590     4,636     3,689         115     --          28,182         51,647
Current maturities of long-term
  debt...............................     1,760           63     --           70      --         --          --              1,893
Billings in excess of costs and
  estimated profits on uncompleted
  contracts..........................       323       --           418       206         266     --          --              1,213
Income taxes payable.................       710       --         1,900      --            69     --          --              2,679
Deferred tax liability...............     --             737     --         --        --         --           2,353          3,090
Other liabilities....................       204           89     --         --        --         --          --                293
                                       ---------   ---------   -------    ------   ---------   ------    ------------    ----------
    Total current liabilities........    25,579        5,752     7,360     6,130       1,457    1,024        30,535         77,837
Long-term debt, net of current
  portion............................     2,240          555     --          555      --         --          --              3,350
Deferred tax liability...............       407       --         --         --        --         --          --                407
                                       ---------   ---------   -------    ------   ---------   ------    ------------    ----------
    Total liabilities................    28,226        6,307     7,360     6,685       1,457    1,024        30,535         81,594
Stockholders' equity:
  Common stock.......................     1,531          437        10        12         576        2        (2,560)             8
  Additional paid-in capital.........     7,518       --         --            8      --          461        40,667         48,654
  Note receivable -- capital stock...     --            (379)    --         --        --         --             379         --
  Retained earnings..................     5,589        6,395     3,556     2,219       1,637     (730)      (13,077)         5,589
                                       ---------   ---------   -------    ------   ---------   ------    ------------    ----------
    Total stockholders' equity.......    14,638        6,453     3,566     2,239       2,213     (267)       25,409         54,251
                                       ---------   ---------   -------    ------   ---------   ------    ------------    ----------
    Total liabilities and
      stockholders' equity...........   $42,864    $  12,760   $10,926    $8,924   $   3,670   $  757      $ 55,944       $135,845
                                       =========   =========   =======    ======   =========   ======    ============    ==========

                                       POST MERGER        AS
                                       ADJUSTMENTS     ADJUSTED
                                       ------------    --------
               ASSETS
Cash and equivalents.................    $  1,928      $ 3,526
Trade receivables....................      --           28,078
Other receivables....................      --               27
Advances to stockholder..............      --            --
Current portion of note receivable...      --               13
Inventory............................      --              186
WIP..................................      --            --
Costs and estimated profits in excess
  of billings on uncompleted
  contracts..........................      --           11,952
Prepaid expenses and other...........        (756)       1,895
Deferred tax asset...................      --              776
                                       ------------    --------
    Total current assets.............       1,172       46,453
Property and equipment, net..........      --           10,417
Investment in Petrocon Arabia, LTD...      --            3,775
Note receivable, net of current
  portion............................      --               50
Deferred tax asset...................      --            1,129
Goodwill.............................      --           73,454
Other assets.........................      --            1,739
                                       ------------    --------
    Total assets.....................    $  1,172      $137,017
                                       ============    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................    $ --          $ 6,956
Accrued compensation and benefits....      --            8,878
Accrued liabilities..................        (756)         432
Short-term debt......................     (45,815)       5,832
Current maturities of long-term
  debt...............................      (1,893)       --
Billings in excess of costs and
  estimated profits on uncompleted
  contracts..........................      --            1,213
Income taxes payable.................      --            2,679
Deferred tax liability...............      --            3,090
Other liabilities....................      --              293
                                       ------------    --------
    Total current liabilities........     (48,464)      29,373
Long-term debt, net of current
  portion............................      (3,350)       --
Deferred tax liability...............      --              407
                                       ------------    --------
    Total liabilities................     (51,814)      29,780
Stockholders' equity:
  Common stock.......................           4           12
  Additional paid-in capital.........      52,982      101,636
  Note receivable -- capital stock...      --            --
  Retained earnings..................      --            5,589
                                       ------------    --------
    Total stockholders' equity.......      52,986      107,237
                                       ------------    --------
    Total liabilities and
      stockholders' equity...........    $  1,172      $137,017
                                       ============    ========

  See accompanying notes to unaudited pro forma combined financial statements.

                            OEI INTERNATIONAL, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                            PRO FORMA
                                        PETROCON     PS&S        GEI        W-I        C&I        OEI      ADJUSTMENTS
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
REVENUES.............................   $92,616    $  21,675  $  18,264  $  20,604  $  15,906  $  --         $ --
DIRECT COSTS.........................    71,693        9,731     11,768     13,700     10,969     --           --
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
    Gross profit.....................    20,923       11,944      6,496      6,904      4,937     --           --
GENERAL AND
  ADMINISTRATIVE EXPENSES............    15,062       10,787        927      3,003      3,997          1       (2,873)
GOODWILL AMORTIZATION................       254       --         --         --         --         --            1,604
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
Income from operations...............     5,607        1,157      5,569      3,901        940         (1)       1,269
OTHER INCOME (EXPENSE):
    Interest income (expense), net...    (1,569)        (208)      (233)      (247)        36     --            1,775
    Equity in earnings of
      affiliates.....................       860       --         --         --         --         --           --
    Abandonment/Loss on impairment of
      assets.........................      (364)      --         --         --         --         --           --
    Other............................      (206)         (75)        57        154         (5)    --           --
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
Income (loss) from operations before
  income tax.........................     4,328          874      5,393      3,808        971         (1)       3,044
Provision for income tax.............     1,574           97      1,559     --            424     --            4,356
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
NET INCOME...........................   $ 2,754    $     777  $   3,834  $   3,808  $     547  $      (1)    $ (1,312)
                                        ========   =========  =========  =========  =========  =========   ============
NET INCOME PER SHARE
    Basic............................
    Diluted..........................
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE
    Basic............................
    Diluted..........................

                                       PRO FORMA
                                        COMBINED
                                       ----------
REVENUES.............................  $  169,065
DIRECT COSTS.........................     117,861
                                       ----------
    Gross profit.....................      51,204
GENERAL AND
  ADMINISTRATIVE EXPENSES............      30,903
GOODWILL AMORTIZATION................       1,858
                                       ----------
Income from operations...............      18,443
OTHER INCOME (EXPENSE):
    Interest income (expense), net...        (446)
    Equity in earnings of
      affiliates.....................         860
    Abandonment/Loss on impairment of
      assets.........................        (364)
    Other............................         (75)
                                       ----------
Income (loss) from operations before
  income tax.........................      18,418
Provision for income tax.............       8,010
                                       ----------
NET INCOME...........................  $   10,408
                                       ==========
NET INCOME PER SHARE
    Basic............................  $      .88
                                       ==========
    Diluted..........................  $      .85
                                       ==========
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE
    Basic............................  11,835,494
                                       ==========
    Diluted..........................  12,299,454
                                       ==========

  See accompanying notes to unaudited pro forma combined financial statements.

                            OEI INTERNATIONAL, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                            PRO FORMA
                                        PETROCON     PS&S        GEI        W-I        C&I        OEI      ADJUSTMENTS
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
REVENUES.............................   $25,915    $   5,899  $   1,524  $   6,695  $   2,151  $  --          $--
DIRECT COSTS.........................    20,521        2,469      1,188      4,330      1,493     --          --
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
    Gross profit.....................     5,394        3,430        336      2,365        658     --          --
GENERAL AND
  ADMINISTRATIVE EXPENSES............     3,689        2,655        184        691      1,088        729        (500)
GOODWILL AMORTIZATION................       103       --         --         --         --         --             401
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
Income from operations...............     1,602          775        152      1,674       (430)      (729)         99
OTHER INCOME (EXPENSE):
    Interest income (expense), net...      (386)         (59)       (94)      (107)         4     --             446
    Equity in earnings of
      affiliates.....................       (42)      --         --         --         --         --          --
    Abandonment/Loss on impairment of
      assets.........................     --          --         --         --         --         --          --
    Other............................       (23)      --         --             20         (6)    --          --
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
Income (loss) from operations before
  income tax.........................     1,151          716         58      1,587       (432)      (729)        545
Provision for income tax.............       479           69         18     --           (165)    --             918
                                        --------   ---------  ---------  ---------  ---------  ---------   ------------
NET INCOME...........................   $   672    $     647  $      40  $   1,587  $    (267) $    (729)     $ (373)
                                        ========   =========  =========  =========  =========  =========   ============
NET INCOME PER SHARE
    Basic............................
    Diluted..........................
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE
    Basic............................
    Diluted..........................

                                       PRO FORMA
                                        COMBINED
                                       ----------
REVENUES.............................  $   42,184
DIRECT COSTS.........................      30,001
                                       ----------
    Gross profit.....................      12,183
GENERAL AND
  ADMINISTRATIVE EXPENSES............       8,536
GOODWILL AMORTIZATION................         504
                                       ----------
Income from operations...............       3,143
OTHER INCOME (EXPENSE):
    Interest income (expense), net...        (196)
    Equity in earnings of
      affiliates.....................         (42)
    Abandonment/Loss on impairment of
      assets.........................      --
    Other............................          (9)
                                       ----------
Income (loss) from operations before
  income tax.........................       2,896
Provision for income tax.............       1,319
                                       ----------
NET INCOME...........................  $    1,577
                                       ==========
NET INCOME PER SHARE
    Basic............................  $      .13
                                       ==========
    Diluted..........................  $      .13
                                       ==========
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE
    Basic............................  11,835,494
                                       ==========
    Diluted..........................  12,299,454
                                       ==========

  See accompanying notes to unaudited pro forma combined financial statements.

        OEI INTERNATIONAL, INC. AND PETROCON AND THE ACQUIRED COMPANIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  GENERAL:

     The Company is a diversified engineering company providing engineering services and engineered systems to a broad range of industrial, commercial and institutional clients throughout the United States and internationally. The Company's multidisciplined expertise enables it to offer its clients total design and engineering solutions extending from project inception through completion, start-up and operation, within multiple industries and across diverse geographic markets. OEI has conducted no operations to date and will acquire Petrocon and the Acquired Companies concurrently with and as a condition of the closing of this Offering.

     The historical financial statements reflect the financial position and results of operations of Petrocon and the Acquired Companies' and were derived from Petrocon and the Acquired Companies' respective financial statements where indicated. The periods included in these financial statements for Petrocon and the Acquired Companies are as of and for the three months ended March 31, 1998 and for the year ended December 31, 1997. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Regulation S-X. I. Rule 3-05.

2.  ACQUISITION OF PETROCON AND THE ACQUIRED COMPANIES:

     Concurrently with and as a condition to the closing of the Offering, OEI will acquire all of the outstanding capital stock of Petrocon and Acquired Companies. The acquisitions will be accounted for using the purchase method of accounting with Petrocon being reflected as the accounting acquiror as its stockholders will represent the largest voting interest within OEI.

     The following table sets forth the consideration to be paid (a) in cash and
(b) in shares of Common Stock to the common stockholders of Petrocon and Acquired Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares was determined using an estimated fair value of $12.60 per share, which is less than the initial public offering price of $14.00 per share (the midpoint of the estimated offering price range) due primarily to restrictions on the sale and transferability of the shares issued. The total estimated purchase price of $91.5 million for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing.

                                                    SHARES OF
                                         CASH      COMMON STOCK
                                       ---------   ------------
                                            (IN THOUSANDS)
Petrocon.............................  $  12,716       2,119
PS&S.................................      4,522         879
GEI..................................      2,786         542
W-I..................................      4,902         953
C&I..................................      2,880         560
                                       ---------   ------------
          Total......................  $  27,806       5,053
                                       =========   ============

     The GEI consideration set forth above does not include approximately $3.4 million in cash and 654,099 shares of Common Stock, which will be placed in escrow in connection with the acquisition. These amounts will be held for subsequent distribution to the former GEI stockholders, or returned to the Company, depending on the future financial performance of GEI. The earnout payments, if any, will be accounted for as additional goodwill and amortized over the applicable amortization period.

     Upon consummation of the Pending Acquisitions, the Company will record on its balance sheet $64.2 million of goodwill, $46.5 million of which represents the excess of the purchase price for the Acquired Companies over the fair value of the net assets to be acquired. At the same time, the Company will also record a non-recurring, non-cash compensation charge of $7.7 million related to an aggregate of 609,395 shares of Common Stock owned by management, which shares were sold by OEI to them in October 1997 and March 1998. Neither the goodwill amortization nor the compensation charge will be deductible for federal income tax purposes. The issuances of the management shares were made in contemplation of the Offering and the Pending Acquisitions, and no further issuances of this nature are anticipated.

3.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     (a) Records the liability for the cash portion of the consideration to be paid to the stockholders of Petrocon and the Acquired Companies in connection with the Pending Acquisitions. The recording of the payment of the cash portion of the consideration to such stockholders has been included in the purchase price set forth in adjustment (c) below.

     (b) Records the distribution of contract retainages, advances to stockholder and other personal assets to stockholders.

     (c) Records the issuance of 2,934,139 shares of Common Stock valued at $12.60 per share (or $37.0 million) in connection with the purchase of the Acquired Companies by OEI for a total estimated purchase price of $52.1 million (including cash consideration of $15.1 million) resulting in goodwill of $46.5 million after allocating the purchase price to the aggregate assets acquired and liabilities assumed, as shown below. In addition, goodwill of $15.3 million has been recorded attributable to the 1.2 million shares of Common Stock issued to Equus II Incorporated, OEI's initial financing source and goodwill of $2.4 million has been recorded attributable to additional deferred tax liabilities associated with the Pending Acquisitons. See Note 2.

               ASSETS
Cash and equivalents.................  $     941
Accounts receivable..................     11,902
Inventories..........................        186
Costs and estimated profits in excess
  of billings on uncompleted
  contracts..........................      8,650
Prepaid expenses and other...........      1,457
Deferred tax asset...................        176
                                       ---------
     Total current asssets...........     23,312
Property and equipment, net..........      3,384
Deferred tax asset...................      1,129
Other assets.........................        638
                                       ---------
     Total assets....................  $  28,463
                                       =========
             LIABILITIES
Accounts payable and accrued
  liabilities........................  $   4,885
Accrued compensation and benefits....      1,990
Short-term debt......................     11,102
Current maturities of long-term
  debt...............................        133
Billings in excess of costs and
  estimated profits on uncompleted
  contracts..........................        890
Income taxes payable.................      1,969
Deferred income taxes................        737
Other liabilities....................         89
                                       ---------
     Total current liabilities.......     21,795
                                       ---------
Long-term obligation, net of current
  maturities.........................      1,110
                                       ---------
     Total liabilities...............  $  22,905
                                       =========

(d)  Records the contribution of assets to OEI.

(e) Records the cash proceeds of $60.2 million from the issuance of shares of OEI Common Stock net of estimated offering costs of $7.2 million (based on an initial public offering price of $14.00 per share and includes the payment of deferred offering costs of $0.9 million incurred through March 31, 1998). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(f) Records the cash portion of the consideration to be paid to the stockholders of Petrocon and the Acquired Companies in connection with the Pending Acquisitions.

(g) Records the repayment of certain liabilities and debt obligations with the net proceeds from the Offering and from cash on hand, including $3.6 million of notes payable to stockholders or related parties of Petrocon and the Acquired Companies, all of which was current at March 31, 1998, and $3.5 million attributable to an accrued legal judgment.

     The following table summarizes unaudited pro forma balance sheet adjustments (in thousands):

                                                                                       PRO FORMA
                                          (A)         (B)        (C)         (D)      ADJUSTMENTS
                                       ----------  ---------  ----------  ---------   ------------
               ASSETS
Advances to stockholder..............  $   --      $  (3,096) $   --      $  --         $ (3,096)
Costs and estimated profits in excess
  of billings on uncompleted
  contracts..........................      --         (3,726)     --         --           (3,726)
                                       ----------  ---------  ----------  ---------   ------------
     Total current asssets...........      --         (6,822)     --         --           (6,822)
Property and equipment, net..........      --         --          --            371          371
Goodwill.............................      --         --          64,215     --           64,215
Other assets.........................      --         (1,753)     --            (67)      (1,820)
                                       ----------  ---------  ----------  ---------   ------------
Total assets.........................  $   --      $  (8,575) $   64,215  $     304     $ 55,944
                                       ==========  =========  ==========  =========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt......................  $   27,806  $      72  $   --      $     304     $ 28,182
Deferred tax liability...............      --         --           2,353     --            2,353
                                       ----------  ---------  ----------  ---------   ------------
     Total current liabilities.......      27,806         72       2,353        304       30,535
                                       ----------  ---------  ----------  ---------   ------------
     Total liabilities...............      27,806         72       2,353        304       30,535
Stockholders' equity
     Common stock....................      --         --          (2,560)    --           (2,560)
     Additional paid-in capital......     (27,806)    --          68,473                  40,667
     Note receivable -- capital
       stock.........................      --            379      --         --              379
     Retained earnings...............      --         (9,026)     (4,051)    --          (13,077)
                                       ----------  ---------  ----------  ---------   ------------
     Total stockholders' equity......     (27,806)    (8,647)     61,862     --           25,409
                                       ----------  ---------  ----------  ---------   ------------
Total liabilities and stockholders'
  equity.............................  $   --      $  (8,575) $   64,215  $     304     $ 55,944
                                       ==========  =========  ==========  =========   ============

                                                                           POST MERGER
                                          (E)        (F)         (G)       ADJUSTMENTS
                                       ---------  ----------  ----------   ------------
               ASSETS
Cash and equivalents.................  $  52,986  $  (27,806) $  (23,252)    $  1,928
Deferred costs.......................       (756)     --          --             (756)
                                       ---------  ----------  ----------   ------------
               Total current
                  assets.............     52,230     (27,806)    (23,252)       1,172
                                       ---------  ----------  ----------   ------------
Total assets.........................  $  52,230  $  (27,806) $  (23,252)    $  1,172
                                       =========  ==========  ==========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued liabilities..................  $    (756) $   --      $   --         $   (756)
Short-term debt......................     --         (27,806)    (18,009)     (45,815)
Current maturities of long-term
  debt...............................     --          --          (1,893)      (1,893)
                                       ---------  ----------  ----------   ------------
               Total current
                  liabilities........       (756)    (27,806)    (19,902)     (48,464)
Long-term debt, net of current
  portion............................     --          --          (3,350)      (3,350)
                                       ---------  ----------  ----------   ------------
               Total liabilities.....       (756)    (27,806)    (23,252)     (51,814)
Stockholders' equity
     Common stock....................          4      --          --                4
     Additional paid-in capital......     52,982      --          --           52,982
                                       ---------  ----------  ----------   ------------
               Total stockholders'
                  equity.............     52,986      --          --           52,986
                                       ---------  ----------  ----------   ------------
Total liabilities and stockholders'
  equity.............................  $  52,230  $  (27,806) $  (23,252)    $  1,172
                                       =========  ==========  ==========   ============

4.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

YEAR ENDED DECEMBER 31, 1997

     (a) Reduces compensation expense to the contractual levels the owners and key employees of the Petrocon and the Acquired Companies have agreed to receive subsequent to the Pending Acquisitions.

     (b)  Records goodwill amortization expense using a 40-year estimated life.

     (c) Reduces interest expense for repayment of certain debt obligations which will be repaid from the net proceeds of the Offering and existing cash.

     (d) Records a reduction of rent expense of $236 net of depreciation of $74 for property to be acquired in connection with the Pending Aquisitions.

     (e) Reflects the incremental provision for federal and state income taxes relating to the other statements of operations adjustments and for income taxes on S Corporation income.

     (f) The number of shares estimated to be outstanding on completion of the Offering includes the following (reflects the April 6, 1998 stock split) (in thousands):

Issued to management.................        609
Issued to financial sponsor..........      1,219
Issued in the Pending Acquisitions
(including escrowed shares)..........      5,707
Issued in the Offering...............      4,300
                                       ---------
Shares used in computing basic pro
forma income per share...............     11,835
Net effect of OEI stock options and
warrants using the Treasury Stock
method...............................        464
                                       ---------
Shares used in computing fully
diluted pro forma income per share...     12,299
                                       =========

          Such share number does not include an aggregate of 937,662 shares subject to options granted under OEI's Incentive Plan which have an exercise price equal to the initial Offering price per share. See "Management -- Incentive Plan."

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                                                                PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------   ------------
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................  $  (2,711) $  --      $  --      $    (162) $  --         $ (2,873)
GOODWILL AMORTIZATION................     --          1,604     --         --         --            1,604
                                       ---------  ---------  ---------  ---------  ---------   ------------
INCOME (LOSS) FROM OPERATIONS........      2,711     (1,604)    --            162     --            1,269
OTHER INCOME (EXPENSE):
    Interest expense.................     --         --          1,775     --         --            1,775
                                       ---------  ---------  ---------  ---------  ---------   ------------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES.....      2,711     (1,604)     1,775        162     --            3,044
PROVISION FOR INCOME TAXES...........     --         --         --         --          4,356        4,356
                                       ---------  ---------  ---------  ---------  ---------   ------------
NET INCOME (LOSS)....................  $   2,711  $  (1,604) $   1,775  $     162  $  (4,356)    $ (1,312)
                                       =========  =========  =========  =========  =========   ============

THREE MONTHS ENDED MARCH 31, 1998

     (a) Additionally, reflects the reversal of the $0.5 million non-recurring non-cash compensation charge by OEI related to the issuance of 36,564 shares of Common Stock to management. The historical financial statements of OEI include a compensation charge representing the differences between the amounts paid for the shares issued to OEI's management and their estimated value on the date of the sale as if the Pending Acquisitions had occurred.

     (b)  Records goodwill amortization expense using a 40-year estimated life.

     (c) Reduces interest expense for repayment of certain debt obligations which will be repaid from the net proceeds of the Offering and existing cash.

     (d) Records a reduction of rent expense of $59 net of depreciation of $19 for property to be acquired in connection with the Pending Acquisitions.

     (e) Reflects the incremental provision for federal and state income taxes relating to the other statements of operations adjustments and for income taxes on S Corporation income.

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                                                                PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------   ------------
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................  $    (460) $  --      $  --      $     (40) $  --          $ (500)
GOODWILL AMORTIZATION................     --            401     --         --         --             401
                                       ---------  ---------  ---------  ---------  ---------   ------------
INCOME (LOSS) FROM OPERATIONS........        460       (401)    --             40     --              99
OTHER INCOME (EXPENSE):
    Interest expense.................     --         --            446     --         --             446
                                       ---------  ---------  ---------  ---------  ---------   ------------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES.....        460       (401)       446         40     --             545
PROVISION FOR INCOME TAXES...........     --         --         --         --            918         918
                                       ---------  ---------  ---------  ---------  ---------   ------------
NET INCOME (LOSS)....................  $     460  $    (401) $     446  $      40  $    (918)     $ (373)
                                       =========  =========  =========  =========  =========   ============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To OEI International, Inc.:

     We have audited the accompanying balance sheet of OEI International, Inc. (a Delaware corporation), as of December 31, 1997, and the related statement of loss, stockholders' equity and cash flows from inception (October 9, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OEI International, Inc., as of December 31, 1997, and the results of its operations and its cash flows from inception (October 9, 1997) through December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 27, 1998

                            OEI INTERNATIONAL, INC.
                                 BALANCE SHEET

                                        DECEMBER 31,     MARCH 31,
                                            1997            1998
                                        ------------    ------------
                                                        (UNAUDITED)
               ASSETS
CASH.................................    $      893      $       840
DEFERRED OFFERING COSTS..............       112,427          755,681
                                        ------------    ------------
               Total assets..........    $  113,320      $   756,521
                                        ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
ACCRUED LIABILITIES AND AMOUNTS DUE
  TO STOCKHOLDER.....................    $  112,427      $ 1,024,050
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par,
      1,000,000 authorized, none
      issued and outstanding.........       --               --
     Common stock, $.001 par,
      40,000,000 shares authorized,
      1,791,804 and 1,828,368 shares
      outstanding, respectively......         1,792            1,828
     Additional paid-in capital......       --               460,666
     Retained deficit................          (899)        (730,023)
                                        ------------    ------------
               Total stockholders'
                   equity............           893         (267,529)
                                        ------------    ------------
               Total liabilities and
                   stockholders'
                   equity............    $  113,320      $   756,521
                                        ============    ============

       Reflects a 1,828.368-for-one stock split effective April 6, 1998.

   The accompanying notes are an integral part of these financial statements.

                            OEI INTERNATIONAL, INC.
                               STATEMENT OF LOSS

                                           PERIOD FROM
                                            INCEPTION
                                        (OCTOBER 9, 1997)      THREE MONTHS
                                             THROUGH               ENDED
                                        DECEMBER 31, 1997     MARCH 31, 1998
                                        ------------------    ---------------
                                                                (UNAUDITED)
REVENUES.............................        -$-                $  --
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................            899                729,124
                                             -------          ---------------
NET LOSS.............................         $ (899)           $  (729,124)
                                             =======          ===============


   The accompanying notes are an integral part of these financial statements.

                            OEI INTERNATIONAL, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK        ADDITIONAL                     TOTAL
                                        -------------------     PAID-IN      RETAINED      STOCKHOLDERS'
                                         SHARES      AMOUNT     CAPITAL       DEFICIT         EQUITY
                                        ---------    ------    ----------    ---------     ------------
INITIAL CAPITALIZATION (October 9,
  1997)..............................   1,791,804    $1,792     $  --        $  --          $     1,792
     Net loss........................      --          --          --             (899)            (899)
                                        ---------    ------    ----------    ---------     ------------
BALANCE, December 31, 1997...........   1,791,804     1,792        --             (899)             893
     Issuance of Common Stock
       (unaudited)...................      36,564        36       460,666       --              460,702
     Net loss (unaudited)............      --          --          --         (729,124)        (729,124)
                                        ---------    ------    ----------    ---------     ------------
BALANCE, March 31, 1998
  (unaudited)........................   1,828,368    $1,828     $ 460,666    $(730,023)     $  (267,529)
                                        =========    ======    ==========    =========     ============

   The accompanying notes are an integral part of these financial statements.

                            OEI INTERNATIONAL, INC.
                            STATEMENT OF CASH FLOWS

                                           PERIOD FROM
                                            INCEPTION
                                        (OCTOBER 9, 1997)     THREE MONTHS
                                             THROUGH              ENDED
                                        DECEMBER 31, 1997    MARCH 31, 1998
                                        -----------------    ---------------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss........................       $    (899)          $(729,124)
     Adjustments to reconcile net
       loss to net cash provided by
       (used in) operating
       activities --
     Compensation expense related to
       issuance of management
       shares........................        --                   460,682
     Changes in assets and
       liabilities --
          Increase in deferred
             costs...................        (111,615)           (643,254)
          Increase in accrued
             liabilities and amounts
             due to stockholder......         112,427             911,623
                                        -----------------    ---------------
               Net cash used in
                  operating
                  activities                      (87)                (73)
                                        -----------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from the issuance of
       common stock..................             980                  20
                                        -----------------    ---------------
               Net cash provided by
                  financing
                  activities.........             980                  20
                                        -----------------    ---------------
NET INCREASE (DECREASE) IN CASH......             893                 (53)
CASH, beginning of period............        --                       893
                                        -----------------    ---------------
CASH, end of period..................       $     893           $     840
                                        =================    ===============

   The accompanying notes are an integral part of these financial statements.

                            OEI INTERNATIONAL, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BUSINESS ACTIVITY

     OEI International, Inc. (OEI or the Company), a Delaware corporation, was founded on October 9, 1997. The Company is a diversified engineering company providing engineering services and engineered systems to a broad range of industrial, commercial and institutional clients throughout the United States and internationally. OEI intends to acquire five engineering companies (the Pending Acquisitions), complete an initial public offering (the Offering) of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its national and international operations.

     OEI's primary assets at December 31, 1997, are cash and deferred offering costs. OEI has not conducted any operations, and all activities to date have related to the Pending Acquisitions and the Offering. Cash of $980 was generated from the initial capitalization of the Company (see Note 2). There is no assurance that the Pending Acquisitions discussed below will be completed and that OEI will be able to generate future operating revenues. Funding for the deferred offering costs has been provided by Equus II Incorporated (Equus II). OEI is dependent upon the Offering to fund the amounts due to Equus II, the Pending Acquisitions and future operations.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months then ended are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period is not necessarily indicative of the results for the entire fiscal year.

  INCOME TAX

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  STOCK OPTIONS

     Effective September 4, 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This pronouncement allows two methods of calculating the fair market value of equity instruments issued to employees, in accordance with Accounting Principles Board (APB) Opinion No. 25 or using an option-pricing model. The fair market value of equity instruments issued to employees may be calculated using an option-pricing model such as the Black-Scholes model that takes into account, as of the grant date, the exercise price and expected life of the equity instrument, the current price of the underlying stock, expected dividends on the stock and the risk-free interest rate for the expected term of the equity instrument. The Company has elected to calculate compensation expense in accordance with APB No. 25 which calculates compensation expense as the difference between the employee's exercise price and the current price of the underlying stock. There were no financial statement effects from the adoption of this pronouncement.

                            OEI INTERNATIONAL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes, nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

  USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  STOCKHOLDERS' EQUITY:

     On April 6, 1998, OEI effected a 1,828.368-for-one stock split for each share of common stock of the Company ("Common Stock") then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 40,000,000 and authorized 1,000,000 shares of $.001 par value preferred stock. The effects of the Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected on the balance sheet and in the accompanying notes. In October 1997, in connection with the organization and initial capitalization of OEI, the Company issued 1,218,973 shares of common stock at $.001 per share to Equus II at an aggregate purchase price of $666.67 and a total of 572,831 shares of Common Stock to management at an aggregate purchase price of $313.33. The shares issued to Equus II and members of management were issued to engage such parties in providing services related primarily to the Company's public offering activities, including financial advisory and other consulting services. The fair value of such shares was based on specific factors related to the Company and the transactions, including restrictions on transferability and sale of the shares issued.

3.  INCENTIVE PLAN:

     In April 1998, the Company's stockholders and Board of Directors approved the Company's Incentive Plan which provides for the granting of incentive or nonstatutory stock options, stock appreciation rights, restricted stock, performance units and performance shares and other stock-based awards (collectively, "Incentive Awards") to key employees, officers, non-employee directors and consultants to the Company. Under the Incentive Plan, the Company may issue Incentive Awards covering at any one time an aggregate of the greater of (i) 2,000,000 shares of Common Stock and (ii) 10% of the number of shares of Common Stock issued and outstanding on the last day of the then preceding calendar quarter. No more than 2,000,000 shares of Common Stock will be available for incentive stock options.

4.  EMPLOYEE STOCK PURCHASE PLAN:

     In April 1998, the Company's Board of Directors approved the Company's Employee Stock Purchase Plan for the United States employees (the "Employee Purchase Plan"). A total of 300,000 shares of Common Stock has been reserved for issuance under the Employee Purchase Plan. The Employee Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation (including commissions and overtime, but excluding other bonuses and incentive compensation), up to a maximum of $25,000 for all offering periods ending within the same calendar year. The price of stock purchased under the Employee Purchase Plan is 90% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. Employees may end their participation at any time during an offering period, and they will be repaid their payroll deductions to date.

                            OEI INTERNATIONAL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Participation ends automatically upon termination of employment with the Company or any participating subsidiary. The Employee Purchase Plan will terminate in April, 2008.

5. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     OEI has signed definitive agreements to acquire by acquisition or share exchange five companies (the Pending Acquisitions) to be effective contemporaneously with the Offering. The companies to be acquired are Petrocon Engineering, Inc. and subsidiary, Paulus, Sokolowski, and Sartor, Inc., Gulsby Engineering, Inc. and subsidiary, W-Industries, Inc., and Chemical & Industrial Engineering, Inc. The aggregate consideration that will be paid by OEI to acquire the Pending Acquisitions is approximately $27.8 million in cash and 5,053,027 shares of common stock.

     In March 1998, OEI sold 36,564 shares of Common Stock to a new member of management. As a result, the Company recorded a non-recurring, non-cash compensation charge of $0.5 million in the first quarter of 1998 representing the difference between the amount paid for the shares and the estimated fair value of the shares, which value has been discounted from the estimated initial public offering price due primarily to restrictions on the sale and transferability of the shares issued.

     In April 1998, OEI filed a registration statement on Form S-1 for the sale of its common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Petrocon Engineering, Inc.:

     We have audited the accompanying consolidated balance sheets of Petrocon Engineering, Inc. (a Texas corporation), and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
March 6, 1998

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,
                                       ------------------------------     MARCH 31,
                                            1996            1997            1998
                                       --------------  --------------    -----------
                                                                         (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $      320,811  $    2,253,527    $   656,904
     Trade receivables, net..........      10,697,851      15,397,931     16,202,765
     Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........         463,786       1,881,417      3,302,316
     Current portion of note
       receivable....................          33,746          16,884         12,793
     Prepaid expenses and other......         651,116         976,100      1,194,385
     Deferred income taxes...........         667,439         543,373        599,787
                                       --------------  --------------    -----------
          Total current assets.......      12,834,749      21,069,232     21,968,950
PROPERTY AND EQUIPMENT, net..........       6,385,573       6,583,796      6,662,269
INVESTMENT IN PETROCON ARABIA,
  LTD................................       3,555,964       3,666,306      3,775,308
NOTE RECEIVABLE, net of current
  portion............................         112,525          50,040         50,040
GOODWILL, net........................       2,290,849       9,342,460      9,239,088
OTHER ASSETS.........................       1,197,107       1,190,840      1,169,212
                                       --------------  --------------    -----------
          Total assets...............  $   26,376,767  $   41,902,674    $42,864,867
                                       ==============  ==============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,
                                       ------------------------------     MARCH 31,
                                            1996            1997            1998
                                       --------------  --------------    -----------
                                                                         (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Line of credit..................  $    5,085,908  $   11,641,357    $12,330,148
     Current maturities of long-term
       debt..........................       2,772,604       1,976,174      1,760,092
     Notes payable...................         249,544         147,284        105,282
     Accounts payable................         868,315       2,114,356      3,259,328
     Accrued compensation and
       benefits......................       4,046,574       7,749,986      6,888,183
     Billings in excess of costs and
       estimated earnings on
       uncompleted contracts.........        --               499,395        322,695
     Income taxes payable............         478,104         526,002        709,772
     Other liabilities...............         815,735         221,819        204,002
                                       --------------  --------------    -----------
          Total current
             liabilities.............      14,316,784      24,876,373     25,579,502
LONG-TERM LIABILITIES:
     Long-term debt, net of current
       maturities....................       3,756,492       2,680,046      2,240,023
     Deferred income taxes...........         424,316         427,311        407,465
                                       --------------  --------------    -----------
          Total liabilities..........      18,497,592      27,983,730     28,226,990
                                       --------------  --------------    -----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK...........       1,126,549        --              --
STOCKHOLDERS' EQUITY:
     Common stock, $.3333 par value;
       60,000,000 shares authorized;
       3,945,186, 4,586,328 and
       4,591,828 shares
       outstanding...................       1,315,062       1,528,760      1,530,594
     Additional paid-in capital......       3,196,068       7,473,014      7,518,212
     Retained earnings...............       2,275,271       4,917,170      5,589,071
     Treasury stock, 7,607 common
       shares, at cost...............         (33,775)       --              --
                                       --------------  --------------    -----------
          Total stockholders'
             equity..................       6,752,626      13,918,944     14,637,877
                                       --------------  --------------    -----------
          Total liabilities and
             stockholders' equity....  $   26,376,767  $   41,902,674    $42,864,867
                                       ==============  ==============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                        THREE MONTHS
                                                                                           ENDED
                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       ----------------------------------------  --------------------------
                                           1995          1996          1997          1997          1998
                                       ------------  ------------  ------------  ------------  ------------
                                                                                        (UNAUDITED)
REVENUES.............................  $ 52,385,813  $ 61,850,638  $ 92,616,378  $ 19,496,160  $ 25,915,315
DIRECT COSTS.........................    42,143,967    49,251,240    71,692,881    15,479,245    20,521,489
                                       ------------  ------------  ------------  ------------  ------------
    Gross profit.....................    10,241,846    12,599,398    20,923,497     4,016,915     5,393,826
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     8,358,923     9,577,274    15,315,782     3,318,177     3,792,093
                                       ------------  ------------  ------------  ------------  ------------
    Income from operations...........     1,882,923     3,022,124     5,607,715       698,738     1,601,733
OTHER INCOME (EXPENSE):
    Interest expense, net............      (456,114)     (591,848)   (1,569,475)     (349,572)     (385,557)
    Equity in earnings of Petrocon
      Arabia, Ltd....................       527,353        28,293       860,582        93,136       (42,268)
    Impairment of property...........       --            --           (363,696)      --            --
    Other............................      (145,154)       57,282      (206,269)       (5,686)      (22,783)
                                       ------------  ------------  ------------  ------------  ------------
         Income from continuing
           operations
           before income tax.........     1,809,008     2,515,851     4,328,857       436,616     1,151,125
PROVISION FOR INCOME TAX.............       598,738     1,050,853     1,574,045       158,786       479,224
                                       ------------  ------------  ------------  ------------  ------------
         Income from continuing
           operations................     1,210,270     1,464,998     2,754,812       277,830       671,901
                                       ------------  ------------  ------------  ------------  ------------
DISCONTINUED OPERATIONS:
    Loss from discontinued operations
      of construction subsidiaries
      through October 19, 1995 (net
      of $417,117 income tax
      benefit).......................      (809,699)      --            --            --            --
    Estimated loss on disposal of
      construction subsidiaries,
      including a provision of
      $341,012 for operating losses
      from October 19, 1995, to
      February 8, 1996 (net of
      $180,774 income tax benefit)...      (350,913)      --            --            --            --
                                       ------------  ------------  ------------  ------------  ------------
         Loss from discontinued
           operations................    (1,160,612)      --            --            --            --
                                       ------------  ------------  ------------  ------------  ------------
NET INCOME...........................  $     49,658  $  1,464,998  $  2,754,812  $    277,830  $    671,901
                                       ============  ============  ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK       ADDITIONAL                   TREASURY STOCK        TOTAL
                                       ----------------------    PAID-IN     RETAINED    --------------------  STOCKHOLDERS'
                                        SHARES      AMOUNT       CAPITAL     EARNINGS     SHARES     AMOUNT       EQUITY
                                       ---------  -----------  -----------  -----------  ---------  ---------  ------------
BALANCE, January 1, 1995.............  3,857,147  $ 1,285,716  $ 1,381,965  $ 1,603,027     --      $  --      $  4,270,708
    Purchase of treasury stock.......     --          --           --           --          (7,607)   (33,775)      (33,775)
    Accretion on redeemable preferred
      stock..........................     --          --           --          (421,200)    --         --          (421,200)
    Net income.......................     --          --           --            49,658     --         --            49,658
                                       ---------  -----------  -----------  -----------  ---------  ---------  ------------
BALANCE, December 31, 1995...........  3,857,147    1,285,716    1,381,965    1,231,485     (7,607)   (33,775)    3,865,391
    Common stock issued..............     88,039       29,346      581,547      --          --         --           610,893
    Accretion on redeemable preferred
      stock..........................     --          --           --          (421,212)    --         --          (421,212)
    Redemption of preferred stock....     --          --           --           --          --         --           --
    Warrants issued in connection
      with
      acquisition....................     --          --         1,232,556      --          --         --         1,232,556
    Net income.......................     --          --           --         1,464,998     --         --         1,464,998
                                       ---------  -----------  -----------  -----------  ---------  ---------  ------------
BALANCE, December 31, 1996...........  3,945,186    1,315,062    3,196,068    2,275,271     (7,607)   (33,775)    6,752,626
    Common stock issued..............    542,443      180,812    4,043,607      --          --         --         4,224,419
    Treasury stock issued............     --          --           --           --           7,607     33,775        33,775
    Redemption of preferred stock....     98,699       32,886      233,339      --          --         --           266,225
    Accretion on redeemable preferred
      stock..........................     --          --           --          (112,913)    --         --          (112,913)
    Net income.......................     --          --           --         2,754,812     --         --         2,754,812
                                       ---------  -----------  -----------  -----------  ---------  ---------  ------------
BALANCE, December 31, 1997...........  4,586,328    1,528,760    7,473,014    4,917,170     --         --        13,918,944
    Common stock issued
      (unaudited)....................      5,500        1,834       41,176      --          --         --            43,010
    Other (unaudited)................     --          --             4,022      --          --         --             4,022
    Net income (unaudited)...........     --          --           --           671,901     --         --           671,901
                                       ---------  -----------  -----------  -----------  ---------  ---------  ------------
BALANCE, March 31, 1998
  (unaudited)........................  4,591,828  $ 1,530,594  $ 7,518,212  $ 5,589,071     --      $  --      $ 14,637,877
                                       =========  ===========  ===========  ===========  =========  =========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        THREE MONTHS
                                                                                           ENDED
                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       ----------------------------------------  --------------------------
                                           1995          1996          1997          1997          1998
                                       ------------  ------------  ------------  ------------  ------------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     49,658  $  1,464,998  $  2,754,812  $    277,830  $    671,901
  Adjustments to reconcile net income
   to net cash provided by operating
   activities --
    Depreciation and amortization....       903,271       868,037     1,760,549       434,873       418,305
    Equity in undistributed earnings
     of Petrocon Arabia, Ltd.........      (227,353)      971,707      (110,582)      (93,136)     (109,002)
    Issuance of stock to
     management......................       --            102,293        24,420       --             47,031
    Deferred income taxes............      (689,421)      141,286        22,461       (79,472)      (76,256)
    Other, net.......................       240,621        27,565       262,479       --             (4,595)
  Changes in current assets and
   liabilities, net of effects of
   acquisitions --
    (Increase) decrease in --
      Trade receivables..............       806,140     1,855,630    (3,266,554)   (1,292,816)     (804,834)
      Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........    (1,963,187)    1,499,401    (1,417,631)      463,786    (1,420,899)
      Prepaid expenses and other.....      (120,708)      203,032       323,079      (180,046)     (199,268)
    Increase (decrease) in --
      Accounts payable...............       404,999      (939,071)      802,052       608,321     1,144,972
      Accrued compensation and
       benefits......................       438,499      (394,969)    2,687,042      (447,669)     (854,503)
      Billings in excess of costs and
       estimated earnings on
       uncompleted contracts.........     1,390,412    (1,390,412)      499,395       --           (176,700)
      Accrual for loss on disposal of
       discontinued operations.......       114,307      (196,588)      --            --            --
      Other liabilities..............      (192,120)     (369,714)     (593,916)     (380,374)      (16,044)
      Income taxes receivable
       (payable).....................      (868,707)      771,243      (449,102)      (76,389)      183,770
                                       ------------  ------------  ------------  ------------  ------------
    Net cash provided by operating
     activities......................       286,411     4,614,438     3,298,504      (765,092)   (1,196,122)
                                       ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and
   equipment.........................      (781,629)     (723,056)   (1,186,607)     (248,614)     (378,241)
  Cash used for acquisitions, net of
   cash acquired.....................       --         (1,187,974)   (3,134,223)   (3,011,964)      --
  Other, net.........................        (6,582)       18,108       100,867       --             12,584
                                       ------------  ------------  ------------  ------------  ------------
    Net cash used in investing
     activities......................      (788,211)   (1,892,922)   (4,219,963)   (3,260,578)     (365,657)
                                       ============  ============  ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            THREE MONTHS
                                                                                               ENDED
                                                 YEAR ENDED DECEMBER 31,                     MARCH 31,
                                       -------------------------------------------  ----------------------------
                                           1995           1996           1997           1997           1998
                                       -------------  -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock.........  $     (33,775) $    --        $    --        $    --        $    --
  Redemption of preferred stock......       --           (3,225,860)      (939,463)      --             --
  Debt financing costs...............       --             (145,509)      --             --             --
  Proceeds from borrowings under line
    of credit........................     33,977,000     56,614,032    106,438,476     25,205,056     25,776,612
  Payments on line of credit.........    (34,762,000)   (55,178,123)   (99,883,027)   (20,920,666)   (25,087,821)
  Proceeds from issuance of notes
    payable..........................      2,916,623      1,935,645      1,806,296        372,140       --
  Principal payments on notes
    payable..........................     (1,516,301)    (2,768,340)    (4,568,107)      (740,821)      (723,635)
                                       -------------  -------------  -------------  -------------  -------------
      Net cash provided by (used in)
         financing activities........        581,547     (2,768,155)     2,854,175      3,915,709        (34,844)
                                       -------------  -------------  -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................         79,747        (46,639)     1,932,716       (109,961)    (1,596,623)
CASH AND CASH EQUIVALENTS, beginning
  of year............................        287,703        367,450        320,811       (198,429)     2,253,527
                                       -------------  -------------  -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of
  year...............................  $     367,450  $     320,811  $   2,253,527  $    (308,390) $     656,904
                                       =============  =============  =============  =============  =============
NONCASH ACTIVITIES:
  Insurance acquired with notes
    payable..........................  $     143,743  $     285,175  $     370,054  $    --        $      25,528
  Accretion on redeemable preferred
    stock............................        421,200        421,212        112,913         13,434       --
  Fair value of warrants issued as
    consideration for acquisition....       --            1,232,556       --             --             --
  Shares issued as consideration for
    acquisition......................       --             --            4,200,000       --             --
  Additional consideration payable
    for acquisitions.................       --               89,409        916,781       --             --
  Fair value of shares and options
    issued for redemption of
    preferred stock..................       --             --            1,572,910       --             --
  Combination of balances related to
    discontinued operations --
  Net book value of equipment
    disposed.........................        433,758       --             --             --             --
  Loans on equipment disposed........        385,364       --             --             --             --
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for --
    Interest.........................        512,353        540,089      1,314,140        260,917        389,010
    Income taxes.....................      1,558,973        714,461      2,007,791        495,000        311,697

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BUSINESS ACTIVITY

     Petrocon Engineering, Inc. (a Texas corporation), is an international engineering, systems and construction management contractor, servicing industrial customers with primary focus in the process industries -- oil, chemical, petrochemical and forest products.

     A brief description of the active companies included in the consolidated group follows:

     a. PETROCON ENGINEERING, INC. (PEI) -- Provides general engineering services for industrial customers with specialties in the areas of distributive control systems, forest products, power distribution, process design and process safety management.

     b. PETROCON ENGINEERING OF LOUISIANA, INC. (PEI-LA) -- Extends PEI's service area into southwest Louisiana.

     c. PETROCON SYSTEMS, INC. (PSI) -- Provides design, fabrication, installation, start-up, checkout and maintenance of analyzers and PLC systems.

     d. PETROCON TECHNOLOGIES, INC. (PTI) -- Currently provides development, sales and marketing focused on PTI's licensed hybrid low NOX process.

     e. PETROCON CONSTRUCTION RESOURCES, INC. (PCR) -- Provides technical, inspection and operator personnel within client facilities.

     f. TRIANGLE ENGINEERS AND CONSTRUCTORS, INC. (TE&C) -- Provides engineering services and construction management services.

     g. RPM ENGINEERING, INC. (RPM) -- Provides engineering services in southeast Louisiana.

     h. ALLIANCE ENGINEERING, INC. (AEI) -- Provides upstream engineering design and project services.

     The Company and its stockholders intend to enter into a definitive agreement with OEI International, Inc. (OEI), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of OEI common stock concurrently with the consummation of the initial public offering (the Offering) of the common stock of OEI.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Petrocon Engineering, Inc., and its wholly owned subsidiaries (collectively, the Company). All significant intercompany transactions have been eliminated in consolidation.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  REVENUE RECOGNITION

     The Company provides a majority of its services through cost-plus contracts. Revenues are recognized to the extent of billable rates times hours delivered plus other reimbursable expenses incurred. Accounts receivable include amounts currently billable per cost-plus contracts that are not billed until the following

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

period. Fixed-price contracts represent approximately 5%, 8% and 14% of revenues in 1995, 1996 and 1997, respectively. Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting. Methods used to measure percentage of completion consist of labor hours or costs incurred compared to total estimated labor hours or costs or other appropriate bases of measurement. Revisions in revenue and cost projections are recorded in the period in which the facts requiring the revision become known. When estimates of projected revenues and costs indicate a loss, the total estimated loss is accrued. Contract performance incentives are included in income when earned. Potential additional revenues on projects from claims and unapproved change orders are not recognized until amounts may be reliably estimated and realization is virtually certain. The asset "Costs and estimated profits in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated profits on uncompleted contracts" represents amounts billed in excess of revenues recognized.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include certificates of deposit with maturities of three months or less.

  INVESTMENTS

     The Company has a one-third ownership interest in PEI Investments, a Texas joint venture. The Company uses the equity method of accounting for this investment. In addition, the Company accounts for its 50% interest in Petrocon Arabia Limited (PAL) by the equity method. PAL, an engineering company located in Saudi Arabia, provides general engineering services for oil field, pipeline, gas plants and offshore facilities as well as refinery and petrochemical plants. Results of operations for PAL are translated at the average exchange rate for the year.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flow associated with the asset is compared to the asset's carrying amount to determine if a write-down to fair value is necessary.

     During 1997, the Company wrote off approximately $241,000 of leasehold improvements made to a leased facility which the Company vacated prior to the expiration of the lease term. Additionally, the Company has, during 1997, written down to fair value certain property which the Company elected to hold for sale. The amount of the property write-down was approximately $122,000, and the net realizable value of the property, based on an independent appraisal, was $275,000 at December 31, 1997. These write-downs have been included in the accompanying consolidated statement of income for the year ended December 31, 1997.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  INCOME TAX

     The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  STOCK OPTIONS

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," and, as permitted, has elected to calculate compensation expense in accordance with Accounting Principles Bulletin Opinion No. 25 which calculates compensation expense as the difference between the employee's exercise price and the current price of the underlying stock. See Note 10 for the financial statement effects from the adoption of this pronouncement.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes, nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

  INTANGIBLE ASSETS AND AMORTIZATION

     Goodwill represents the excess of cost over the fair value of net tangible assets of businesses acquired. Goodwill is being amortized on a straight-line basis over an expected useful life of 40 years. Other intangible assets, included in other assets, are amortized over the period expected to be benefited (five to seven years). Amortization expense for goodwill and other intangible assets was $1,020, $53,651 and $336,375 for 1995, 1996 and 1997, respectively.
Accumulated amortization of goodwill at December 31, 1996 and 1997, was $55,606 and $391,981, respectively. See Note 12 for amortization of cost over equity in net assets included in the equity in earnings of PAL.

  USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles, particularly in the use of the percentage-of-completion method of accounting, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  MAJOR CUSTOMERS AND CREDIT RISK:

     A significant portion of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign sales also present various risks, including risks of war, civil disturbances and adverse governmental activities. Most of the Company's foreign sales are to large international companies or are secured by letters of credit or similar arrangements. The Company does not believe itself to be dependent to any material degree on any single customer.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (dollars in thousands):

                                          ESTIMATED        DECEMBER 31,
                                        USEFUL LIVES   --------------------
                                          IN YEARS       1996       1997
                                        -------------  ---------  ---------
Land.................................                  $     535  $     500
Buildings............................        39            2,627      2,250
Transportation equipment.............         5              283        289
Machinery and equipment..............       5-10             885      1,674
Computer equipment and software......        3-5           3,607      5,278
Leasehold improvements...............       5-10             661        591
Furniture and fixtures...............        10            1,261        922
                                                       ---------  ---------
                                                           9,859     11,504
Less -- Accumulated depreciation.....                      3,473      4,921
                                                       ---------  ---------
     Property and equipment, net.....                  $   6,386  $   6,583
                                                       =========  =========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     The components of trade receivables are as follows:

                                                DECEMBER 31,
                                       ------------------------------
                                            1996            1997
                                       --------------  --------------
Amounts billable at December 31,
  billed January of the following
  year...............................  $    2,566,000  $    3,592,762
Amounts billed at December 31........       7,982,368      11,722,706
Retainage............................         262,376         264,027
Allowance for uncollectible
  accounts...........................        (112,893)       (181,564)
                                       --------------  --------------
                                       $   10,697,851  $   15,397,931
                                       ==============  ==============

     Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
Balance at beginning of year.........  $     124  $     137  $     113
Balance acquired at purchase of
  subsidiary.........................     --             66     --
Additions to costs and expenses......        126         87        120
Deductions for uncollectible
  receivables written off and
  recoveries.........................       (113)      (177)       (51)
                                       ---------  ---------  ---------
                                       $     137  $     113  $     182
                                       =========  =========  =========

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The status of fixed-price contracts in progress is as follows (in thousands):

                                           DECEMBER 31,
                                       --------------------
                                         1996       1997
                                       ---------  ---------
Costs incurred on contracts in
  progress...........................  $   2,608  $   7,198
Estimated earnings, net of losses....        801      1,933
                                       ---------  ---------
                                           3,409      9,131
Less -- Billings to date.............     (2,945)    (7,749)
                                       ---------  ---------
                                       $     464  $   1,382
                                       =========  =========
Costs and estimated earnings in
  excess of billings on uncompleted
  contracts..........................  $     464  $   1,881
Billings in excess of costs and
  estimated earnings on uncompleted
  contracts..........................     --           (499)
                                       ---------  ---------
                                       $     464  $   1,382
                                       =========  =========

5.  LINE OF CREDIT AND DEBT:

     The Company has a line of credit with a credit limit of $13,000,000, of which $5,085,908 and $11,641,357 was outstanding at December 31, 1996 and 1997, respectively. The line of credit is secured by an interest in all of the Company's accounts receivable and expires on August 8, 1999. Advances on the credit line accrue interest at a rate equal to one-half of 1% plus the prime rate (9.0% at December 31, 1997), and the commitment fee on the unused line of credit is 0.25%. Interest is payable monthly. The line of credit contains covenants pertaining to the maintenance of certain ratios, including fixed charge coverage, specified levels of certain other items, including tangible net worth and EBITDA, and various other covenants as specified in the loan agreement, as amended. The credit limit on the line of credit was increased to $14,000,000 in March 1998, and thereafter was subsequently increased to $14,500,000.

     In August 1996, the Company refinanced its long-term debt. The refinancing paid off all long-term debt and established two term loans and a new line of credit. Debt financing costs of approximately $145,000 were incurred in conjunction with the refinancing. These costs are being amortized over three years, the life of the debt agreement.

     Debt consists of the following:

                                                DECEMBER 31,
                                       ------------------------------
                                            1996            1997
                                       --------------  --------------
Heller Financial, Inc. --
     Term Loan A, interest at prime
       plus 0.75% (9.25% at December
       31, 1997) due in monthly
       installments, maturing through
       1999..........................  $    2,151,933  $    2,610,000
     Term Loan B, interest at prime
       plus 1.25% (9.75% at December
       31, 1997) due in quarterly
       installments, maturing through
       1999..........................       3,083,333       1,793,357
Merrill Lynch Business Financial
  Services, Inc......................         834,570        --
RPM Investments, Inc., interest at
  10% due in three installments,
  maturing through 1998..............         400,000         200,000
Other................................          59,260          52,863
                                       --------------  --------------
                                            6,529,096       4,656,220
     Less -- Current maturities......      (2,772,604)     (1,976,174)
                                       --------------  --------------
                                       $    3,756,492  $    2,680,046
                                       ==============  ==============

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Substantially all debt is collateralized by security interests in accounts receivable, property and equipment.

     Maturities of long-term debt are as follows:

Year ending December 31 --
     1998............................  $  1,976,174
     1999............................     2,680,046
                                       ------------
                                       $  4,656,220
                                       ============

6.  LEASES:

     The Company leases office space under noncancelable operating lease agreements. Minimum payments on the multiyear leases over the remaining terms of the leases are as follows:

Year ending December 31 --
     1998............................  $  1,280,992
     1999............................       967,812
     2000............................       505,815
     2001............................       225,757
     2002............................         5,700
                                       ------------
                                       $  2,986,076
                                       ============

     Rent expense for operating leases was $870,735, $1,036,776 and $1,373,555 for the years ended December 31, 1995, 1996 and 1997, respectively.

7.  INCOME TAXES:

     Federal and state income taxes are as follows:

                                              YEAR ENDED DECEMBER 31,
                                       --------------------------------------
                                          1995         1996          1997
                                       ----------  ------------  ------------
Federal --
     Current.........................  $  483,884  $    743,168  $  1,476,332
     Deferred........................    (623,183)      123,677      (134,352)
State --
     Current.........................     206,384       166,399       266,477
     Deferred........................     (66,238)       17,609       (34,412)
                                       ----------  ------------  ------------
                                       $      847  $  1,050,853  $  1,574,045
                                       ==========  ============  ============

     The provision for income tax does not include foreign income taxes of $458,914, $155,330 and $781,006 for the years ended December 31, 1995, 1996 and
1997, respectively. These foreign income taxes are attributable to the Company's interest in PAL (see Note 12). The earnings of PAL have been reflected net of income taxes in equity in earnings of PAL in the accompanying statements of income.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 34% to income from continuing operations before income taxes as follows:

                                                     DECEMBER 31,
                                       ----------------------------------------
                                           1995          1996          1997
                                       ------------  ------------  ------------
Provision at the statutory rate......  $    615,062  $    855,389  $  1,471,811
Increase (decrease) resulting from --
     Goodwill amortization and
       other.........................       (44,012)       71,670       338,210
     Increase (decrease) in valuation
       allowance.....................       101,049       (28,794)      (10,689)
     Net cost (benefit) of foreign
       tax credit from unconsolidated
       foreign subsidiary............      (143,336)       25,156      (366,749)
     State income tax, net of benefit
       for federal deduction.........        69,975       127,432       141,462
                                       ------------  ------------  ------------
                                       $    598,738  $  1,050,853  $  1,574,045
                                       ============  ============  ============

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Net current deferred income tax
  assets (liabilities) --
     Accrued expenses................  $    651,953  $    737,504
     Allowance for doubtful accounts
       receivable....................        15,486        69,686
     Deferred income.................       --           (263,817)
                                       ------------  ------------
                                       $    667,439  $    543,373
                                       ============  ============
Net noncurrent deferred income tax
  assets (liabilities) --
     Depreciation and amortization...  $   (432,275) $   (440,061)
     Federal and state net operating
       loss carryforward.............       221,378       215,480
     Valuation allowance.............      (213,419)     (202,730)
                                       ------------  ------------
                                       $   (424,316) $   (427,311)
                                       ============  ============

     At December 31, 1997, the Company had state of California, state of Texas and federal net operating loss carryforwards of $317,050, $3,108,557 and $133,685, respectively, which will expire between 1998 and 2012. Most of the federal and all of the state net operating loss carryforwards are expected to expire unused. The valuation allowance is due to expected expiration of net operating loss carryforwards. During 1997, the deferred tax asset and valuation allowance were reduced by $10,689 due to the expiration of net operating losses that were not expected to be utilized.

8.  STOCKHOLDERS' EQUITY:

     The Company has a common stock redemption agreement whereby, upon a stockholder's employment termination, divorce or desire to sell, the Company has right of first refusal to purchase the stock held by such stockholder. Upon the death or disability of a stockholder, the Company is obligated to purchase the stock held by such stockholder subject to certain limits as set forth by the Company's amended and restated stockholders' agreement. The purchase price per share is at fair market value, as determined by the Company's board of directors, in its good faith, and as reasonably acceptable to the stockholder.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1996, the Company issued 65,000 shares of common stock valued at $4.44 per share in connection with the acquisition of TE&C (see Note 15) and awarded a stock bonus to management of 23,039 shares valued at $4.44 per share.

     In 1997, the Company issued 536,943 shares of common stock valued at $7.82 per share in connection with the acquisition of AEI (see Note 15).

9.  REDEEMABLE PREFERRED STOCK:

     The Company has authorized 3,000,000 shares of $.3333 par value preferred stock, which may be divided into one or more series as determined by the board of directors. The board is authorized to fix and determine the relative rights and preferences of each series as to dividend rate, redemption, liquidation preferences, sinking fund provision, convertibility and voting rights. As described below, the board has established one series of redeemable preferred stock consisting of 675,168 shares.

     The Company's Series A convertible preferred stock (Series A) was issued for the purpose of acquiring PAL Series A is convertible into common shares at a specified conversion ratio based upon a conversion price of $3.33 per share, and the stock has a liquidation preference based upon a stated value of $4.44 per share plus the greater of a valuation increment of 12% per annum compounded from August 31, 1992, or the increment that would have occurred had the shares been converted to common shares. The Series A shares have full voting rights determined by the specified conversion ratio. Stockholders may demand redemption of up to one-sixth of their shares on September 30, 1996, and an additional one-sixth every six months thereafter until March 31, 1999. Such redemption rights are cumulative for any amounts not previously redeemed. The redemption price is equal to the stated value of $4.44 per share plus a redemption premium computed as a 12% annualized compound rate of return on the stated value from August 31, 1992, through the redemption date.

     During such time as any shares of Series A are outstanding, the Company may not declare or pay any dividend on or otherwise acquire or retire for value any shares of common stock, except as required under the stock redemption agreement described above. As of December 31, 1997, the Company has charged accretion toward the redemption value in the aggregate amount of $1,774,785 to retained earnings and increased the redeemable preferred stock by the same amount.

     In August 1996, the Company redeemed 463,592 shares of its Series A at $4.44 per share plus 12% per annum as provided in the stock agreement. In August 1997, the remaining 154,531 of the Series A shares were redeemed by the Company in exchange for (a) cash of $939,463, (b) the issuance of 106,306 shares of common stock and (c) the issuance of options to purchase 135,998 shares of common stock of the Company for a price of $4.44 per share. At December 31, 1997, there are no shares of Series A outstanding.

10.  EMPLOYEE BENEFIT PLANS:

     Employees of the Company may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The plan also provides for discretionary contributions by the Company, as determined by the board of directors. Under the plan, contributions to the 401(k) plan will be made in the name of each participating employee in direct proportion to the employee's 401(k) contribution. Contributions of $266,000 and $220,000 are included in accrued expenses for the years ended December 31, 1996 and 1997, respectively. No contributions were made related to the year ended December 31, 1995.

     The Company and its employees contribute to a health plan that is self-insured by the Company up to $60,000 per claim and approximately $2,300,000 in the aggregate.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has a nonqualified stock option plan that provides for the issuance of options up to 1,200,000 shares of the Company's common stock. The exercise price per share at the date of grant is equal to the fair market value of the Company's common stock; therefore, no compensation expense is recognized. Vesting of the options is generally as follows: one-third after one year, two-thirds after two years and all after three years. Other vesting schedules can be followed. Some of the options granted during 1996 and 1997 vest 10% at grant date, 10% at January 1 of the year following grant and 10% annually thereafter until fully vested. Another option granted during 1997 vests 16.67% at January 1, 1998, and is fully vested in six years. Options are canceled upon termination of employment and lapse 10 years after grant. A summary of stock option activity is as follows:

                                                     EXERCISE
                                                     PRICE PER
                                        SHARES         SHARE
                                       ---------     ---------
Outstanding, January 1, 1995.........     94,750       $4.44
Granted..............................      4,890        4.44
Canceled.............................       (800)       4.44
                                       ---------
Outstanding, December 31, 1995.......     98,840        4.44
Granted..............................    474,865        4.44
Granted..............................    397,700        6.50
Canceled.............................     (4,150)       4.44
                                       ---------
Outstanding, December 31, 1996
  (397,700 options at $6.50 and
  569,555 options at $4.44)..........    967,255
Granted..............................      1,000        4.44
Granted..............................     34,000        6.50
Canceled.............................     (8,475)       4.44
                                       ---------
Outstanding, December 31, 1997
  (431,700 options at $6.50 and
  562,080 options at $4.44)..........    993,780
                                       =========
Exercisable, December 31, 1997
  (60,770 options at $6.50 and
  212,843 options at $4.44)..........    273,613
                                       =========
Available for grant, December 31,
  1997...............................     70,222
                                       =========
Weighted average remaining life of
  options outstanding at December 31,
  1997...............................       6.24
                                       =========

     The summary above does not include 135,998 options issued in consideration for redemption of Series A preferred shares (see Note 9).

     Stock-based compensation costs, as calculated under SFAS No. 123, would have reduced pretax income by approximately $357,533 and $47,301 in 1996 and 1997, respectively, if the fair values of the options granted in those years had been recognized as compensation expense on a straight-line basis over the vesting period of the grant. For the purposes of SFAS No. 123, the fair market value of the options granted during 1996 and 1997 used a risk-free interest rate of 6.8% and 5.8%, respectively, an expected life of 10 years and expected dividends of 0%. The pro forma effect on net income for 1996 and 1997 may not be representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

11.  RELATED-PARTY TRANSACTIONS:

     The Company leases office space from PEI Investments, a Texas joint venture, of which the Company and an officer each own a one-third interest. Rental paid under these leases was $105,632 for 1995, 1996

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and 1997. The lease expires in 2000 and has a present annual rental rate of approximately $115,000. The Company is contingently liable as a guarantor for a PEI Investments bank loan. The principal balance was $288,838 and $229,916 at December 31, 1996 and 1997, respectively.

     During 1995, 1996 and 1997, the Company provided services to PAL which totaled $176,521, $56,216 and $33,083, respectively, in revenue. A receivable of $1,381 and $3,158 for these services was outstanding at December 31, 1996 and 1997, respectively.

     The Company had a note payable to RPM Investments, Inc., a partnership owned by members of Company management, in the amount of $400,000 and $200,000 at December 31, 1996 and 1997, respectively.

12.  PETROCON ARABIA LIMITED:

     The Company accounts for its 50% investment in PAL under the equity method of accounting. Financial statement information of PAL as of and for the years ended December 31, 1995, 1996 and 1997, is as follows:

                                      1995          1996           1997
                                  ------------  ------------  --------------
Revenues........................  $  9,186,507  $  8,143,516  $   16,376,628
Net income......................     1,276,200       267,873       1,932,444
Total assets....................     8,500,268     6,981,670       9,860,244
Stockholders' equity............     6,076,724     4,839,827       5,272,270

     The difference between the carrying amount of the investment and the underlying equity in net assets at acquisition date consisted of a noncompete agreement in the amount of $1,000,000 and goodwill of $669,023, which are being amortized over 15 years and 40 years, respectively.

     The Company's equity in PAL and its earnings from PAL as of December 31, 1995, 1996 and 1997, and for the years then ended are as follows:

                                           1995          1996          1997
                                       ------------  ------------  ------------
Company's equity in PAL..............  $  3,265,827  $  2,419,914  $  2,636,135
Unamortized excess of cost over
  equity in underlying net assets
  acquired...........................     1,242,998     1,136,050     1,030,171
                                       ------------  ------------  ------------
          Company's investment in
             PAL.....................  $  4,508,825  $  3,555,964  $  3,666,306
                                       ============  ============  ============
Company's equity in net income of
  PAL................................  $    638,100  $    133,937  $    966,222
Amortization of the excess of cost
  over equity in underlying net
  assets acquired....................      (110,747)     (105,644)     (105,640)
                                       ------------  ------------  ------------
          Company's equity in
             earnings of PAL.........  $    527,353  $     28,393  $    860,582
                                       ============  ============  ============

     The Company has guaranteed borrowings of PAL up to the amount of $1,133,333.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  DISCONTINUED OPERATIONS:

     On October 19, 1995, the board of directors approved a resolution to discontinue all operations of Petrocon Plant Services, Inc. (PPS), PCR and Petrocon Instrument and Electrical, Inc. (PIE), except for the PCR and PPS inspection operations. The related financial results are reported as discontinued operations. On February 8, 1996, the Company sold the discontinued operations of PIE for $303,083. Combined financial statement information of the discontinued operations through October 19, 1995, is as follows:

Revenues.............................  $   13,669,901
Operating costs......................     (14,858,327)
Interest expense.....................         (38,390)
Income tax benefit...................         417,117
                                       --------------
     Net loss........................  $     (809,699)
                                       ==============

     For the period from October 19, 1995, through December 31, 1995, the discontinued operations had a net loss of $286,705.

14.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  INSURANCE

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses in excess of insurance recoveries.

  EMPLOYMENT AGREEMENTS

     The Company has employment agreements with its executive officers, the terms of which expire at various times through October 2001. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 1997, excluding bonuses, was approximately $4,400,000.

15.  ACQUISITIONS:

     Effective July 1, 1996, the Company acquired all outstanding shares of TE&C in exchange for 65,000 shares of Company stock valued at $4.44 per share. Additional consideration given for TE&C included assumption of outstanding liabilities by the Company. The combination was accounted for using the purchase method. The total purchase price of approximately $1,206,000 resulted in $689,000 of goodwill which is being amortized over 40 years using the straight-line method. The Company also signed an employment agreement with TE&C's sole stockholder that includes the right to additional shares of the Company's common stock based on continued employment with the Company. For the years ended December 31, 1996 and 1997, $18,315 and $24,420, respectively, of compensation expense was recognized by the Company in relation to 11,000 additional shares to be issued under this agreement. TE&C's sole stockholder also received commissions based on the gross billings of TE&C through December 31, 1997, and these amounts were accounted for as compensation expense in the period earned.

     Effective October 17, 1996, the Company acquired all outstanding shares of RPM for approximately $1,859,000 in cash and stock warrants for 525,386 shares of the Company's stock at $6.50 per share. The

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

combination was accounted for using the purchase method and resulted in approximately $1,843,556 of goodwill that is being amortized over 40 years using the straight-line method. The warrants have an exercise price of $6.50 and an exercise period from October 17, 1996, through October 17, 2003. RPM's stockholders will receive additional compensation based on the earnings of RPM through December 31, 2001. The additional compensation will be accounted for as additional goodwill to be amortized over the remaining goodwill amortization period when the required earnings levels are achieved. The Company also signed three- and five-year employment agreements with two of RPM's stockholders. As of December 31, 1997, approximately $955,781 of additional consideration had been earned and accounted for as additional goodwill.

     Effective February 1, 1997, a wholly owned subsidiary of the Company merged with AEI in exchange for cash of $4,500,000 and 536,943 shares of Company stock valued at $7.82 per share. The combination was accounted for using the purchase method, and the total purchase price of $8,700,000 resulted in approximately $6,266,000 of goodwill, which is being amortized over 40 years using the straight-line method. The Company also signed four-year employment agreements with certain of the former officers of AEI.

     The results of operations of companies acquired are included in the accompanying consolidated statements of income from their respective acquisition dates.

     The following unaudited pro forma consolidated results of operations assume that the purchase of AEI occurred on January 1, 1997 and that the purchases of RPM and TE&C occurred on January 1, 1996:

                                                        EARNINGS (LOSS)
                                                        FROM CONTINUING     NET INCOME
                                          REVENUE          OPERATIONS         (LOSS)
                                       --------------   ----------------    -----------
1997:
     Petrocon as reported............  $   92,616,378      $2,754,812       $ 2,754,812
     AEI.............................         954,980          56,584            56,854
                                       --------------   ----------------    -----------
          Pro Forma..................  $   93,571,358      $2,811,666       $ 2,811,666
                                       ==============   ================    ===========
1996:
     Petrocon as reported............  $   61,850,638      $1,464,998       $ 1,464,998
     AEI.............................      14,068,660       1,088,748         1,088,748
     RPM.............................      13,826,582         531,424           531,424
     TE&C............................       2,738,911        (567,427)         (567,427)
                                       --------------   ----------------    -----------
          Pro Forma..................  $   92,484,791      $2,517,743       $ 2,517,743
                                       ==============   ================    ===========

     The pro forma financial information may not necessarily be indicative of the Company's results of operations that would have occurred had the transactions been effected on the assumed dates, nor do the pro forma results purport to indicate the Company's results of operations for any future period.

16.  EXPORT SALES:

     Export sales were approximately $13,100,000, $15,500,000 and $24,100,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Such sales were in South America, Europe, Africa and the Middle East and the Far East.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

17. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In April 1998, the Company and its stockholders entered into a definitive agreement with OEI providing for the acquisition of the Company by OEI.

     Concurrently with the acquisition, the Company will enter into agreements with PEI Investments to lease land and buildings used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Petrocon Arabia Limited:

     We have audited the accompanying balance sheets of Petrocon Arabia Limited (a Saudi limited liability company) as of December 31, 1996 and 1997, and the related statements of income, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1997 and the notes from 1 to 14 which are an integral part of these financial statements which were prepared by the Company's management and presented to us together with all the information and explanations which we requested. We express our opinion on these financial statements based on our audits and on the information and explanations we obtained which we considered necessary for the purpose of our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petrocon Arabia Limited as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, based on the presentation and disclosure of the information included in the financial statements and in conformity with generally accepted accounting principles as summarized in Note 2.

ARTHUR ANDERSEN & CO.
Al Khobar, Saudi Arabia
May 27, 1998

                            PETROCON ARABIA LIMITED
                                 BALANCE SHEETS
                                 (SAUDI RIYALS)
                                                 DECEMBER 31,
                                          --------------------------
                                              1996          1997
                                          ------------  ------------
                 ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..........       212,914       476,003
     Accounts receivable, net...........     9,251,412    21,304,269
     Prepayments and other
      receivables.......................     5,818,774     2,420,202
     Retentions receivable..............     2,533,040     3,700,168
                                          ------------  ------------
          Total current assets..........    17,816,140    27,900,642
PARTICIPATION IN CONSORTIUM.............     2,314,267     2,313,453
PROPERTY AND EQUIPMENT, net.............     5,675,855     6,761,823
OTHER ASSETS............................       375,000       --
                                          ------------  ------------
          Total assets..................    26,181,262    36,975,918
                                          ============  ============

    LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
     Due to banks.......................     3,937,200     7,414,639
     Accounts payable and accrued
      expenses..........................     2,863,875     4,831,427
     Payable to related parties.........       149,825       892,509
     Provision for zakat and income
      tax...............................       478,748     3,184,957
     Payable to consortium..............       213,204       --
                                          ------------  ------------
          Total current liabilities.....     7,642,852    16,323,532
END OF SERVICE BENEFITS.................       389,060       881,372
                                          ------------  ------------
          Total liabilities.............     8,031,912    17,204,904
                                          ------------  ------------
PARTNERS' EQUITY:
     Capital............................     1,000,000     1,000,000
     Statutory reserve..................       500,000       500,000
     Retained earnings..................    16,649,350    18,271,014
                                          ------------  ------------
          Total partners' equity........    18,149,350    19,771,014
                                          ------------  ------------
                                            26,181,262    36,975,918
                                          ============  ============

   The accompanying notes are an integral part of these financial statements.

                            PETROCON ARABIA LIMITED
                              STATEMENTS OF INCOME
                                 (SAUDI RIYALS)

                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                            1995            1996            1997
                                       --------------  --------------  --------------
CONTRACT REVENUE.....................      34,449,403      30,538,186      61,412,354
OPERATING COSTS......................     (27,847,230)    (24,172,824)    (41,764,575)
                                       --------------  --------------  --------------
          Income from operations.....       6,602,173       6,365,362      19,647,779
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      (7,410,412)     (6,007,337)     (8,763,868)
FINANCE CHARGES......................        (601,545)       (397,225)       (445,709)
INCOME FROM A CONSORTIUM.............       7,770,334       1,364,097          69,184
OTHER INCOME (EXPENSES), net.........         190,432         218,388         (42,569)
                                       --------------  --------------  --------------
          Net income before zakat and
          income tax.................       6,550,982       1,543,285      10,464,817
PROVISION FOR ZAKAT AND INCOME TAX...      (1,765,233)       (538,760)     (3,218,153)
                                       --------------  --------------  --------------
          Net income for the year....       4,785,749       1,004,525       7,246,664
                                       ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                            PETROCON ARABIA LIMITED
                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                                 (SAUDI RIYALS)

                                              1995          1996          1997
                                          ------------  ------------  ------------
CAPITAL.................................     1,000,000     1,000,000     1,000,000
                                          ------------  ------------  ------------
STATUTORY RESERVE.......................       500,000       500,000       500,000
                                          ------------  ------------  ------------
RETAINED EARNINGS:
     Beginning of the year..............    20,609,076    21,287,715    16,649,350
     Net income for the year............     4,785,749     1,004,525     7,246,664
     Distribution to partners...........    (4,107,110)   (5,642,890)   (5,625,000)
                                          ------------  ------------  ------------
     End of the year....................    21,287,715    16,649,350    18,271,014
                                          ------------  ------------  ------------
          Total partners' equity........    22,787,715    18,149,350    19,771,014
                                          ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                            PETROCON ARABIA LIMITED
                            STATEMENTS OF CASH FLOWS
                                 (SAUDI RIYALS)

                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                            1995            1996            1997
                                       --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income before zakat and income
     tax.............................       6,550,982       1,543,285      10,464,817
  Adjustment to reconcile net income
     to net cash provided by
     operating activities --
       Depreciation..................       1,280,117       1,318,273       1,568,323
       End of service benefits.......        (269,112)         (8,567)        492,312
       Income tax and zakat paid.....      (2,125,479)     (1,709,790)       (511,944)
       Gain on disposal of fixed
       assets........................        (190,432)       (170,157)        (26,555)
       Income from a consortium......      (7,770,334)     (1,364,097)        (69,186)
       Profits distribution from
       consortium....................       9,000,000      11,964,500          70,000
  Changes in --
       Accounts receivable...........       3,560,589      (3,991,749)    (12,052,857)
       Retentions receivable.........      (1,595,455)      2,474,724      (1,167,128)
       Prepaid expenses and other
       receivables...................         112,537      (3,321,979)      3,398,572
       Accounts payable and accrued
          liabilities................         199,540        (328,017)      1,967,552
       Payable to related parties....         537,485      (1,321,052)        742,684
                                       --------------  --------------  --------------
          Net cash provided by
          operating activities.......       9,290,438       5,085,374       4,876,590
                                       --------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Changes in payables to a
  consortium.........................       4,109,970      (1,921,989)       (213,204)
  Purchase of property and
     equipment.......................      (2,552,752)     (1,005,352)     (2,675,268)
  (Increase) decrease in other
  assets.............................        --              (375,000)        375,000
  Proceeds from sale of property and
     equipment.......................         190,432         198,650          47,532
                                       --------------  --------------  --------------
          Net cash provided (used) by
          investing activities.......       1,747,650      (3,103,691)     (2,465,940)
                                       --------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in due to banks...........      (7,933,823)      3,694,276       3,477,439
  Dividend distributions.............      (3,178,555)     (5,642,890)     (5,625,000)
                                       --------------  --------------  --------------
          Net cash used by financing
             activities..............     (11,112,378)     (1,948,614)     (2,147,561)
                                       --------------  --------------  --------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................         (74,290)         33,069         263,089
                                       --------------  --------------  --------------
CASH AND CASH EQUIVALENTS BEGINNING
  OF YEAR............................         254,135         179,845         212,914
                                       --------------  --------------  --------------
CASH AND CASH EQUIVALENTS END OF THE
  YEAR...............................         179,845         212,914         476,003
                                       ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                            PETROCON ARABIA LIMITED
                         NOTES TO FINANCIAL STATEMENTS
                                 (SAUDI RIYALS)

1.  GENERAL:

     Petrocon Arabia Limited is a limited liability company operating in the Kingdom of Saudi Arabia under commercial registration no. 2051005348 dated October 23, 1979 (2 Dhu Al-Hijjah 1399H). The partners of the Company are Petrocon Engineering, Inc. (PEI), a US company and Fahad Al Tamimi, a Saudi businessman. The Company formed a new branch in Abu Dhabi in the year 1996. The attached financial statements include all transactions relating to the Company's head office and its branch in Abu Dhabi from the date when the branch commenced its commercial operations on January 1, 1997.

     The objectives of the Company are to manage the construction of petroleum and gas pipelines and associated facilities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The financial statements are prepared in accordance with generally accepted accounting principles in the Kingdom of Saudi Arabia. The generally accepted accounting principles in the Kingdom of Saudi Arabia are substantially similar to the United States generally accepted accounting principles. The following is a summary of the Company's significant accounting policies:

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets at the following annual percentage rates, which are the rates specified by the Saudi Arabian Department of Zakat and Income Tax:

Office equipment.....................    10%-25%
Furniture and fixtures...............      10%
Motor vehicles.......................      25%

  ZAKAT AND INCOME TAX

     The Company is subject to Saudi Arabian income taxes computed on income attributable to the non-Saudi shareholder. The Company is also subject to a zakat assessment attributable to the Saudi shareholder. Such income taxes and zakat are expensed by the company.

  END OF SERVICE BENEFITS

     Benefits payable to the Company's staff at the end of their services are provided for in accordance with the guidelines set by the Saudi Arabian Labour Law, and the Company's policy is to fund such benefits annually as earned.

  REVENUE RECOGNITION

     Contract revenue is recognized as services are performed.

  PARTICIPATION IN CONSORTIUM

     The Company accounts for its 50% participation in a consortium using the equity method of accounting. Income from a consortium represents 50% of the consortium's results of operations for the respective periods.

  TRANSLATION OF FOREIGN CURRENCIES

     The accompanying financial statements are denominated in Saudi Riyals. Appropriate exchange rates have been used to translate transactions or balances denominated in other currencies. Exchange gains or losses are recorded in the statement of income.

                            PETROCON ARABIA LIMITED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid financial charges of SR 601,545, SR 397,225 and SR 445,709 during the years ended December 31, 1995, 1996 and 1997, respectively.

3.  PREPAYMENTS AND OTHER RECEIVABLES:

     Prepayments and other receivables comprised the following at December 31, 1996 and 1997:

                                             1996         1997
                                          -----------  -----------
Prepaid expenses........................    2,984,351    2,015,369
Other receivables.......................    1,896,923      197,158
Advances to suppliers...................      937,500      207,675
                                          -----------  -----------
                                            5,818,774    2,420,202
                                          ===========  ===========

     Included in 1996 other receivables is an amount of SR 1,488,142 representing advances made on account of forming a branch in Abu Dhabi.

4.  RETENTIONS RECEIVABLE:

     The Company is required to present its final income tax and zakat clearance certificate to its customers in order to collect the retentions receivable outstanding at December 31, 1997. The Company expects to obtain such certificate and to collect the retentions receivable during 1998.

5.  PARTICIPATION IN CONSORTIUM:

     The Company entered into a consortium with Bugshan S&W Company Limited
(BSW), a Saudi Arabian company, on August 8, 1987, for the purpose of executing a contract with Saudi Aramco for construction technical support services. This contract expired on March 31, 1996, and the consortium ceased operations on that date. As a result, the consortium's partners have decided to dissolve the consortium upon completion of contractual formalities and collection of retentions receivable, which are expected to take place during 1998. Under the consortium agreement, the Company and BSW equally share the consortium's results of operations.

     Summarized financial information for the consortium at December 31, 1995, 1996 and 1997, and for the years then ended is as follows:

                                            1995           1996         1997
                                       --------------  ------------  -----------
At December 31 --
     Total assets....................      28,330,942     4,628,534    4,626,906
     Liabilities.....................       2,501,602       --           --
     Participants' equity............      25,829,340     4,628,534    4,626,906
                                       --------------  ------------  -----------
Total liabilities and participants'
  equity.............................      28,330,942     4,628,534    4,626,906
                                       ==============  ============  ===========
For the years ended December 31 --
     Revenue.........................      82,497,480    11,651,865      138,368
     Expense.........................     (66,956,812)   (8,923,671)     --
                                       --------------  ------------  -----------
Net income...........................      15,540,668     2,728,194      138,368
                                       ==============  ============  ===========

                            PETROCON ARABIA LIMITED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  PROPERTY AND EQUIPMENT, NET:

     Property and equipment comprised the following at December 31, 1996 and 1997:

                                                                      1997
                                          1996      ----------------------------------------
                                        NET BOOK                   ACCUMULATED    NET BOOK
                                          VALUE         COST       DEPRECIATION     VALUE
                                       -----------  ------------   -----------   -----------
Motor vehicles.......................      655,801     3,047,899    1,621,908      1,425,991
Housing assets.......................    1,097,874     2,134,035    1,025,133      1,108,902
Office assets........................    3,922,180     7,571,656    3,344,726      4,226,930
                                       -----------  ------------   -----------   -----------
                                         5,675,855    12,753,590    5,991,767      6,761,823
                                       ===========  ============   ===========   ===========

     Depreciation was SR 1,318,273 and SR 1,568,323 for the years ended December 31, 1996 and 1997, respectively.

7.  DUE TO BANKS:

     The Company has an overdraft facility with a commercial bank with a credit limit of SR 7.5 million. The facility is collateralized by the retentions receivable from Saudi Aramco and future collection of revenues from contracts with Saudi Aramco. The outstanding balance amounted to SR 7,414,639 as of December 31, 1997, (1996: SR 3,937,200). The facility is subject to interest at a rate averaging 11.25 percent per annum during 1997 (1996: 11.75 percent per annum) and is guaranteed by each of the Company's partners proportionate to their ownership of the Company's capital.

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Account payable and accrued expenses comprised the following at December 31, 1996 and 1997:

                                          1996         1997
                                       -----------  -----------
Trade payables.......................    2,085,434    2,067,312
Accrued expenses.....................      778,441    2,764,115
                                       -----------  -----------
                                         2,863,875    4,831,427
                                       ===========  ===========

9.  PAYABLE TO RELATED PARTIES

     Payable to related parties comprised the following at December 31, 1996 and 1997:

                                         1996       1997
                                       ---------  ---------
Fahad Al Tamimi......................     --        937,500
Petrocon Engineering, Inc............    149,825    (44,991)
                                       ---------  ---------
                                         149,825    892,509
                                       =========  =========

10.  CAPITAL:

     The Company's capital at December 31, 1996 and 1997, consists of 10,000 shares of SR 100 each fully paid and held as follows:

                                        NUMBER OF
                                          SHARES       AMOUNT
                                        ----------    ---------
Fahad Al Tamimi......................      5,000        500,000
Petrocon Engineering, Inc............      5,000        500,000
                                        ----------    ---------
                                          10,000      1,000,000
                                        ==========    =========

                            PETROCON ARABIA LIMITED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

11.  STATUTORY RESERVE:

     In accordance with Saudi Arabian Companies Law and the Company's Articles of Incorporation, 10 percent of the annual net income is required to be transferred to a statutory reserve until this reserve equals 50 percent of the capital. This limit was attained in the previous years and, accordingly, no further transfer has been made to this reserve. This reserve is not available for dividend distribution.

12.  LEASES:

     The Company has various operating leases for office space, employees' housing and equipment which generally have a term of one year. Rental expense for 1997 was SR 4,790,075 (1996: SR 3,851,667; 1995: SR 6,182,565).

13.  CONTINGENCIES:

     The Company was contingently liable in respect of bank guarantees totaling SR 2,566,158 at December 31, 1997 (SR 141,308 at December 31, 1996).

14.  RECLASSIFICATIONS:

     Certain reclassifications have been made to the prior years' financial statements to conform to the classifications used in 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Paulus, Sokolowski and Sartor, Inc.:

     We have audited the accompanying balance sheets of Paulus, Sokolowski and Sartor, Inc. (a New Jersey corporation) as of December 31, 1996 and 1997 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paulus, Sokolowski and Sartor, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 8, 1998

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                                 BALANCE SHEETS

                                                DECEMBER 31,
                                       ------------------------------    MARCH 31,
                                            1996            1997            1998
                                       --------------  --------------  --------------
                                                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......  $      102,531  $       96,247  $      121,560
     Trade receivables, net..........       4,807,538       5,172,513       5,896,808
     Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........       2,369,097       2,817,853       3,409,436
     Prepaid expenses................         111,527         159,266         328,669
                                       --------------  --------------  --------------
          Total current assets.......       7,390,693       8,245,879       9,756,473
                                       --------------  --------------  --------------
PROPERTY AND EQUIPMENT, net..........         733,729         611,235         590,276
DEFERRED TAX ASSET...................          73,364          54,800          54,800
OTHER ASSETS:
     Cash surrender value of life
       insurance.....................       1,446,781       1,698,299       1,752,378
     Intangible assets...............         500,000         500,000         458,333
     Other receivables...............          99,228         103,961         147,432
                                       --------------  --------------  --------------
          Total other assets.........       2,046,009       2,302,260       2,358,143
                                       --------------  --------------  --------------
          Total assets...............  $   10,243,795  $   11,214,174  $   12,759,692
                                       ==============  ==============  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Note payable....................  $      960,000  $      950,000  $    2,590,000
     Current portion of long-term
       debt..........................         116,181          82,076          62,908
     Accounts payable................       1,200,391       1,618,440       1,175,350
     Accrued compensation and
       benefits......................       1,495,357       1,505,958       1,097,887
     Other liabilities...............          60,570          38,450          88,968
     Deferred income taxes...........         589,562         667,768         736,742
     Due to affiliate................          88,000        --              --
     Billings in excess of costs and
       estimated earnings
       on uncompleted contracts......         110,846        --              --
                                       --------------  --------------  --------------
          Total current
             liabilities.............       4,620,907       4,862,692       5,751,855
LONG-TERM LIABILITIES:
     Long-term debt, net of current
       maturities....................         599,688         546,522         554,540
                                       --------------  --------------  --------------
          Total liabilities..........       5,220,595       5,409,214       6,306,395
                                       --------------  --------------  --------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
     Common stock, no par value,
       50,000 shares authorized;
       31,176, 31,076 and 31,076
       shares outstanding,
       respectively..................       1,023,969       1,005,169       1,005,169
     Retained earnings...............       4,971,038       5,748,195       6,395,273
     Shareholder note receivable.....        (403,329)       (379,926)       (378,667)
     Treasury Stock, 4,833 common
       shares........................        (568,478)       (568,478)       (568,478)
                                       --------------  --------------  --------------
          Total shareholders'
             equity..................       5,023,200       5,804,960       6,453,297
                                       --------------  --------------  --------------
          Total liabilities and
             shareholders' equity....  $   10,243,795  $   11,214,174  $   12,759,692
                                       ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                              STATEMENTS OF INCOME

                                                                                    THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                  MARCH 31,
                                       ----------------------------------------  ------------------------
                                           1995          1996          1997         1997         1998
                                       ------------  ------------  ------------  -----------  -----------
                                                                                       (UNAUDITED)
REVENUES.............................  $ 18,706,643  $ 20,514,995  $ 21,675,092  $ 5,358,988  $ 5,898,774
DIRECT COSTS.........................     8,974,302     9,395,908     9,730,641    2,411,155    2,469,129
                                       ------------  ------------  ------------  -----------  -----------
    Gross profit.....................     9,732,341    11,119,087    11,944,451    2,947,833    3,429,645
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     9,384,957    10,454,943    10,787,390    2,678,852    2,654,933
                                       ------------  ------------  ------------  -----------  -----------
    Income from operations...........       347,384       664,144     1,157,061      268,981      774,712
OTHER INCOME (EXPENSE)
    Interest expense, net............      (190,308)     (149,889)     (208,359)     (52,089)     (58,660)
    Other............................         8,445           358       (74,775)     (18,694)     --
                                       ------------  ------------  ------------  -----------  -----------
    Income from continuing operations
      before income taxes............       165,521       514,613       873,927      198,198      716,052
PROVISION (BENEFIT) FOR INCOME TAX...        25,124        56,339        96,770       47,137       68,974
                                       ------------  ------------  ------------  -----------  -----------
    Income before Extraordinary
      Item...........................       140,397       458,274       777,157      151,061      647,078
EXTRAORDINARY ITEM
    Gain on forgiveness of debt (net
      of applicable income tax of
      $101,205)......................     1,023,295       --            --           --           --
                                       ------------  ------------  ------------  -----------  -----------
NET INCOME...........................  $  1,163,692  $    458,274  $    777,157  $   151,061  $   647,078
                                       ============  ============  ============  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                    NOTES
                                            COMMON STOCK         RECEIVABLE--                    TREASURY STOCK          TOTAL
                                        --------------------        COMMON        RETAINED     ------------------    SHAREHOLDERS'
                                        SHARES      AMOUNT          STOCK         EARNINGS     SHARES     AMOUNT        EQUITY
                                        -------    ---------    --------------    ---------    ------    --------    -------------
BALANCE, January 1, 1995.............   31,176     $1,023,969     $ (420,839)     $3,444,072     --         --         $4,047,202
Payments on notes receivable.........     --          --              10,921         --          --         --            10,921
Purchase of common stock.............     --          --             --              --        (4,833)   (568,478)      (568,478)
Net income...........................     --          --             --           1,163,692      --         --         1,163,692
                                        -------    ---------    --------------    ---------    ------    --------    -------------
BALANCE, December 31, 1995...........   31,176     1,023,969        (409,918)     4,607,764    (4,833)   (568,478)     4,653,337
Dividends............................     --          --             --             (95,000)     --         --           (95,000)
Payments on notes receivable.........     --          --               6,589         --          --         --             6,589
Net income...........................     --          --             --             458,274      --         --           458,274
                                        -------    ---------    --------------    ---------    ------    --------    -------------
BALANCE, December 31, 1996...........   31,176     1,023,969        (403,329)     4,971,038    (4,833)   (568,478)     5,023,200
Cancellation of notes................     (100)      (18,800)         18,800         --          --         --           --
Payments on notes receivable.........     --          --               4,603         --          --         --             4,603
Net income...........................     --          --             --             777,157      --         --           777,157
                                        -------    ---------    --------------    ---------    ------    --------    -------------
BALANCE, December 31, 1997...........   31,076     1,005,169        (379,926)     5,748,195    (4,833)   (568,478)     5,804,960
Payments on notes receivable
  (unaudited)........................     --          --               1,259         --          --         --             1,259
Net income (unaudited)...............     --          --             --             647,078      --         --           647,078
                                        -------    ---------    --------------    ---------    ------    --------    -------------
BALANCE, March 31, 1998
  (unaudited)........................   31,076     $1,005,169     $ (378,667)     $6,395,273   (4,833)   (568,478)     $6,453,297
                                        =======    =========    ==============    =========    ======    ========    =============

   The accompanying notes are an integral part of these financial statements.

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                   THREE MONTHS
                                                                                       ENDED
                                             YEAR ENDED DECEMBER 31,                 MARCH 31,
                                       ------------------------------------  -------------------------
                                           1995         1996        1997        1997          1998
                                       ------------  ----------  ----------  -----------  ------------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.......................  $  1,163,692  $  458,274  $  777,157  $   151,061  $    647,078
    Adjustments to reconcile net
      income to net cash provided by
      operating activities
         Depreciation and
           amortization..............       116,368     146,518     162,463       13,628        70,696
         Provision for losses on
           trade receivables.........       (35,333)     34,953     148,849      --            --
         Deferred tax asset..........       (65,379)     (7,986)     18,564      --            --
         Deferred income taxes.......       191,708      64,325      78,206          978        68,974
         Gain on forgiveness of
           debt......................    (1,124,500)     --          --          --            --
         (Loss) on sale of property
           and equipment.............        (8,445)     --          74,775      --            --
         Changes in assets and
           liabilities --
           (Increase) decrease in --
         Trade receivable............       389,505     (44,515)   (513,824)     554,691      (724,295)
         Costs and estimated earnings
           in excess of billings on
           uncompleted jobs..........      (164,897)        257    (448,756)    (837,971)     (591,583)
         Prepaid expenses............       (24,442)    (63,098)    (47,739)     (11,038)     (169,403)
         Cash surrender value of life
           insurance.................      (166,636)    (38,533)   (251,518)     (29,069)      (54,079)
         Intangible asset............      (500,000)     --          --                        --
         Other receivables...........       (20,492)    (39,460)     (4,733)    (397,630)      (43,471)
           Increase (decrease) in --
         Accounts payable............       738,665     (80,657)    418,049      680,737      (443,090)
         Accrued compensation and
           benefits..................       143,807    (435,282)     10,601     (524,632)     (408,071)
         Other liabilities...........                    44,418     (22,120)       8,880        50,518
         Billings in excess of costs
           and estimated earnings on
           uncompleted jobs..........       --          110,846    (110,846)    (110,846)      --
                                       ------------  ----------  ----------  -----------  ------------
             Net cash provided by
               operating
               activities............       633,621     150,060     289,128     (501,211)   (1,596,726)
                                       ------------  ----------  ----------  -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from the sale of
      property and equipment.........        23,685      --          34,679      --            --
    Purchase of property and
      equipment......................      (439,355)   (147,519)   (149,423)     --             (8,070)
                                       ------------  ----------  ----------  -----------  ------------
             Net cash used in
               investing
               activities............      (415,670)   (147,519)   (114,744)     --             (8,070)
                                       ------------  ----------  ----------  -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Note payable.....................      (150,000)    360,000     (10,000)     740,000     1,640,000
    Dividends paid...................       --          (95,000)     --          --            --
    Repayment of long-term debt......      (188,018)   (307,299)    (87,271)      65,605       (11,150)
    Proceeds from Shareholder notes
      receivable.....................        10,921       6,589      23,403      403,329         1,259
    (Reductions) Proceeds from
      long-term debt.................       197,659      --          --
    Retirement of common stock.......       (85,272)     --         (18,800)
    Due from Affiliates..............       --           --         (88,000)     (88,000)      --
                                       ------------  ----------  ----------  -----------  ------------
             Net cash provided by
               (used in) financing
               activities............      (214,710)    (35,710)   (180,668)   1,120,934     1,630,109
                                       ------------  ----------  ----------  -----------  ------------
NET INCREASE (DECREASE) IN CASH......         3,241     (33,169)     (6,284)     619,723        25,313
CASH AND CASH EQUIVALENTS BEGINNING
  OF YEAR............................       132,459     135,700     102,531      102,531        96,247
                                       ------------  ----------  ----------  -----------  ------------
CASH AND CASH EQUIVALENTS END OF
  YEAR...............................  $    135,700  $  102,531  $   96,247  $   722,254  $    121,560
                                       ============  ==========  ==========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                            STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS
                                                                               ENDED
                                           YEAR ENDED DECEMBER 31,           MARCH 31,
                                       -------------------------------  --------------------
                                         1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
          Interest...................    202,715    165,590    224,549     33,290     44,529

   The accompanying notes are an integral part of these financial statements.

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS ACTIVITY

     Paulus, Sokolowski and Sartor, Inc. (a New Jersey Corporation) provides comprehensive consulting engineering services, including studies, reports, and design and field inspections, in the areas of structural engineering, civil engineering, mechanical and electrical engineering (including HVAC systems), geology, geophysics, foundation design, site selection, environmental studies, earth and rock structures, soil and foundation, air quality control, water quality control, noise control, and solid waste disposal. The Company conducts its business predominantly in New Jersey and New York.

     The Company and its shareholders intend to enter into a definitive agreement with OEI International, Inc. ("OEI") pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of OEI common stock concurrently with the consummation of the initial public offering (the "Offering") of the common stock of OEI.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line and accelerated methods over the estimated useful lives of the assets.

     Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  REVENUE RECOGNITION

     The Company provides a majority of its services through cost-plus-markup contracts. Revenues are recognized to the extent of billable rates times hours delivered plus materials expense incurred. Fixed priced contracts represent approximately 26.0, 19.7 and 24.8 percent of the Company's revenues in 1995, 1996 and 1997 respectively. Revenue on fixed priced contracts is accrued through the recognition of projected revenues and costs on a percentage-of-completion basis. Methods used to measure percentage of completion consist of labor hours or costs incurred compared to total estimated labor hours or costs or other appropriate

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

bases of measurement. Revisions in revenue and cost projections are recorded in the period in which the facts which require the revision become known. When estimates of projected revenues and costs indicate a loss, the total estimated loss is accrued. Contract performance incentives are included in income when earned. Potential additional revenues on projects from claims and unapproved change orders are not recognized until amounts may be reliably estimated and realization is virtually certain. The asset "Costs and estimated profits in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents amounts billed in excess of revenues recognized.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

  INCOME TAXES

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. The Company will terminate its S Corporation status concurrent with the effective date of the offering. Under S Corporation status, the shareholders report their shares of the Company's taxable earnings or losses in their personal tax returns.

     Deferred income taxes reflect temporary differences between financial reporting and state income tax reporting of revenues and expenses. The principal differences arise from the reporting of income and expenses under the accrual method of accounting for financial statement purposes versus the modified accrual method for income tax purposes. These deferred taxes are classified in the balance sheet as current.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                         ESTIMATED USEFUL
                                          LIVES IN YEARS         1996            1997
                                        ------------------  --------------  --------------
Furniture and fixtures...............          5-10         $      339,441  $      352,617
Field and laboratory equipment.......          5-7                 323,948         351,996
Vehicles.............................          3-5                 635,192         390,059
Leasehold improvements...............          5-39                785,845         813,858
                                                            --------------  --------------
                                                                 2,084,426       1,908,530
Less -- Accumulated depreciation.....                            1,350,697       1,297,295
                                                            --------------  --------------
     Property and equipment, net.....                       $      733,729  $      611,235
                                                            ==============  ==============

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts consists of the following:

                                                  DECEMBER 31,
                                       ----------------------------------
                                          1995        1996        1997
                                       ----------  ----------  ----------
Balance at beginning of year.........  $  689,580  $  654,247  $  689,198
Additions to costs and expenses......     348,868     188,404     148,849
Deductions for uncollectible
  receivables written off and
  recoveries.........................    (464,611)   (153,453)   (463,325)
                                       ----------  ----------  ----------
                                       $  654,247  $  689,198  $  374,722
                                       ==========  ==========  ==========

     The status of contracts in progress is as follows:

                                                DECEMBER 31,
                                       ------------------------------
                                            1996            1997
                                       --------------  --------------
Costs incurred on contracts in
  progress...........................  $   24,874,548  $   27,117,851
Estimated earnings, net of losses....       4,413,139       5,846,913
                                       --------------  --------------
                                           29,287,687      32,964,764
Less Billings to date................      26,918,590      30,146,911
                                       --------------  --------------
                                       $    2,369,097  $    2,817,853
                                       ==============  ==============
Costs and estimated earnings in
  excess of billings on uncompleted
  contracts..........................  $    2,479,943  $    2,817,853
Billings in excess of costs and
  estimated earnings on uncompleted
  contracts..........................        (110,846)       --
                                       --------------  --------------
                                       $    2,369,097  $    2,817,853
                                       ==============  ==============

4.  DEBT:

  LINE OF CREDIT

     The Company has a revolving line of credit of $2,000,000 in 1996 and $3,000,000 in 1997 of which 1,040,000 and 2,050,000 was unused at December 31,
1996 and 1997, respectively. The line of credit expires July 31, 1998 and is payable in monthly installments of interest only on the outstanding balance, at the bank's prime rate. On December 31, 1997 the interest rate was 8.5%. This obligation is secured by all of the assets of the Company and is personally guaranteed by certain shareholders.

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Long-term debt consists of the following:

                                          1996        1997
                                       ----------  ----------
Otokar Von Bradsky, a former
shareholder, note payable in
quarterly installments of interest
only at 7.93% per annum through
January 1, 1999. Thereafter quarterly
self-liquidating payments of $29,501
inclusive of interest at 7.93% per
annum until maturity on January 1,
2004. This note was issued in
connection with the repurchase of
4,833 shares of Company stock for
$568,478.............................  $  483,206  $  483,206
Installment notes payable
collateralized by certain Company
vehicles having a net book value of
$124,267 at December 31, 1997. As of
December 31, 1997 the notes are
payable in monthly installments
through April, 2000 ranging from $617
to $4,284 inclusive of interest at
rates ranging from 5.9% to 8.75%.....     213,437     145,392
Robert Bloch, note payable in
quarterly installments of $6,457,
plus interest at 9% per annum,
through October 1997.................      19,226      --
                                       ----------  ----------
                                          715,869     628,598
Less, current portion................     116,181      82,076
                                       ----------  ----------
                                       $  599,688  $  546,522
                                       ==========  ==========

     Principal payments for the next five years are scheduled as follows:

1998.................................  $   82,076
1999.................................     108,575
2000.................................     103,207
2001.................................      94,181
2002.................................     101,874
Thereafter...........................     138,685
                                       ----------
                                       $  628,598
                                       ==========

     The Company paid interest of $100,688, $64,252 and $67,784 related to debt for the years ended December 31, 1995, 1996 and 1997, respectively.

5.  INCOME TAXES

     Federal and state income taxes are as follows:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
Federal --
     Current.........................  $  --      $  --      $  --
     Deferred........................     --         --         --
State --
     Current.........................       (300)    --         --
     Deferred........................     25,424     56,339     96,770
                                       ---------  ---------  ---------
                                       $  25,124  $  56,339  $  96,770
                                       =========  =========  =========

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Actual income tax expense differs from income tax expense computed by applying the state statutory corporate rate of 9 percent to income before income taxes as follows:

                                                DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
Provision at the statutory rate......  $  14,897  $  46,315  $  78,653
Increase resulting from --
  Permanent differences..............     10,227     10,024     18,117
                                       ---------  ---------  ---------
Provision for income tax.............     25,124     56,339     96,770
                                       =========  =========  =========

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Trade receivable, net................  $   (432,678) $   (465,573)
Costs and estimated earnings in
  excess of billings on uncompleted
  contracts..........................      (177,151)     (253,607)
Prepaid expenses and other
  receivables........................        30,677       (66,500)
Other................................       (58,246)       25,470
Accounts payable and accrued
  compensation and benefits..........        47,836        92,442
Net operating loss carryforwards.....        73,364        54,800
                                       ------------  ------------
Net deferred tax liability...........  $   (516,198) $   (612,968)
                                       ============  ============

     The net deferred tax assets and liabilities are comprised of the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Deferred tax assets --
     Current.........................  $     47,595  $     78,737
     Long-term.......................        73,364        54,800
                                       ------------  ------------
          Total......................       120,959       133,537
                                       ============  ============
Deferred tax liabilities --
     Current.........................       637,157       746,505
     Long-term.......................       --            --
                                       ------------  ------------
          Total......................       637,157       746,505
                                       ============  ============
     Net deferred income tax
       liability.....................  $   (516,198) $   (612,968)
                                       ============  ============

     At December 31, 1997, the Company had net operating loss carryforwards which expire as follows:

1998.................................  $  544,000
2001.................................      61,800

6.  RELATED PARTY TRANSACTIONS

     Notes receivable common stock represent notes due from four shareholders in connection with their purchase of 2,066 shares of common stock effective January 1, 1994. The notes are collateralized by the issued shares of stock and require annual interest payments at 5% through December 15, 2002, at which time the entire outstanding principal balance and any accrued interest is due. One shareholder has elected to prepay his note through equal bi-weekly payments of principal and interest until fully satisfied in January

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1998. Interest receivable on these notes is $20,825, $21,601 and $15,711 for years ended December 31, 1995, 1996 and 1997.

     The Company leases office space from Mountain Boulevard I, Mountain Boulevard II, and Mountain Boulevard III. Rentals paid under these leases were $1,544,357, $1,592,100 and $1,626,449 for 1995, 1996 and 1997, respectively.

     The Company leases equipment from PSF Leasing Company. Rentals paid under these leases were $307,803, $228,930 and $231,597 for 1995, 1996 and 1997,
respectively.

     During 1995, 1996 and 1997, the Company provided services to Paulus, Sokolowski & Sartor Engineering, P.C., an affiliate. Included in contract revenues for the years ending December 31, 1995, 1996 and 1997 was $1,072,415, $3,977,109 and $4,710,308, respectively. At December 31, 1996, and 1997, included in accounts receivable was $606,994 and $1,936,169, respectively, for these services. In addition, $69,000 of management fee income was received during the year ended December 31, 1997 from this entity, which is included in revenues.

     In December, 1991, a shareholder loaned the Company $200,000 which was repaid in March 1996. Interest expense for 1995 at 7% per annum amounted to $14,000.

     In April, 1992, a related entity loaned the Company $88,000, which was repaid in December 1997. Interest expense for years 1995, 1996 and 1997, was $7,040, $7,040 and $25,374, respectively.

     During 1995, 1996 and 1997 the wife of a shareholder provided advertising and promotional services to the Company, in the amounts of $39,898, $58,722 and $101,082, respectively.

7.  SIGNIFICANT CUSTOMERS AND VENDORS:

     Significant customers and vendors are those that account for greater than 10% of the Company's revenues and expenses, respectively. For the years ended December 31, 1996 and 1997, one customer accounted for 10% and 11%, respectively, of the Company's revenues. Receivables outstanding from this customer represented $122,828 and $1,409,729 of the Company's trade receivables at December 31, 1996 and 1997 respectively. For the year ended December 31, 1995, there was not a significant customer.

     During the year ended December 31, 1995, 1996 and 1997, there were no significant vendors.

8.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  INSURANCE

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, worker's compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies.

  LEASES

     The Company is the lessee under three long-term building leases and various equipment leases with related entities. The controlling interests of the lessors are the same as the controlling interests of the Company.

     On December 31, 1995, the Company entered into new building leases with its related lessors which reflect current market conditions and expire in 2011 and 2017. In addition to base rents the leases require the Company to pay all operating costs plus real estate tax increases over base year amounts pertaining to the buildings. In connection with the previously existing leases, the lessors forgave rents due in the amount

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of $1,124,500 in 1995. Furthermore, the lessors reduced the 1995 total base rent from $2,065,616 to $1,371,532. The Company predominantly leases the buildings for their offices and subleases certain space to third parties.

     The equipment leases expire in various years through 2001 and require monthly rent based upon the current prime rate plus six percentage points as adjusted by Summit Bank.

     The following is a summary of rental expense of all operating leases:

                                           1995          1996          1997
                                       ------------  ------------  ------------
Rentals to related parties...........  $  1,679,524  $  1,821,030  $  1,858,046
Other rentals........................        50,774        92,380        99,416
                                       ------------  ------------  ------------
                                          1,730,298     1,913,410     1,957,462
Less: Sublease rentals...............      (431,179)     (462,705)     (448,712)
                                       ------------  ------------  ------------
               Total rent expense....  $  1,299,119  $  1,450,705  $  1,508,750
                                       ============  ============  ============

     The following is a schedule of noncancellable minimum rental payments under all operating leases in excess of one year as of December 31, 1997:

                                                      RENTAL
                                   RENTAL EXPENSE     INCOME       NET AMOUNT
                                   --------------  ------------  --------------
1998.............................  $    1,847,278  $    392,259  $    1,455,019
1999.............................       1,808,046       420,701       1,387,345
2000.............................       1,708,596       425,126       1,283,470
2001.............................       1,682,191       415,741       1,266,450
2002.............................       1,660,724        35,101       1,625,623
Thereafter.......................      21,413,383         2,925      21,410,458
                                   --------------  ------------  --------------
                                   $   30,120,218  $  1,691,853  $   28,428,365
                                   ==============  ============  ==============

     In addition to the above, the Company has a month-to-month sublease for approximately $8,400 per month.

  EMPLOYMENT ARRANGEMENT

     The Company is committed to pay a former employee $125,000 per year for four years effective March 31, 1995 for a total of $500,000. The employee's services were terminated on December 31, 1997. During 1997 and 1996, the Company paid $125,000, with respect to this obligation which has been classified as a deferred expense on the balance sheet.

  GUARANTEES

     The Company guarantees a $500,000 line of credit for PSF Leasing Company, an entity related through common ownership. The outstanding balance at December 31, 1997 was $370,564.

9.  EMPLOYEE BENEFIT PLANS

     The Company sponsors a profit-sharing 401k plan covering substantially all employees. The plan provides for discretionary contributions by the Company, as determined by the Board of Directors. Total contributions by the Company under this plan were approximately $600,000, $118,382 and $119,463 during 1995, 1996 and 1997, respectively. Amounts due to this plan were approximately $600,000, $118,382 and $119,463 for the years ended December 31, 1995, 1996 and 1997, respectively.

10.  EXPORT SALES

     Export sales were approximately $65,000 and $60,000 for the years ended December 31, 1996 and 1997, respectively. Such sales were in South America and Europe. There were no export sales in 1995.

                      PAULUS, SOKOLOWSKI AND SARTOR, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

11.  SUBSEQUENT EVENTS (UNAUDITED):

     In April 1998, the Company and its stockholders entered into a definitive agreement with OEI providing for the acquisition of the Company by OEI.

     Concurrently with the acquisition, the Company will enter into agreements with the shareholders to lease land and buildings used in the Company's operations for a negotiated amount and term.

     For the three months ended March 31, 1998, notes payable increased approximately $1.6 million for anticipated payments of payroll taxes and trade payables currently due.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Gulsby Engineering, Inc.:

     We have audited the accompanying consolidated balance sheets of Gulsby Engineering, Inc. (a Texas corporation), and its subsidiary, Gulsby International Engineers, Limited, as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gulsby Engineering, Inc., and its subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 20, 1998

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                       --------------------------    MARCH 31,
                                           1996          1997           1998
                                       ------------  ------------  --------------
                                                                    (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $  1,357,173  $    603,390  $      507,960
     Receivables --
          Trade receivables..........       321,122       278,405         870,023
          Other receivables..........        15,761        27,821          27,015
          Advances to stockholder....     2,650,585     3,120,571       3,095,880
Costs and estimated profits in excess
  of billings on uncompleted
  contracts..........................       646,283     4,210,372       4,683,853
Prepaid expenses and other...........        43,367       154,292         139,771
                                       ------------  ------------  --------------
          Total current assets.......     5,034,291     8,394,851       9,324,502
PROPERTY AND EQUIPMENT, net..........       547,375       539,490         523,923
DEFERRED TAX ASSET...................       933,686       949,602       1,073,962
OTHER ASSETS.........................        10,221         3,736           3,552
                                       ------------  ------------  --------------
          Total assets...............  $  6,525,573  $  9,887,679  $   10,925,939
                                       ============  ============  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIT)
LIABILITIES:
     Accounts payable................  $    211,483  $    501,683  $      301,668
     Accrued compensation and
       benefits......................       125,092        13,309          30,522
     Accrued liabilities.............        29,803        73,218          73,218
     Accrued legal judgment..........     3,200,741     3,520,815       3,608,835
     Notes payable...................        29,831        66,300       1,027,414
     Billings in excess of costs and
       estimated profits on
       uncompleted contracts.........     2,733,859       422,588         418,339
     Income taxes payable............       502,505     1,763,826       1,900,190
                                       ------------  ------------  --------------
          Total liabilities..........     6,833,314     6,361,739       7,360,186
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock, $1 par; 1,000,000
       shares authorized, 10,000
       shares outstanding............        10,000        10,000          10,000
     Retained earnings (deficit).....      (317,741)    3,515,940       3,555,753
                                       ------------  ------------  --------------
          Total stockholders' equity
             (deficit)...............      (307,741)    3,525,940       3,565,753
                                       ------------  ------------  --------------
          Total liabilities and
             stockholders' equity
             (deficit)...............  $  6,525,573  $  9,887,679  $   10,925,939
                                       ============  ============  ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                      THREE MONTHS
                                                                                         ENDED
                                               YEAR ENDED DECEMBER 31,                 MARCH 31,
                                       ---------------------------------------  ------------------------
                                          1995          1996          1997         1997         1998
                                       -----------  ------------  ------------  -----------  -----------
                                                                                      (UNAUDITED)
REVENUES.............................  $ 3,165,447  $ 20,285,341  $ 18,264,303  $ 1,515,397  $ 1,523,594
DIRECT COSTS.........................    2,324,980    17,451,222    11,768,322    1,167,228    1,187,963
                                       -----------  ------------  ------------  -----------  -----------
    Gross profit.....................      840,467     2,834,119     6,495,981      348,169      335,631
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      633,296       849,868       927,357      278,450      183,893
                                       -----------  ------------  ------------  -----------  -----------
    Income from operations...........      207,171     1,984,251     5,568,624       69,719      151,738
OTHER INCOME (EXPENSE):
    Interest expense, net............     (299,245)     (193,915)     (233,066)     (60,349)     (93,665)
    Other............................       33,645         7,733        56,919       10,347      --
                                       -----------  ------------  ------------  -----------  -----------
         Total.......................     (265,600)     (186,182)     (176,147)     (50,002)     (93,665)
                                       -----------  ------------  ------------  -----------  -----------
         Income (loss) before income
           taxes.....................      (58,429)    1,798,069     5,392,477       19,717       58,073
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................      (21,003)      529,127     1,558,796        5,612       18,260
                                       -----------  ------------  ------------  -----------  -----------
NET INCOME (LOSS)....................  $   (37,426) $  1,268,942  $  3,833,681  $    14,105  $    39,813
                                       ===========  ============  ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                  TOTAL
                                          COMMON STOCK         RETAINED       STOCKHOLDERS'
                                        -----------------      EARNINGS          EQUITY
                                        SHARES    AMOUNT      (DEFICIT)         (DEFICIT)
                                        ------    -------   --------------    -------------
BALANCE, December 31, 1994...........   10,000    $10,000   $   (1,549,257)    $ (1,539,257)
     Net loss........................     --        --             (37,426)         (37,426)
                                        ------    -------   --------------    -------------
BALANCE, December 31, 1995...........   10,000     10,000       (1,586,683)      (1,576,683)
     Net income......................     --        --           1,268,942        1,268,942
                                        ------    -------   --------------    -------------
BALANCE, December 31, 1996...........   10,000     10,000         (317,741)        (307,741)
     Net income......................     --        --           3,833,681        3,833,681
                                        ------    -------   --------------    -------------
BALANCE, December 31, 1997...........   10,000     10,000        3,515,940        3,525,940
     Net income (unaudited)..........     --        --              39,813           39,813
                                        ------    -------   --------------    -------------
BALANCE, March 31, 1998
  (unaudited)........................   10,000    $10,000   $    3,555,753     $  3,565,753
                                        ======    =======   ==============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    THREE MONTHS
                                                                                       ENDED
                                              YEAR ENDED DECEMBER 31,                MARCH 31,
                                       -------------------------------------  ------------------------
                                          1995         1996         1997         1997         1998
                                       -----------  -----------  -----------  -----------  -----------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $   (37,426) $ 1,268,942  $ 3,833,681  $    14,105  $    39,813
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities-
    Depreciation and amortization....       97,740       97,959       95,612       24,542       23,251
    Deferred tax asset...............      (64,758)     (72,884)     (15,916)      (3,977)    (124,360)
    Changes in assets and
      liabilities-
      (Increase) decrease in-
         Trade receivables...........       31,880     (311,725)      42,717   (1,040,180)    (591,618)
         Other receivables...........      (15,271)      13,065      (12,060)      (6,845)         806
         Advances to stockholder.....     (889,343)  (1,227,303)    (469,986)    (391,010)      24,691
         Costs and estimated profits
           in excess of billings on
           uncompleted contracts.....      --          (646,283)  (3,564,089)     (39,037)    (473,481)
         Prepaid expenses and
           other.....................      (95,581)      56,101     (110,925)      14,586       14,521
         Other assets................       (6,003)      (4,425)       5,750      --           --
      Increase (decrease) in-
         Accounts payable............     (503,885)      35,100      290,200      100,709     (200,015)
         Accrued compensation and
           benefits..................      (32,029)      85,098     (111,783)     (58,060)      17,213
         Accrued liabilities.........       (4,559)        (392)      43,415       (1,646)     --
         Accrued legal judgment......      264,525      290,975      320,074       80,018       88,020
         Billings in excess of costs
           and estimated profits on
           uncompleted contracts.....    5,057,079   (2,547,484)  (2,311,271)     919,910       (4,249)
         Income taxes payable........       60,168      612,116    1,261,321       11,157      136,364
                                       -----------  -----------  -----------  -----------  -----------
    Net cash provided by (used in)
      operating activities...........    3,862,537   (2,351,140)    (703,260)    (375,728)  (1,049,044)
                                       -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and
    equipment........................      (63,720)     (28,138)     (86,992)      (2,695)      (7,500)
                                       -----------  -----------  -----------  -----------  -----------
    Net cash used in investing
      activities.....................      (63,720)     (28,138)     (86,992)      (2,695)      (7,500)
                                       -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes
    payable..........................      338,116       53,655      112,367      --         1,002,592
  Principal payments on notes
    payable..........................     (277,627)    (176,510)     (75,898)     (17,955)     (41,478)
                                       -----------  -----------  -----------  -----------  -----------
    Net cash provided by (used in)
      financing activities...........       60,489     (122,855)      36,469      (17,955)     961,114
                                       -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................    3,859,306   (2,502,133)    (753,783)    (396,378)     (95,430)
CASH AND CASH EQUIVALENTS, beginning
  of year............................      --         3,859,306    1,357,173    1,357,173      603,390
                                       -----------  -----------  -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of
  year...............................  $ 3,859,306  $ 1,357,173  $   603,390  $   960,795  $   507,960
                                       ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for-
    Interest.........................  $    72,465  $    60,192  $     2,434  $    19,669  $     4,020
    Income taxes.....................        2,180        6,434      321,412      --             6,255

  The accompanying notes are an integral part of these consolidated financial statements.

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BUSINESS ACTIVITY

     Gulsby Engineering, Inc. (the Company), a Texas corporation, and its subsidiary, Gulsby International Engineers, Limited (a U.S. Virgin Islands Foreign Sales Corporation), are engineering, systems and construction management contractors, servicing industrial customers with primary focus in the process industries--oil, chemical and petrochemical products. The Company has operated primarily in the domestic markets of Texas, Louisiana, Oklahoma and New Mexico. The Company focus in 1996 and 1997 has changed to the foreign market (98% and 94% of revenues for 1996 and 1997, respectively).

     The Company and its stockholders intend to enter into a definitive agreement with OEI International, Inc. (OEI), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of OEI common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of OEI.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

  REVENUE RECOGNITION

     The Company provides a majority of its services through fixed-price contracts. Revenue on fixed-price contracts is recognized on the percentage-of-completion method measured by the percentage of costs incurred to total estimated costs for each contract. Revisions in revenue and cost projections are recorded in the period in which the facts requiring the revision become known. When estimates of projected revenues and costs indicate a loss, the total estimated loss is accrued. Potential additional revenues on projects from claims and unapproved change orders are not recognized until amounts may be reliably estimated and realization is virtually certain. The asset "Costs and estimated profits in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated profits on uncompleted contracts" represents amounts billed in excess of revenues recognized.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include certificates of deposit with maturities of three months or less.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  INCOME TAX

     The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes, nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

  USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles, particularly in the use of the percentage-of-completion method of accounting, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                         ESTIMATED USEFUL   --------------------------
                                          LIVES IN YEARS        1996          1997
                                        ------------------  ------------  ------------
Land.................................                       $    214,775  $    214,775
Equipment............................          5-22              472,383       475,567
Buildings............................        15-16.5           1,019,987     1,019,987
Leasehold improvements...............        15-16.5             464,650       523,980
Furniture and fixtures...............          5-10              552,452       576,930
                                                            ------------  ------------
                                                               2,724,247     2,811,239
Less- Accumulated depreciation.......                          2,176,872     2,271,749
                                                            ------------  ------------
     Property and equipment, net.....                       $    547,375  $    539,490
                                                            ============  ============

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  CONTRACTS IN PROGRESS:

     The status of contracts in progress is as follows:

                                                DECEMBER 31,
                                       ------------------------------
                                            1996            1997
                                       --------------  --------------
Costs incurred on contracts in
  progress...........................  $   26,536,894  $   30,522,573
Estimated earnings, net of losses....       5,999,206      10,487,443
                                       --------------  --------------
                                           32,536,100      41,010,016
Less -- Billings to date.............      34,623,676      37,222,232
                                       --------------  --------------
                                       $   (2,087,576) $    3,787,784
                                       ==============  ==============
Costs and estimated profits in excess
  of billings on uncompleted
  contracts..........................  $      646,283  $    4,210,372
Billings in excess of costs and
  estimated profits on uncompleted
  contracts..........................      (2,733,859)       (422,588)
                                       --------------  --------------
                                       $   (2,087,576) $    3,787,784
                                       ==============  ==============

4.  DEBT:

     Current debt consists of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1996       1997
                                       ---------  ---------
Note payable to a bank, interest at
  7.69%, maturing May 9, 1997........  $  29,831  $  --
Note payable to a finance company,
  interest at 7.16%, maturing May 9,
  1998...............................     --         66,300
                                       ---------  ---------
                                       $  29,831  $  66,300
                                       =========  =========

     The Company paid interest of $5,192 and $2,160 related to debt for the years ended December 31, 1996 and 1997, respectively.

     On March 6, 1998, the Company entered into a working capital loan agreement with Sterling Bank in the principal amount of $1,000,000 at 10% interest per annum. The loan matures the earlier of August 1, 1998 or the closing of the acquisition of the Company by OEI.

5.  INCOME TAXES:

Provisions (benefits) for federal and state income taxes are as follows:

                                             YEAR ENDED DECEMBER 31,
                                       ------------------------------------
                                          1995        1996         1997
                                       ----------  ----------  ------------
Federal--
     Current.........................  $   38,429  $  539,594  $  1,703,672
     Deferred........................     (56,876)    (74,872)     (144,876)
State--
     Current.........................       5,326      62,415      (128,959)
     Deferred........................      (7,882)      1,990       128,959
                                       ----------  ----------  ------------
                                       $  (21,003) $  529,127  $  1,558,796
                                       ==========  ==========  ============

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 34% to income (loss) before income taxes as follows:

                                                    DECEMBER 31,
                                       --------------------------------------
                                          1995         1996          1997
                                       ----------  ------------  ------------
Provision (benefit) at the statutory
  rate...............................  $  (19,866) $    611,343  $  1,833,442
Increase (decrease) resulting from--
     Permanent differences...........         550         2,092        19,244
     State income tax, net of federal
       benefit.......................      (1,687)       42,508       --
     Foreign Sales Corporation
       benefit.......................      --          (126,816)     (293,890)
                                       ----------  ------------  ------------
                                       $  (21,003) $    529,127  $  1,558,796
                                       ==========  ============  ============

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing differed tax assets and liabilities, result principally from the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Accrued legal contingency not
  deducted for tax purposes..........  $  1,232,285  $  1,197,077
State taxes..........................       (43,846)      --
Bases differences on property and
  equipment and capital lease
  accounting.........................         3,358        (4,830)
Other accrued expenses not deducted
  for tax purposes...................      (258,111)     (242,645)
                                       ------------  ------------
     Net deferred tax asset..........  $    933,686  $    949,602
                                       ============  ============

The net deferred tax assets and liabilities are comprised of the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Deferred tax assets--
     Current.........................  $    --       $    --
     Long-term.......................     1,176,332     1,192,248
                                       ------------  ------------
          Total......................     1,176,332     1,192,248
                                       ------------  ------------
Deferred tax liabilities--
     Current.........................       --            --
     Long-term.......................       242,646       242,646
                                       ------------  ------------
          Total......................       242,646       242,646
                                       ------------  ------------
          Net deferred income tax
             asset...................  $    933,686  $    949,602
                                       ============  ============

6.  RELATED-PARTY TRANSACTIONS:

     The Company has made noninterest-bearing advances to its stockholder over a period of several years. The amounts outstanding at December 31, 1996 and 1997, were $2,650,585 and $3,120,571, respectively. The stockholder has represented that he has the intent and the ability to repay such advances by December 31, 1998. During 1995, 1996 and 1997, the Company paid interest of $24,108, $55,000 and $274 for loans to the Company which are reflected as an offset to the stockholder advances. The Company makes various other noninterest-bearing loans to its employees payable on demand.

     The Company uses a paint facility on the premises which is owned by its stockholder. The amount of rent not charged to the Company for the use of this facility is not significant.

7.  SIGNIFICANT CUSTOMERS AND VENDORS:

     Significant customers and vendors are those that account for greater than 10% of the Company's revenues and expenses, respectively. During the year ended December 31, 1995, one customer accounted

                    GULSBY ENGINEERING, INC., AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

for 88% of the Company's revenues. No receivables were outstanding for this customer at December 31, 1995. For the year ended December 31, 1996, two customers accounted for 71% and 27% of the Company's revenues. Receivables outstanding at December 31, 1996, for these customers were less than 10%. For the year ended December 31, 1997, three customers accounted for 65%, 16% and 10% of the Company's revenues. Receivables outstanding from the largest customer were 64% of the Company's trade receivables at December 31, 1997. No receivables were outstanding for the other two significant customers.

     During the years ended December 31, 1995 and 1996, one vendor accounted for 27% and 48%, respectively, of the Company's cost of services. During the year ended December 31, 1997, no one vendor accounted for greater than 10% of the Company's cost of services.

8.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     The Company and its stockholder were party to a suit in 1989 as defendants against a customer. The suit sought reimbursement from the Company of amounts paid by the customer in settlement with another general contractor in a patent infringement suit. In 1991, a summary judgment against the Company for approximately $1.6 million plus interest was rendered. The judgment accrues simple interest at 10% from September 29, 1989, through the date of judgment (October 21, 1991) and thereafter at the rate of 10% per annum compounded annually until paid. The accompanying statements of income include accruals of interest at the stated rate. No payments on the judgment have been made at this time.

     The Company is involved in various other legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  INSURANCE

     The Company carries a broad range of insurance coverage, including general and business, auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies.

  OTHER COMMITMENTS

     The Company contributed $40,152 into a trust during 1996 on behalf of its employees for a potential profit sharing plan. A plan has not been adopted as of December 31, 1997.

9.  EXPORT SALES:

     Export sales were approximately $2,800,000, $19,900,000 and $17,900,000, for the years ended December 31, 1995, 1996 and 1997, respectively. Such sales were in South America, Europe, Africa and the Middle East.

10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In April 1998, the Company and its stockholder entered into a definitive agreement with OEI, providing for the acquisition of the Company by OEI. The definitive agreement provides that the advances to stockholder (Note 6) and accrued legal judgement (Note 8) will be paid from the proceeds of the sale of the stockholder's shares under the agreement.

     In June 1998, the Company settled the lawsuit referred in Note 8 for $500,000. Under the definitive agreement, the excess of the amount previously accrued for this matter at December 31, 1997 over the settlement amount ($3,020,815) will be distributed to the Company's stockholders on closing of the Offering. Concurrently with the acquisition, the Company will enter into agreements with the stockholder to lease facilities used in the Company's operations for a negotiated amount and term.

     For the three months ended March 31, 1998, notes payable increased approximately $1 million to provide working capital due to the increase in trade receivables and cost and estimated profits in excess of billings on uncompleted contracts.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To W-Industries, Inc.:

     We have audited the accompanying balance sheets of W-Industries, Inc. (a Texas corporation), as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W-Industries, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 20, 1998

                               W-INDUSTRIES, INC.
                                 BALANCE SHEETS

                                              DECEMBER 31,
                                       --------------------------   MARCH 31,
                                           1996          1997          1998
                                       ------------  ------------  ------------
                                                                   (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $    295,323  $  1,978,972  $     86,357
     Trade receivables...............     1,213,683     3,393,416     3,346,535
     Note receivable.................        32,052       --            --
     Costs and estimated profits in
       excess of billings on
       uncompleted contracts.........     1,191,764     1,477,201     4,092,337
     Inventory.......................        80,253        95,237       185,511
     Prepaid expenses and other......         3,789         9,145       113,846
                                       ------------  ------------  ------------
               Total current
                  assets.............     2,816,864     6,953,971     7,824,586
PROPERTY AND EQUIPMENT, net..........     1,045,395     1,051,582     1,099,175
                                       ------------  ------------  ------------
               Total assets..........  $  3,862,259  $  8,005,553  $  8,923,761
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................  $    437,930  $    885,502  $  1,907,831
     Accrued compensation and
       benefits......................       157,283       360,848       213,428
     Accrued liabilities.............        55,032        26,850        43,513
     Line of credit..................       200,000       --            100,000
     Current maturities of long-term
       debt..........................        62,565        68,467        70,217
     Payable to stockholder..........     1,690,187     5,438,546     3,588,833
     Billings in excess of costs and
       estimated profits on
       uncompleted contracts.........       --            --            206,022
                                       ------------  ------------  ------------
               Total current
                  liabilities........     2,602,997     6,780,213     6,129,844
LONG-TERM LIABILITIES:
     Long-term debt, net of current
       maturities....................       641,593       573,127       554,903
                                       ------------  ------------  ------------
               Total liabilities.....     3,244,590     7,353,340     6,684,747
                                       ------------  ------------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $1 par value,
       100,000 shares authorized;
       12,000 shares outstanding.....        12,000        12,000        12,000
     Additional paid-in capital......         8,000         8,000         8,000
     Retained earnings...............       597,669       632,213     2,219,014
                                       ------------  ------------  ------------
               Total stockholders'
                  equity.............       617,669       652,213     2,239,014
                                       ------------  ------------  ------------
               Total liabilities and
                  stockholders'
                  equity.............  $  3,862,259  $  8,005,553  $  8,923,761
                                       ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                               W-INDUSTRIES, INC.
                              STATEMENTS OF INCOME

                                                                                              THREE MONTHS
                                                                                                 ENDED
                                                  YEAR ENDED DECEMBER 31,                      MARCH 31,
                                       ----------------------------------------------  --------------------------
                                            1995            1996            1997           1997          1998
                                       --------------  --------------  --------------  ------------  ------------
                                                                                              (UNAUDITED)
REVENUES.............................  $   13,743,205  $   14,615,652  $   20,603,651  $  3,610,380  $  6,694,992
DIRECT COSTS.........................       8,563,129      10,382,226      13,699,944     2,451,166     4,330,106
                                       --------------  --------------  --------------  ------------  ------------
     Gross profit....................       5,180,076       4,233,426       6,903,707     1,159,214     2,364,886
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       1,981,656       2,513,157       3,003,226       645,752       691,104
                                       --------------  --------------  --------------  ------------  ------------
     Income from operations..........       3,198,420       1,720,269       3,900,481       513,462     1,673,782
                                       --------------  --------------  --------------  ------------  ------------
OTHER INCOME (EXPENSE):
     Interest expense, net...........        (204,546)       (189,381)       (246,757)      (60,041)     (106,775)
     Other...........................          89,658          31,106         154,185        38,041        19,794
                                       --------------  --------------  --------------  ------------  ------------
          Total......................        (114,888)       (158,275)        (92,572)      (22,000)      (86,981)
                                       --------------  --------------  --------------  ------------  ------------
NET INCOME...........................  $    3,083,532  $    1,561,994  $    3,807,909  $    491,462  $  1,586,801
                                       ==============  ==============  ==============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                               W-INDUSTRIES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK       ADDITIONAL                       TOTAL
                                       --------------------    PAID-IN       RETAINED      STOCKHOLDERS'
                                        SHARES     AMOUNT      CAPITAL       EARNINGS         EQUITY
                                       ---------  ---------   ----------    -----------    -------------
BALANCE, December 31, 1994...........     12,000  $  12,000     $8,000      $   181,106     $    201,106
     Net income......................     --         --          --           3,083,532        3,083,532
     Dividends declared..............     --         --          --          (1,279,458)      (1,279,458)
                                       ---------  ---------   ----------    -----------    -------------
BALANCE, December 31, 1995...........     12,000     12,000      8,000        1,985,180        2,005,180
     Net income......................     --         --          --           1,561,994        1,561,994
     Dividends declared..............     --         --          --          (2,949,505)      (2,949,505)
                                       ---------  ---------   ----------    -----------    -------------
BALANCE, December 31, 1996...........     12,000     12,000      8,000          597,669          617,669
     Net income......................     --         --          --           3,807,909        3,807,909
     Dividends declared..............     --         --          --          (3,773,365)      (3,773,365)
                                       ---------  ---------   ----------    -----------    -------------
BALANCE, December 31, 1997...........     12,000  $  12,000      8,000          632,213          652,213
     Net income (unaudited)..........     --         --          --           1,586,801        1,586,801
                                       ---------  ---------   ----------    -----------    -------------
BALANCE, March 31, 1998
  (unaudited)........................     12,000  $  12,000     $8,000      $ 2,219,014     $  2,239,014
                                       =========  =========   ==========    ===========    =============

   The accompanying notes are an integral part of these financial statements.

                               W-INDUSTRIES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                        THREE MONTHS
                                                                                           ENDED
                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       ----------------------------------------  --------------------------
                                           1995          1996          1997          1997          1998
                                       ------------  ------------  ------------  ------------  ------------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.......................  $  3,083,532  $  1,561,994  $  3,807,909  $    491,462  $  1,586,801
    Adjustments to reconcile net
      income to net cash provided by
      operating activities --
         Depreciation................        99,237        35,193        60,440         7,284        13,635
         Gain on sale of equipment...       --            --             (2,020)      --            --
    Changes in assets and
      liabilities --
      (Increase) decrease in
      assets --
         Trade receivables...........      (304,929)      110,126    (2,179,733)   (1,082,920)       46,881
         Note receivable.............      (120,901)       88,849        32,052        23,919       --
         Costs and estimated profits
           in excess of billings on
           uncompleted contracts.....    (2,646,054)    1,797,672      (285,437)      297,327    (2,615,136)
         Inventory...................        24,676       (43,104)      (14,984)      (11,376)      (90,274)
         Prepaid expenses and
           other.....................         4,334        (3,123)       (5,356)     (115,638)     (104,701)
      Increase (decrease) in
         liabilities --
         Accounts payable............       437,863       (80,827)      447,572       700,244     1,022,329
         Accrued compensation and
           benefits..................        (3,506)       74,608       203,565        50,891      (147,420)
         Accrued liabilities.........        26,507         2,162       (28,182)       (7,045)       16,663
         Billings in excess of costs
           and estimated profits on
           uncompleted contracts.....       --            --            --            --            206,022
                                       ------------  ------------  ------------  ------------  ------------
             Net cash provided by
               (used in) operating
               activities............       600,759     3,543,550     2,035,826       354,148       (65,200)
                                       ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and
      equipment......................    (1,099,207)      (24,592)      (67,607)      --            (61,228)
    Proceeds from the sale of
      equipment......................       --            --              3,000       --            --
                                       ------------  ------------  ------------  ------------  ------------
             Net cash used in
               investing
               activities............    (1,099,207)      (24,592)      (64,607)      --            (61,228)
                                       ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from (payments on) line
      of credit                             300,000      (100,000)     (200,000)      --            100,000
    Proceeds from issuance of note
      payable........................       800,000       --            --            --            --
    Principal payments on note
      payable........................       (33,642)      (62,199)      (62,564)      (15,924)      (16,474)
    Payments on stockholder
      payable........................      (815,229)   (3,306,220)      (25,006)     (520,676)   (1,849,713)
                                       ------------  ------------  ------------  ------------  ------------
             Net cash provided by
               (used in) financing
               activities............       251,129    (3,468,419)     (287,570)     (536,600)   (1,766,187)
                                       ------------  ------------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................      (247,319)       50,539     1,683,649      (182,452)   (1,892,615)
CASH AND CASH EQUIVALENTS, beginning
  of year............................       492,103       244,784       295,323       295,323     1,978,972
                                       ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of
  year...............................  $    244,784  $    295,323  $  1,978,972  $    112,871  $     86,357
                                       ============  ============  ============  ============  ============
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the year for --
         Interest....................  $    217,966  $    217,799  $    251,388  $     61,716  $    106,775
                                       ============  ============  ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                               W-INDUSTRIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BUSINESS ACTIVITY

     W-Industries, Inc. (the Company), a Texas corporation, is an engineering, systems and construction management contractor, servicing industrial customers with primary focus in the process industries -- oil, chemical and petrochemical. W-Industries, Inc., primarily operates in Houston, Texas.

     The Company and its stockholders intend to enter into a definitive agreement with OEI International, Inc. (OEI), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of OEI common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of OEI.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  REVENUE RECOGNITION

     The Company generally provides its services under cost-plus contracts. Revenues are recognized to the extent of billable rates times hours delivered plus materials expense incurred. The Company reflects the costs of materials and equipment as revenues which are reimbursable to the Company when it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer. The asset "Costs and estimated profits in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include certificates of deposit with maturities of three months or less.

  INVENTORY

     Inventories consist of stainless steel tube fittings, valves and accessories held for use in the course of business and are stated at the lower of cost or market.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using an accelerated method of depreciation.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset's carrying amount to determine if

                               W-INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  INCOME TAX

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns. The Company will terminate its S Corporation status concurrently with the effective date of the Offering.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes, nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

  USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles, particularly in the use of contract accounting, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                  DECEMBER 31,
                                        ESTIMATED USEFUL   --------------------------
                                         LIVES IN YEARS        1996          1997
                                        ----------------   ------------  ------------
Land.................................       --             $    370,464  $    370,464
Building.............................            39             707,459       707,459
Transportation equipment.............             5             133,145       167,429
Machinery and equipment..............             3              16,994        16,994
Computer and telephone equipment.....           3-5              10,547        17,565
Furniture and fixtures...............             3              25,710        35,010
                                                           ------------  ------------
                                                              1,264,319     1,314,921
Less -- Accumulated depreciation.....                           218,924       263,339
                                                           ------------  ------------
     Property and equipment, net.....                      $  1,045,395  $  1,051,582
                                                           ============  ============

3.  CONTRACTS IN PROGRESS:

     The status of contracts in progress is as follows:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Costs incurred on contracts in
progress.............................  $  2,004,847  $  2,100,648
Estimated earnings, net of losses....     1,038,527     1,034,648
                                       ------------  ------------
                                          3,043,374     3,135,296
Less -- Billings to date.............     1,851,610     1,658,095
                                       ------------  ------------
Costs and estimated profits in excess
  of billings on uncompleted
  contracts..........................  $  1,191,764  $  1,477,201
                                       ============  ============

                               W-INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  DEBT:

  LINE OF CREDIT

     The Company has a line of credit of $750,000, of which $550,000 and $750,000 was unused at December 31, 1996 and 1997, respectively. The line of credit is secured by an interest in all the Company's accounts receivable, inventory and equipment and expires on April 14, 1998. Advances on the line of credit accrue interest at a rate equal to prime (8.5% at December 31, 1997). Interest is payable monthly.

     On April 14, 1998, the Company renewed the line of credit and increased the line to $1,500,000. All terms remain the same and the line expires on April 14, 1999.

     Long-term debt consisted of the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Note payable to a bank, interest at
  the bank's base rate plus 0.5%
  (interest is 10% at December 31,
  1997), maturing February 24,
  2000...............................  $    704,159  $    641,594
Less -- Current maturities...........       (62,565)      (68,467)
                                       ------------  ------------
                                       $    641,594  $    573,127
                                       ============  ============

     The long-term debt is collateralized by buildings and real estate property.

     Maturities of long-term debt are as follows:

Year ending December 31 --
     1998............................  $   68,467
     1999............................      75,740
     2000............................     497,387
                                       ----------
                                       $  641,594
                                       ==========

     The Company paid interest of $80,043, $80,610 and $82,369 related to debt for the years ended December 31, 1995, 1996 and 1997, respectively.

5. RELATED-PARTY TRANSACTIONS:

     The Company has followed a policy of paying substantially all of its earnings to its stockholders. As of December 31, 1995, 1996 and 1997, $2,046,901, $1,690,187 and $5,438,546, respectively, have not been paid to the stockholders. Approximately $1,700,000 of this payable at December 31, 1997, represents taxes on the earnings which is paid by the Company on behalf of its stockholders. This amount plus $140,000 to the stockholders were paid subsequent to year-end. Interest is earned annually at a rate of 10% on the unpaid principal from the date of funding. For the years ended December 31, 1995, 1996 and 1997, the Company paid interest of $137,923, $137,189 and $169,019, respectively, related to these dividends payable.

6. SIGNIFICANT CUSTOMERS AND VENDORS:

     Significant customers and vendors are those that account for greater than 10% of the Company's revenues and expenses, respectively. For the years ended December 31, 1995, 1996 and 1997, one customer accounted for 17%, 20% and 12%, respectively, of the Company's revenues. Receivables outstanding from this customer represented 47%, 23% and 9% of the Company's trade receivables at December 31, 1995, 1996 and 1997, respectively.

                               W-INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During the year ended December 31, 1995, one vendor accounted for 11% of the Company's purchases. Also, during the years ended December 31, 1995, 1996 and 1997, one vendor accounted for 17%, 15% and 19%, respectively, of the Company's purchases.

7. COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  INSURANCE

     The Company carries a broad range of insurance coverage, including general and business, auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies.

8.  EXPORT SALES:

     Export sales were approximately $2,700,000, $2,900,000 and $5,200,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Such sales were in South America, Africa and the Middle East and the Far East.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In April the Company and its stockholders entered into a definitive agreement with OEI providing for the acquisition of the Company by OEI.

     Prior to the acquisition, the Company will make a cash distribution of $3,588,833 prior to the acquisition which represents the Company's payable to shareholder (See Note 5). Had these transactions been recorded at March 31, 1998, the effect on the accompanying balance sheet would be a decrease in assets of $3,588,833, and a decrease in liabilities of $3,588,833. This amount will be funded through the proceeds of the Offering.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Chemical & Industrial Engineering, Inc.:

     We have audited the accompanying balance sheets of Chemical & Industrial Engineering, Inc. (a Kentucky corporation), as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chemical & Industrial Engineering, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 19, 1998

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                                 BALANCE SHEETS

                                              DECEMBER 31,
                                       --------------------------    MARCH 31,
                                           1996          1997          1998
                                       ------------  ------------   -----------
                                                                    (UNAUDITED)

               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $     16,297  $  1,730,847   $   224,121
     Trade receivables...............     3,268,064     1,493,635     1,760,951
     Costs and estimated profits in
       excess of billings on
       uncompleted contracts.........        75,186       --            190,887
     Prepaid expenses and other......       171,368       115,632       118,282
     Deferred tax asset..............       169,718       175,710       176,033
                                       ------------  ------------   -----------
          Total current assets.......     3,700,633     3,515,824     2,470,274
PROPERTY AND EQUIPMENT, net..........     1,297,269     1,220,778     1,170,786
DEFERRED TAX ASSET...................       --            --             28,830
                                       ------------  ------------   -----------
          Total assets...............  $  4,997,902  $  4,736,602   $ 3,669,890
                                       ============  ============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................  $  1,124,419  $    140,969   $   311,834
     Accrued compensation and
       benefits......................       798,129     1,168,250       648,233
     Accrued liabilities.............       325,338        75,497        46,962
     Notes payable...................       172,414       119,941       114,772
     Billings in excess of costs and
       estimated profits on
       uncompleted contracts.........       331,780       364,615       266,031
     Income taxes payable............        70,520       253,301        68,885
                                       ------------  ------------   -----------
          Total current
             liabilities.............     2,822,600     2,122,573     1,456,717
LONG-TERM LIABILITIES:
     Deferred tax liability..........       119,788       146,462       --
                                       ------------  ------------   -----------
          Total liabilities..........     2,942,388     2,269,035     1,456,717
                                       ------------  ------------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock-
       No par, nonvoting, 100,000
          shares authorized; 13,913,
          13,373, 13,384 shares
          outstanding,
          respectively...............       202,828       176,283       176,840
       No par, voting, 200,000 shares
          authorized; 27,658, 26,268,
          26,540 shares outstanding,
          respectively...............       419,418       386,384       399,547
     Retained earnings...............     1,433,268     1,904,900     1,636,786
                                       ------------  ------------   -----------
          Total stockholders'
             equity..................     2,055,514     2,467,567     2,213,173
                                       ------------  ------------   -----------
          Total liabilities and
             stockholders' equity....  $  4,997,902  $  4,736,602   $ 3,669,890
                                       ============  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                              STATEMENTS OF INCOME

                                                                                      THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                    MARCH 31,
                                       ----------------------------------------   --------------------------
                                           1995          1996          1997         1997           1998
                                       ------------  ------------  ------------   ---------    -------------
                                                                                         (UNAUDITED)
REVENUES.............................  $ 12,522,354  $ 17,176,773  $ 15,906,131   $4,607,795     $2,151,342
DIRECT COSTS.........................     9,165,439    13,300,422    10,968,890   3,268,888      1,492,612
                                       ------------  ------------  ------------   ---------    -------------
         Gross profit................     3,356,915     3,876,351     4,937,241   1,338,907        658,730
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     3,151,834     3,546,955     3,996,613     773,332      1,087,835
                                       ------------  ------------  ------------   ---------    -------------
         Income from operations......       205,081       329,396       940,628     565,575       (429,105)
OTHER INCOME (EXPENSE):
    Interest income (expense), net...        33,714       (25,826)       36,464      (2,618)         4,353
    Other............................        (2,761)        3,993        (5,249)       (657)        (6,270)
                                       ------------  ------------  ------------   ---------    -------------
         Total.......................        30,953       (21,833)       31,215      (3,275)        (1,917)
                                       ------------  ------------  ------------   ---------    -------------
         Income before income
           taxes.....................       236,034       307,563       971,843     562,300       (431,022)
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................       121,254       139,640       423,877     244,600       (165,031)
                                       ------------  ------------  ------------   ---------    -------------
NET INCOME (LOSS)....................  $    114,780  $    167,923  $    547,966   $ 317,700      $(265,991)
                                       ============  ============  ============   =========    =============

   The accompanying notes are an integral part of these financial statements.

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        COMMON STOCK
                                          -----------------------------------------                    TOTAL
                                          NONVOTING   VOTING   NONVOTING    VOTING     RETAINED    STOCKHOLDERS'
                                           SHARES     SHARES    AMOUNT      AMOUNT     EARNINGS       EQUITY
                                          ---------   ------   ---------   --------   ----------   -------------
BALANCE, December 31, 1994..............    23,181    28,210   $ 298,518   $280,233   $1,781,892    $  2,360,643
     Issuance of common stock...........     1,338       745      67,234     28,306       --              95,540
     Retirement of common stock.........    (5,397)   (2,745)    (69,465)   (11,024)    (292,409)       (372,898)
     Transfers of common stock..........      (500)      500     (21,500)    21,500       --            --
     Distribution to stockholders.......     --         --        --          --        (113,883)       (113,883)
     Net income.........................     --         --        --          --         114,780         114,780
                                          ---------   ------   ---------   --------   ----------   -------------
BALANCE, December 31, 1995..............    18,622    26,710     274,787    319,015    1,490,380       2,084,182
     Issuance of common stock...........       226     1,566      11,543     71,960       --              83,503
     Retirement of common stock.........    (3,664)   (1,889)    (41,578)   (13,481)    (225,035)       (280,094)
     Transfers of common stock..........    (1,271)    1,271     (41,924)    41,924       --            --
     Net income.........................     --         --        --          --         167,923         167,923
                                          ---------   ------   ---------   --------   ----------   -------------
BALANCE, December 31, 1996..............    13,913    27,658     202,828    419,418    1,433,268       2,055,514
     Issuance of common stock...........       216       717      10,585     32,378       --              42,963
     Retirement of common stock.........      (693)   (2,170)    (33,849)   (68,693)     (76,334)       (178,876)
     Transfers of common stock..........       (63)       63      (3,281)     3,281       --            --
     Net income.........................     --         --        --          --         547,966         547,966
                                          ---------   ------   ---------   --------   ----------   -------------
BALANCE, December 31, 1997..............    13,373    26,268     176,283    386,384    1,904,900       2,467,567
     Issuance of Common Stock
       (unaudited)......................        65       357       3,458     16,788       --              20,246
     Retirement of Common Stock
       (unaudited)......................     --         (139)     --         (6,526)      (2,123)         (8,649)
     Transfer of Common Stock
       (unaudited)......................       (54)       54      (2,901)     2,901       --            --
     Net income (unaudited).............     --         --        --          --        (265,991)       (265,991)
                                          ---------   ------   ---------   --------   ----------   -------------
BALANCE, March 31, 1998 (unaudited).....    13,384    26,540   $ 176,840   $399,547   $1,636,786    $  2,213,173
                                          =========   ======   =========   ========   ==========   =============

   The accompanying notes are an integral part of these financial statements.

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                            STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                                       --------------------------------------- ---------------------------
                                           1995          1996         1997          1997          1998
                                       ------------  ------------  -----------  ------------  ------------
                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.......................  $    114,780  $    167,923  $   547,966  $    317,700  $   (265,991)
    Adjustments to reconcile net
      income to net cash provided by
      (used in) operating
      activities --
         Depreciation................       272,691       306,049      354,424        74,272        86,895
         Loss (gain) on sale/disposal
           of assets.................         5,916          (308)       9,132                        (607)
         Deferred income taxes.......        (8,640)       11,853       20,682       246,745      (175,615)
         Changes in assets and
           liabilities --
           (Increase) decrease in --
             Trade receivables.......    (1,359,907)   (1,004,122)   1,774,429       692,485      (267,316)
             Costs and estimated
               profits in excess of
               billings on
               uncompleted
               contracts.............      (147,080)       71,894       75,186        75,186      (190,887)
             Prepaid expenses and
               other.................         2,649       (71,055)      55,736        79,628        (2,650)
           Increase (decrease) in --
             Accounts payable........       637,146       306,976     (983,450)   (1,022,229)      170,865
             Accrued compensation and
               benefits..............       568,267      (271,887)     370,121       (83,300)     (520,017)
             Accrued liabilities.....       237,564        87,449     (249,841)     (297,960)      (28,535)
             Billings in excess of
               costs and estimated
               profits on uncompleted
               contracts.............       517,812      (186,032)      32,835       (62,189)      (98,584)
             Income taxes payable....      (212,821)      240,392      182,781       (77,360)     (184,416)
                                       ------------  ------------  -----------  ------------  ------------
         Net cash provided by (used
           in) operating
           activities................       628,377      (340,868)   2,190,001       (57,022)   (1,476,858)
                                       ------------  ------------  -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and
      equipment......................      (521,294)     (566,190)    (287,065)     (116,504)      (39,983)
    Proceeds from sale of
      equipment......................         2,222         1,939      --            --              3,687
                                       ------------  ------------  -----------  ------------  ------------
         Net cash used in investing
           activities................      (519,072)     (564,251)    (287,065)     (116,504)      (36,296)
                                       ------------  ------------  -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from (principal payments
      on) notes payable..............       243,426       (85,077)     (52,473)      173,783        (5,169)
    Proceeds from issuance of common
      stock..........................        95,540        83,503       42,963         9,654        20,246
    Payments for retirement of common
      stock..........................      (372,898)     (280,094)    (178,876)      --             (8,649)
    Distributions to stockholders....       (56,655)      (57,228)     --            --            --
                                       ------------  ------------  -----------  ------------  ------------
         Net cash used in financing
           activities................       (90,587)     (338,896)    (188,386)      183,437         6,428
                                       ------------  ------------  -----------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................        18,718    (1,244,015)   1,714,550         9,911    (1,506,726)
CASH AND CASH EQUIVALENTS, beginning
  of year............................     1,241,594     1,260,312       16,297        16,297     1,730,847
                                       ------------  ------------  -----------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of
  year...............................  $  1,260,312  $     16,297  $ 1,730,847  $     26,208  $    224,121
                                       ============  ============  ===========  ============  ============
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the year for --
         Interest....................  $      8,029  $     37,752  $    27,109         3,595       --
         Income taxes................       343,839       --           218,747       321,960       --

   The accompanying notes are an integral part of these financial statements.

                     CHEMICAL & INDUSTRIAL ENGINEERING, INC
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BUSINESS ACTIVITY

     Chemical & Industrial Engineering, Inc. (the Company), a Kentucky corporation, is an engineering and systems procurement management contractor, servicing industrial customers with primary focus in the process industries -oil, chemical, petrochemical and food products. Chemical & Industrial Engineering, Inc., primarily operates in Kentucky.

     The Company and its stockholders intend to enter into a definitive agreement with OEI International, Inc. (OEI), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of OEI common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of OEI.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  REVENUE RECOGNITION

     The Company provides a majority of its services through cost-plus contracts. Revenues are recognized to the extent of billable rates times hours delivered plus materials expense incurred. The Company does not reflect the costs of materials and equipment as revenues which are reimbursable to the Company when it is responsible for the engineering specification, procurement and management of such cost components on behalf of the customer. For the three years ended December 31, 1995, 1996 and 1997, these amounts were $4,395,384, $4,803,742 and $8,329,277, respectively. Fixed-price contracts represent approximately 30% of the Company's revenues in 1996 and approximately 18% of revenues in 1997. Revenue on fixed-price contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to total estimated costs for each contract. Revisions in revenue and cost projections are recorded in the period in which the facts requiring the revision become known. When estimates of projected revenues and costs indicate a loss, the total estimated loss is accrued. Potential additional revenues on projects from claims and unapproved change orders are not recognized until amounts may be reliably estimated and realization is virtually certain. The asset "Costs and estimated profits in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated profits on uncompleted contracts" represents amounts billed in excess of revenues recognized.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include short-term cash investments with maturities of three months or less.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  INCOME TAX

     The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes, nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

  USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles, particularly in the use of the percentage-of-completion method of accounting, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                        ESTIMATED USEFUL    --------------------------
                                         LIVES IN YEARS         1996          1997
                                        -----------------   ------------  ------------
Computer and telephone equipment.....       5               $  1,893,389  $  2,190,379
Leasehold improvements...............       3                     21,437        21,437
Furniture and fixtures...............       10                   920,760       863,292
                                                            ------------  ------------
                                                               2,835,586     3,075,108
Less- Accumulated depreciation.......                          1,538,317     1,854,330
                                                            ------------  ------------
     Property and equipment, net.....                       $  1,297,269  $  1,220,778
                                                            ============  ============

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  CONTRACTS IN PROGRESS:

     The status of contracts in progress is as follows:

                                                 DECEMBER 31,
                                          --------------------------
                                              1996          1997
                                          ------------  ------------
Costs incurred on contracts in
  progress..............................  $    488,556  $  3,145,107
Estimated earnings, net of losses.......       125,835       472,753
                                          ------------  ------------
                                               614,391     3,617,860
Less -- Billings to date................       870,985     3,982,475
                                          ------------  ------------
                                          $   (256,594) $   (364,615)
                                          ============  ============
Costs and estimated profits in excess of
  billings on uncompleted contracts.....  $     75,186  $    --
Billings in excess of costs and
  estimated profits on uncompleted
  contracts.............................      (331,780)     (364,615)
                                          ------------  ------------
                                          $   (256,594) $   (364,615)
                                          ============  ============

4.  DEBT:

  LINE OF CREDIT

     The Company has a line of credit of $1,500,000, which was unused at December 31, 1996 and 1997. The line of credit is secured by an interest in all the Company's accounts receivable, contract rights and equipment and expires on June 15, 1998. Advances on the line of credit accrue interest at a rate equal to prime (8.5% at December 31, 1997). Interest is payable quarterly. Management believes the line of credit can be renewed upon expiration.

     The line of credit contains covenants requiring the maintenance of a borrowing base equal to the aggregate of 50% of the Company's net carrying value of equipment plus 80% of the Company's then-current accounts receivable less than 90 days old, and various other covenants as specified in the loan agreement, as amended. The Company is in compliance with these covenants at December 31, 1996 and 1997.

  NOTES PAYABLE FOR STOCK REDEMPTIONS

     Notes payable consist of amounts due to 12 terminated employees for stock redemptions at book value at the date of termination. All notes payable have maturities of one year from redemption (currently all are due in 1998) and bear interest ranging from 8.25% to 8.5%. The Company paid interest of $49,757 and $15,124 related to this debt for the years ended December 31, 1996 and 1997, respectively.

5.  LEASES:

     The Company leases office space under an operating lease agreement which expires in June 1999. Rent expense was $257,887, $302,176 and $366,308 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company leases vehicles for certain key members of management which expire 1998-2000. The lease payments under these vehicle leases were approximately $5,437, $19,471 and $16,124 for the years ended December 31, 1995, 1996 and 1997, respectively.

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future lease payments for existing operating leases are as follows:

Year ending December 31 --
1998.................................  $  355,581
1999.................................     165,137
2000.................................       4,343
                                       ----------
                                       $  525,061
                                       ==========

6.  INCOME TAXES:

     Provisions for federal, state and local income taxes are as follows:

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1995        1996        1997
                                       ----------  ----------  ----------
Federal --
     Current.........................  $   96,889  $  100,681  $  306,662
     Deferred........................      --           9,877      17,235
State and local --
     Current.........................      24,365      27,106      96,533
     Deferred........................      --           1,976       3,447
                                       ----------  ----------  ----------
                                       $  121,254  $  139,640  $  423,877
                                       ==========  ==========  ==========

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory personal service corporate rate of 35% to income before income taxes as follows:

                                                  DECEMBER 31,
                                       ----------------------------------
                                          1995        1996        1997
                                       ----------  ----------  ----------
Provision at the statutory rate......  $   82,612  $  107,647  $  340,145
Increase resulting from --
     Nondeductible expenses..........      15,099      11,853      17,400
     State income tax, net of federal
       benefit.......................      23,543      20,140      66,332
                                       ----------  ----------  ----------
                                       $  121,254  $  139,640  $  423,877
                                       ==========  ==========  ==========

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The cumulative effects of these temporary differences represent deferred tax assets and liabilities and relate principally to the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
Accrued expenses.....................  $    169,718  $    175,710
Property and Equipment...............      (119,788)     (146,462)
                                       ------------  ------------
     Net deferred income tax asset...  $     49,930  $     29,248
                                       ============  ============

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The net deferred tax assets and liabilities are classified in the accompanying balance sheet as follows:

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1997
                                       ----------  ----------
Deferred tax assets-
     Current.........................  $  169,718  $  175,710
     Long-term.......................      --          --
Deferred tax liabilities-
     Current.........................      --          --
     Long-term.......................     119,788     146,462
                                       ----------  ----------
          Net deferred income tax
             asset...................  $   49,930  $   29,248
                                       ==========  ==========

7.  STOCKHOLDERS' EQUITY:

     An employee is eligible to invest upon board-of-director approval in the voting shares of the Company upon becoming a full-time, benefited employee with a total continuous service of one year. Nonvoting stock is restricted to full-time employees. Redemption of shares is mandatory upon employee termination, change in employment status or death of employee. Issuance and redemption price of stock is based on (a) the price last fixed by the board of directors as the stock price or (b) the book value (defined as total stockholders' equity divided by the total shares outstanding) per share, whichever is larger. Book value per share at December 31, 1997, is $62.25. Stock is canceled upon redemption.

8.  EMPLOYEE BENEFIT PLANS:

     Employees of the Company may participate in a 401(k) plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The plan provides for the Company to match 50% of the first 6% contributed by each employee. Total contributions by the Company under this plan were $132,895, $160,427 and $165,345 during 1995, 1996 and 1997, respectively.

9.  RELATED-PARTY TRANSACTIONS:

     At December 31, 1997, the Company had advanced $27,083 to OEI in expenses related to compliance with the letter-of-intent agreement with OEI dated November 1997. These expenses are on behalf of the stockholders and are included in the prepaid expenses. The current intent is for the monies advanced by the Company to be reimbursed by the stockholders upon the consummation of the Offering.

10.  SIGNIFICANT CUSTOMERS AND VENDORS:

     Significant customers and vendors are those that account for greater than 10% of the Company's revenues and expenses, respectively. During the year ended December 31, 1995, two customers accounted for 50% and 13% of the Company's total revenues. Receivables outstanding from these customers represented 16% and 6% of the Company's trade receivables at December 31, 1995. For the year ended December 31, 1996, two customers accounted for 47% and 20% of total revenues. Receivables outstanding for these customers represented 34% and 15% of the Company's trade receivables at December 31, 1996. For the year ended December 31, 1997, three customers accounted for 39%, 28% and 14% of total revenues. Receivables outstanding from these customers represented 12%, 21% and 0% of the Company's trade receivables at December 31, 1997.

     For the years ended December 31, 1995, 1996 and 1997, no vendors accounted for greater than 10% of the Company's purchases.

                    CHEMICAL & INDUSTRIAL ENGINEERING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

11.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  INSURANCE

     The Company carries a broad range of insurance coverage, including professional and director and officer liability, general and business, auto liability, commercial property, foreign coverage liability, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies.

12.  EXPORT SALES

     Export sales were approximately $2,200,000 for the year ended December 31, 1997. Such sales were in Africa and the Middle East.

13. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In April 1998, the Company and its stockholders entered into a definitive agreement with OEI, providing for the acquisition of the Company by OEI.

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    8
The Company.............................   16
Use of Proceeds.........................   19
Dividend Policy.........................   19
Capitalization..........................   20              4,300,000 Shares
Dilution................................   21
Selected Historical and Pro Forma                      OEI INTERNATIONAL, INC.
  Combined Financial Data...............   22
Management's Discussion and Analysis of                      Common Stock
  Financial Condition and Results of
  Operation.............................   24                ------------
Industry Overview.......................   29                 PROSPECTUS
Business................................   31                            , 1998
Management..............................   44                ------------
Certain Transactions....................   51
Principal Stockholders..................   53            SALOMON SMITH BARNEY
Shares Eligible for Future Sale.........   54              CIBC OPPENHEIMER
Description of Capital Stock............   55            SANDERS MORRIS MUNDY
Underwriting............................   58
Legal Matters...........................   59
Experts.................................   60
Additional Information..................   60
Index to Financial Statements...........  F-1

  UNTIL                      , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE
OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS, WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS ON SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by OEI. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the New York Stock Exchange Listing Fee) are estimated.

SEC Registration Fee.................  $     21,882
NASD Filing Fee......................         7,918
New York Stock Exchange Listing
  Fee................................       120,085
Blue Sky Fees and Expenses...........        10,000
Printing and Engraving Costs.........       400,000
Legal Fees and Expenses..............       800,000
Accounting Fees and Expenses.........     1,600,000
Transfer Agent and Registrar Fees and
  Expenses...........................         5,000
Miscellaneous........................        35,115
                                       ------------
     Total...........................  $  3,000,000
                                       ============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     OEI's Certificate of Incorporation and Bylaws require OEI to indemnify its directors and officers to the fullest extent permitted under Delaware law. OEI's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     OEI has not purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws. OEI has entered into indemnification agreements to indemnify its directors and executive officers to the maximum extent permitted under Delaware law.

     The Underwriting Agreement provides for indemnification of the directors and officers of the Company in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following table reflects sales by OEI of unregistered securities within the past three years. Share amounts have been adjusted for the 1,828.368-for-one stock split effected on April 6, 1998. Except as otherwise disclosed, the issuances by OEI of the securities sold in the transactions referenced below were not registered under the Securities Act, pursuant to the exemption contemplated in Section 4(2) thereof, for transactions not involving a public offering. No underwriter was involved in the transactions and no commissions were paid. The consideration for which the shares of Common Stock were sold, all of which was payable in cash, is indicated below:

                                                      NUMBER OF        CASH
             DATE                     PURCHASER        SHARES      CONSIDERATION
---------------------------------------------------   ---------    -------------
October 9, 1997............. M. L. Burrow Family
                              Partnership, Ltd.         207,194      $  113.33
October 9, 1997............. Gary J. Coury              207,194      $  113.33
October 9, 1997............. Dana W. Swindler           158,443      $   86.67
October 9, 1997............. Equus II Incorporated    1,218,973      $  666.67
March 31, 1998.............. Rick Berry                  36,564      $   20.00

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

      EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          *1.1       --   Form of Underwriting Agreement dated               , 1998, by and among OEI and Smith
                          Barney Inc.
          *2.1       --   Uniform Provisions for the Acquisition of the Founding Companies.
          *2.2       --   Agreement and Plan of Reorganization dated April 10, 1998, by and among OEI, PEI
                          Acquisition, Inc., Petrocon and certain of its principal stockholders.
          *2.3       --   Agreement and Plan of Reorganization dated as of April 10, 1998, by and among OEI, PS&S
                          Acquisition, Inc., PS&S and its stockholders.
          *2.4       --   Agreement and Plan of Reorganization dated as of April 10, 1998, by and among OEI, GEI
                          Acquisition, Inc., GEI and its stockholders.
          *2.5       --   Agreement and Plan of Reorganization dated as of April 10, 1998, by and among OEI, W-I
                          Acquisition Inc., W-I and its stockholders.
          *2.6       --   Agreement and Plan of Reorganization dated as of April 10, 1998, by and among OEI, C&I
                          Acquisition, Inc., C&I and certain of its principal stockholders.
          *3.1       --   Amended and Restated Certificate of Incorporation of OEI.
          *3.2       --   Bylaws of OEI.
         **4.1       --   Form of Certificate representing Common Stock.
          *4.2       --   Form of Registration Rights Agreement among OEI and the stockholders listed on the signature pages thereto.
          *5.1       --   Opinion of Porter & Hedges, L.L.P.
         *10.1       --   1998 Incentive Plan of OEI.
         *10.2       --   1998 Employee Stock Purchase Plan of OEI.

                                      II-2

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
         *10.3       --   Form of Indemnification Agreement between OEI and each of its directors and executive officers.
         *10.4       --   Employment Agreement by and between OEI and Michael L. Burrow dated April 10, 1998.
         *10.5       --   Employment Agreement by and between OEI and Gary J. Coury dated April 10, 1998.
         *10.6       --   Employment Agreement by and between OEI and Rick Berry dated April 10, 1998.
         *10.7       --   Employment Agreement by and between OEI and Dana W. Swindler dated April 10, 1998.
         *10.8       --   Employment Agreement by and between OEI and Robert W. Raiford dated April 10, 1998.
         *10.9       --   Employment Agreement by and between GEI and Jerry G. Gulsby dated April 10, 1998.
         *10.10      --   Lease dated as of May 1, 1983, as amended, between PS&S and Mountain Boulevard Associates
                          I and Lease Modification Agreement dated                , 1998.
         *10.11      --   Lease Agreement dated January 12, 1981, as amended, between PS&S and Mountain Boulevard
                          Associates II and Lease Modification Agreement dated                , 1998.
         *10.12      --   Lease Agreement dated December 29, 1986, as amended, between PS&S and Mountain Boulevard
                          Associates III and Lease Modification Agreement dated                , 1998.
         *21.1       --   Subsidiaries of OEI.
        **23.1       --   Consent of Arthur Andersen LLP.
        **23.2       --   Consent of Arthur Andersen & Co.
         *23.3       --   Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1).
         *23.4       --   Consent of W. Bernard Pieper as a nominee for director.
         *23.5       --   Consent of Bob G. Gower as a nominee for director.
         *23.6       --   Consent of C. Roland Haden as nominee for director.
         *24.1       --   Power of Attorney (included on the signature page of this Registration Statement).
         *27.1       --   Financial Data Schedule.

------------
 * Previously filed.

** Filed herewith.

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates representing the shares of Common Stock offered hereby in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JULY 7, 1998.

                                          OEI INTERNATIONAL, INC.
                                          By:  /s/ MICHAEL L. BURROW
                                                   MICHAEL L. BURROW,
                                                   CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON JULY 7, 1998.

     SIGNATURE                             CAPACITY IN WHICH SIGNED
-----------------------  -------------------------------------------------------
/s/ MICHAEL L. BURROW    Chief Executive Officer, Director (Principal Executive
    MICHAEL L. BURROW     Officer)

/s/ RICK BERRY           Executive Vice President and Chief Financial Officer
    RICK BERRY            (Principal Financial and Accounting Officer)

         *               President, Chief Operating Officer
    GARY J. COURY         Director

         *               Director
    NOLAN LEHMANN

         *               Director
    GARY L. FORBES

*By: /s/ RICK BERRY
         RICK BERRY
EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
   AS ATTORNEY-IN-FACT

                                    APPENDIX
            OEI INTERNATIONAL, INC. GRAPHICS AND TEXT FOR PROSPECTUS

PAGE 2 (INSIDE FRONT COVER)

     OEI International logo with OEI International, Inc.

TEXT: (TOP LEFT SIDE OF PAGE)

     Engineered solutions for a global customer base.

TEXT: (TOP HALF OF PAGE)

     The following table appears:

COMPANY                                           LOCATION                  BUSINESS
-----------------------------------------   -------------------  ------------------------------
Petrocon Engineering, Inc.                  Beaumont, Texas      Multidisciplined engineering
                                                                 and design services
Paulus, Sokolowski and Sartor, Inc.         Warren, New Jersey   Engineering, geotechnical and
                                                                 environmental services
W-Industries, Inc.                          Houston, Texas       Designs, builds and installs
                                                                 control and instrumentation
                                                                 systems
Gulsby Engineering, Inc.                    Houston, Texas       Designs and builds modular
                                                                 processing plants
Chemical & Industrial Engineering, Inc.     Louisville, Kentucky Engineering, procurement and
                                                                 construction management
                                                                 services

GRAPHICS (MIDDLE OF PAGE):

     One 3-D drawing and two photographs are contained in the middle of the page. From left to right these include (i) a 3-D drawing of a gas treating facility, (ii) a photograph of a control room with systems designed by the Company and (iii) a photograph of a marine research laboratory designed by the Company.

TEXT (BOTTOM OF PAGE):

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

(INSIDE GATE-FOLD)

GRAPHICS (GENERAL):

     The gatefold contains a world map, which has been highlighted in those states within the United States and countries worldwide where the Company was involved in projects during 1997.

TEXT (BOTTOM RIGHT CORNER):

     During 1997, OEI was involved in projects in 26 states and 21 countries worldwide.

GRAPHICS (INTERSPERSED):

     Collage of five photographs located in the top center of the page, top right side of page, lower right portion of the page, bottom center of the page and lower left hand corner of the page depicting a (i) gas treating facility,
(ii) fixed offshore platform, (iii) food processing unit, (iv) modular processing plant and (v) control panel, respectively, all of which were designed and/or built by the Company.

GRAPHICS (BOTTOM LEFT SIDE):

     OEI International logo with OEI International, Inc.

TEXT (INTERSPERSED):

     Related text included with each of the photographs described above is as follows:

          o  Gas Treating Facility

          o  Fixed Offshore Platform

          o  Food Processing Unit

          o  Modular Processing Unit

          o  Control Panel

INSIDE BACK COVER:

     GRAPHICS (GENERAL):  Chart depicting the following industries served by the
Company: Industrial Processing, Transportion, General Building, Manufacturing, Power, Hazardous Waste, Water Supply, Sewer/Waste and Petroleum/Chemical.

TEXT (LOWER RIGHT HAND CORNER):

     Engineered solutions for a global customer base.

                                      A-2